As filed with the Securities and Exchange Commission on April __, 2000
                                                Registration No. 033-___________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                       Salem Community Bankshares, Inc.
                      ----------------------------------
            (Exact Name of Registrant as Specified in its Charter)

         Virginia                                 6711                       54-1054018
         --------                                 ----                       ----------
(State or Other Jurisdiction of      (Primary Standard Industrial           (IRS Employer
Incorporation or Organization)           Classification Code)             Identification No.)


           Clark Owen, Jr.                               Copy to:
          President and CEO                           Hugh B. Wellons
    Salem Comm. Bankshares, Inc.                  Flippin, Densmore, et al.
       220 East Main Street.                       1800 First Union Tower
       Salem, Virginia 24153                       Roanoke, Virginia 24011
        Tel. (540) 387-0223                          Tel. (540) 570-3057
        -------------------                          -------------------
(Name and Address of Agent for Service)


Approximate date of commencement of the proposed sale of the securities to the
public:   As soon a practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ X ]
                                         ---

                       CALCULATION OF REGISTRATION FEES

--------------------------------------------------------------------------------------------------
Title of               Amount          Proposed Maximum       Proposed Maximum     Amount of
Securities to          To Be           Offering Price         Aggregate            Registration
Be Registered          Registered(1)   Per Unit (2)           Offering Price       Fee
--------------------------------------------------------------------------------------------------
Common Stock,          1,590,482       $   11.69              $18,592,735          $4,910
($5.00 par value)      Shares

______________________
(1) Includes 64,790 shares unissued and subject to the 1992 Employee Stock Option Plan.

(2) Estimated solely for the purpose of calculating the Registration Fee pursuant to Rule 457 on the basis of 11.69 per share, the book value as of 12/3/99 for the stock on a pro forma basis, since no material trading market exists for this stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         Cross Reference Sheet Pursuant to Item 501 of Regulation S-K

A.   Information About the Transaction
     1.   Forepart of Registration                Front Cover Page of Registration Statement;
          Statement and Outside Front             Cross Reference Sheet; Outside Front Cover
          Cover Page of Prospectus                Page of Prospectus

     2.   Inside Front and Outside Back           Where You Can Find More Information;
          Cover Pages of Prospectus               Information Incorporated by Reference;
                                                  Table of Contents

     3.   Risk Factors, Ratio of Earnings         Risk Factors; Selected Consolidated
          to Fixed Charges and Other              Financial and Other Information;
          Information                             Consolidated Financial Statements; Proposed Reorganization into a
                                                  Bank Holding Company; Additional Information
                                                  About Salem Bank & Trust

     4.   Terms of the Transaction                Summary - Questions and Answers About
                                                  the Holding Company Formation; Proposed
                                                  Reorganization into a Bank Holding Company;
                                                  Additional Information About
                                                  Salem Community Bankshares

     5.   Pro Forma Financial Information         Not Applicable.

     6.   Material Contracts With the             Summary - Questions and Answers About
          Company Being Acquired                  the Holding Company Formation; Proposed
                                                  Reorganization into A Bank Holding Company

     7.   Additional Information Required         Not Applicable
          for Reoffering by Persons and
          Parties Deemed to be
          Underwriters

     8.   Interests of Named Experts and          Legal Matters
          Counsel

     9.   Disclosure of Commission's              Not Applicable
          Position on Indemnification for
          Securities Act Liabilities

B.   Information About the Registrant

     10.  Information with Respect to S-3         Not Applicable
          Registrants

     11.  Incorporation of Certain                Not Applicable
          Information by Reference

     12.  Information with Respect to S-2         Not Applicable
          or S-3 Registrants

     13.  Incorporation of Certain                Where You Can Find More Information
          Information by Reference

     14.  Information with Respect to             Where You Can Find More Information;
          Registrants Other than S-2 or           Additional Information About Salem Bank
          S-3 Registrants                         & Trust; Additional Information About
                                                  Salem Community Bankshares

C.   Information About the Companies
     Being Acquired

     15.  Information with Respect to S-3         Not Applicable
          Companies

     16.  Information with Respect to S-2         Not Applicable
          and S-3 Companies

     17.  Information with Respect to             Not Applicable
          Companies Other than S-2 or S-3
          Companies

D.   Voting and Management Information

     18.  Information if Proxies, Consents        Proposed Reorganization into a Bank
          or Authorizations Are to Be             Holding Company; Additional Information
          Solicited                               About Salem Bank & Trust

     19.  Information if Proxies, Consents        Not Applicable
          or Authorizations Are Not to Be
          Solicited or in an Exchange Offer

                           Salem Bank & Trust, N.A.

Dear Shareholders:

     You are cordially invited to attend the annual meeting of shareholders of Salem Bank & Trust, N.A. to be held at 10:00 a.m. on May 31, 2000, at Salem Civic Center, located at 1001 Roanoke Boulevard, Salem, Virginia.

     At this meeting, you will be asked to vote on a bank holding company formation for Salem Bank & Trust. If you approve this proposal at the meeting, Salem Community Bankshares, Inc. will become the holding company for our bank. Each existing share of the bank's common stock will be converted into an equal interest in the new holding company in a reorganization transaction. The bank holding company formation will not change your equity or voting interest in our operations relative to other stockholders. In addition, you will be asked to vote on a proposal to postpone the meeting, if we believe that is necessary to obtain approval of enough shares to complete the reorganization. Finally, you will be asked to elect 9 directors of the bank.

     The establishment of the bank holding company is also subject to approval by governmental regulatory authorities. If approved, the holding company will not affect the daily operations of Salem Bank & Trust, and we will continue to provide your bank services in the same offices and with the same directors, officers and employees.

     The financial services industry is changing rapidly in Virginia and throughout our nation. Historical distinctions between different types of financial institutions and other financial service providers are eroding rapidly, and banks like ours are subject to more aggressive competition. We believe that the greater flexibility and investment opportunities provided by a holding company will help us to continue to fulfill our customer's needs in this rapidly changing environment.

     The board of directors has considered and unanimously approved the formation of Salem Community Bankshares as a holding company for Salem Bank & Trust as being in the best interest of the bank and its shareholders. The bank's board of directors recommends that shareholders vote FOR the plan, approving the
                                                     ---
establishment of the holding company.

     The accompanying proxy statement and related proxy materials provide detailed information concerning the proposed transaction to establish a holding company. We encourage you to review these materials, and especially the "Risk Factors" section beginning on page 8, before completing the enclosed proxy card.

     Salem Community Bankshare's stock has not been approved or disapproved by the Securities and Exchange Commission, any State Securities Commission, the Federal Deposit Insurance Corporation, the Comptroller of the Currency, the Federal Reserve Board or any State Banking Commission, nor has any of these institutions passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

     The new holding company's securities are not savings accounts or deposits and are neither insured nor guaranteed by Salem Bank & Trust, the U.S. Government, the Federal Deposit Insurance Corporation or any other governmental agency. The securities are subject to investment risk and may lose value.

     The separate votes of more than two-thirds of the bank's outstanding common stock is required to approve the reorganization. Not returning a proxy card, not voting in person at the annual meeting or abstaining from voting will have the same effect as voting against the reorganization.

     We believe it is important that your shares be represented at the annual meeting regardless of the number you own. Even if you plan to be present at the annual meeting, we urge you to complete, sign, date and return your proxy card promptly in the envelope provided.

                                         Very truly yours,

                                         Clark Owen, Jr.
                                         President and CEO

     This proxy statement/prospectus is being mailed to stockholders on or about ___________, 2000. The date of this proxy statement/prospectus is ___________, 2000.

                           SALEM BANK & TRUST, N.A.
                              220 E. Main Street
                             Salem, Virginia 24153
                          (540) 387-0223 (Telephone)

                           NOTICE OF ANNUAL MEETING


                          TO BE HELD ON MAY 31, 2000


     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Salem Bank & Trust, N.A. will be held at Salem Civic Center, located at 1001 Roanoke Boulevard, Salem, Virginia, on May 31, 2000 at 10:00 a.m., for the following purposes:

     (1) To consider a proposal to approve the reorganization of Salem Bank & Trust into a bank holding company form of ownership by approving a plan and agreement of share exchange, through which

          - The bank will become a subsidiary of a newly formed bank holding company called Salem Community Bankshares, Inc.; and
          - Each outstanding share of Salem Bank & Trust common stock will be converted into one share of common stock of the holding company; and
     (2) To consider a proposal to allow the Chairman of the meeting to adjourn the meeting to a later date and resolicit shareholders if he believes that there are insufficient votes to approve the reorganization.
     (3) To elect nine (9) directors for the ensuing year or until their replacements are qualified and approved.
     (4) To transact any other business that properly comes before the annual meeting or any adjournment of the meeting.

     If you held shares of the bank's common stock at the close of business on
        , 2000, you are entitled to notice of the annual meeting and to vote on all matters that properly come before the meeting, including the reorganization.

     A stockholder may exercise statutory dissenter's rights. If you desire to do this by attempting to seek the payment of "fair value" for your shares, you must follow strictly the procedures outlined in Chapter 9, Article 15 of the Virginia Stock Corporation Act. A copy of these statutory provisions is attached as Appendix C to this proxy statement. If you wish to object and do not follow the statutory procedures carefully, your right to seek the payment of "fair value" for your shares may be invalidated.

     The separate votes of more than two-thirds of Salem Bank & Trust's issued and outstanding common stock, is required to approve the reorganization. Consequently, the required vote of Salem Bank & Trust's common stockholders is based on the total number of shares of Salem Bank & Trust's common stock issued and outstanding, and not on the number of shares which are actually voted. Not returning a proxy card, not voting in person at the annual meeting or abstaining from voting will have the same effect as voting against the reorganization.

     Therefore, it is important that your shares be represented at the annual meeting regardless of the number you own. Even if you plan to be present at the annual meeting, we urge you to complete, sign, date and return your proxy card promptly in the envelope provided. If you attend this meeting you may vote in person or by your proxy. Any proxy given may be revoked by you in writing or in person at any time prior to the time it is exercised as described in the accompanying proxy statement/prospectus.

                                    By Order of the Board of Directors

                                    _________________
                                    Corinna Witt
                                    Administrative Assistant

Salem, Virginia
______________, 2000

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
SUMMARY - QUESTIONS AND ANSWERS ABOUT THE HOLDING COMPANY FORMATION....................     4
RISK FACTORS...........................................................................     8
FORWARD LOOKING STATEMENTS.............................................................     9
SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION..................................     9
THE ANNUAL MEETING.....................................................................    10
PROPOSED REORGANIZATION INTO A BANK HOLDING COMPANY....................................    12
ADDITIONAL INFORMATION ABOUT SALEM BANK & TRUST........................................    21
ADDITIONAL INFORMATION ABOUT SALEM COMMUNITY BANKSHARES................................    23
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
     OPERATIONS........................................................................    27
STATISTICAL FINANCIAL DATA ..........................................................      33
SUPERVISION AND REGULATION.............................................................    45
FEDERAL HOME LOAN BANK SYSTEM..........................................................    48
WHERE YOU CAN FIND MORE INFORMATION....................................................    49
INFORMATION INCORPORATED BY REFERENCE..................................................    49
CONSOLIDATED FINANCIAL STATEMENTS......................................................    50
POSTPONEMENT AND ADJOURNMENT OF STOCKHOLDER MEETING....................................    50
ELECTION OF DIRECTORS..................................................................    50
NOMINEES FOR ELECTION..................................................................    50
BENEFICIAL OWNERSHIP OF COMMON STOCK...................................................    51
MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES......................................    51
NOMINATION OTHER THAN BY OR ON BEHALF OF DIRECTORS.....................................    52
SUMMARY COMPENSATION TABLE.............................................................    53
STOCK OPTION GRANTS....................................................................    53
STOCK OPTIONS EXERCISED AND YEAR-END OPTION VALUES.....................................    53
AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES.........................    53
EMPLOYMENT AGREEMENTS..................................................................    53
RETIREMENT PLANS.......................................................................    54
EMPLOYEE STOCK OPTION PLAN.............................................................    54
INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS.........................................    54
INDEPENDENT PUBLIC ACCOUNTANTS.........................................................    54
ANNUAL REPORTS.........................................................................    54
OTHER MATTERS..........................................................................    55
LEGAL MATTERS..........................................................................    55
SHAREHOLDER PROPOSALS..................................................................    55
Appendix A -- Plan and Agreement of Share Exchange.....................................
Appendix B - Salem Community Bankshare's Articles of Incorporation and By-laws and Salem Bank & Trust's Articles of Incorporation and By-laws........................
Appendix C - Dissenters' Rights: Chapter 9, Article 15 of the Virginia Stock
 Corporation Act.......................................................................

                                    SUMMARY
           QUESTIONS AND ANSWERS ABOUT THE HOLDING COMPANY FORMATION


The following questions and answers were written to help you understand the reorganization proposal. The remainder of the proxy statement and attached exhibits contain more detailed information. Before you vote, you should give careful consideration to all of the information contained in or incorporated by reference into this document.

                              The Annual Meeting

When and where is the Annual Meeting?

     An annual meeting of stockholders will be held at Salem Civic Center, located at 1001 Roanoke Boulevard, Salem, Virginia on May 31, 2000 at 10:00 a.m.

What will we vote on at the Annual Meeting?

     You will be asked to vote on the proposed reorganization by which Salem Community Bankshares, Inc. will become the holding company for Salem Bank & Trust. In addition, you will be asked to vote on a proposal that allows the Meeting chairman to postpone the meeting if he believes we do not have enough votes to approve the reorganization. You also will vote on the election of directors, as we do every annual meeting. Finally, you will vote on any other business as may properly come before the meeting or any adjournment of the meeting.

Who is Eligible to Vote?

     If you held Salem Bank & Trust common stock at the close of business on April 21, 2000 you are entitled to vote at the Meeting. You may cast one vote for each share of common stock you held then on each matter properly presented at the Meeting, except you may cumulate your shares for one or more candidates in voting on directors.

How do I vote?

Please read the entire proxy statement and consider the matters carefully. Then fill out the enclosed proxy form and mail it to the bank in the enclosed return envelope. That proxy will instruct the persons named on the form how to vote your shares at the meeting. You also may attend the meeting in person and vote. If you wish to change your vote, you may do so by attending the meeting and notifying the registrar before the meeting begins, or submitting a proxy bearing a later date. The board of directors recommends that you vote FOR the directors nominated, the reorganization, and the proposal to allow postponement of the meeting.

What vote is required on each matter considered?

     Under the bank's articles of association and bylaws, any shareholder approval must involve at least a quorum of all shares held, which is a majority of shares outstanding. If we have a quorum:

 .    Two-thirds of the outstanding shares of our common stock must approve the reorganization;
 .    A majority of the votes cast, must approve the proposal that would allow postponement of the Meeting; and
 .    The board sets the numbers of directors, and that number of nominees receiving the most votes are elected.

What percentage of outstanding shares are controlled by management?

On April 21, 2000, the bank's directors and executive officers, and their affiliates, held __% of the bank's outstanding common stock. This represented __% of the affirmative votes needed to approve the reorganization. We expect that all of these shares will be voted in favor of all the proposals submitted to shareholders.

                              THE REORGANIZATION

What is being proposed?

We are proposing that the bank be reorganized into a holding company structure, with each shareholder of the bank receiving the same interest in the holding company that he or she now has in the bank, and the bank becoming a wholly-owned subsidiary of the holding company.

Where will the new company be located?

The holding company will be located at the same location that the bank now is located, 220 East Main Street, Salem, Virginia 24153. The telephone number of the holding company and the bank will be (540) 387-0223, and our website will be at www.salembank.com.
   -----------------

Who are the parties to the reorganization, and what is the structure?

Two parties will engage in the reorganization:

     Salem Bank & Trust; and Salem Community Bankshares, Inc., a wholly owned subsidiary of Salem Bank & Trust formed to serve as the bank holding company after the reorganization.

     In the reorganization, the bank will become the wholly owned subsidiary of the holding company through a share exchange in which all of the capital stock of the bank, namely your shares of bank common stock, will be acquired by the holding company in exchange for an equal number of shares of holding company common stock. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company -- Description of the Proposed Reorganization" on page ___.

Will the reorganization change my ownership interest?

     Immediately after the reorganization takes place, and assuming there are no dissenters: (1) the holding company will have outstanding the same number of shares of common stock that the bank had issued and outstanding immediately prior to the reorganization; and (2) you will hold the same number of shares of holding company common stock that you held in the bank immediately prior to the reorganization.

Will the reorganization change my rights as a shareholder?

     Your rights as a shareholder of the bank are governed generally by the National Bank Act, a federal statute, and the Articles of Association and Bylaws of the bank. Following the reorganization, your rights as a shareholder of the holding company will be governed by Virginia corporate law and the articles of incorporation and bylaws of the holding company. This change in applicable law, articles of incorporation and bylaws, will cause some changes in your stockholder rights. The following list highlights principal changes in your rights as a result of the reorganization:

 .    The holding company is authorized to issue up to 10,000,000 shares of common stock, while the bank is currently authorized to issue only
     2,000,000 shares of common stock.
 .    The holding company is authorized to issue up to 10,000,000 shares of preferred stock, and the board of directors may set the terms of any preferred sock issued by the holding company, including using it to prevent a takeover that the board does not favor. The bank may not issue preferred stock.
 .    Holding company directors will serve staggered three year terms instead of the one year terms currently served by the directors of the bank. Holding company directors can only be removed by the shareholders for cause before their term expires. Bank directors may be removed by shareholders regardless of cause.
 .    Holding company Articles of Incorporation increase the number of shares that must be voted to approve the removal of directors, approve certain fundamental corporate transactions, adopt corporate bylaws different from those approved by the Board or change certain provisions of the Articles of Incorporation, unless the Board first approves those actions.
 .    Holding Company directors and officers will be entitled to greater indemnification and protected from liability in shareholder and derivative actions to a greater extent than the bank's directors.
 .    Holding Company shareholders will not have the authority to call special shareholders meetings. Bank shareholders owning at least 10% of its stock may call a special meeting.
 .    Holding Company shareholders will not have cumulative voting rights in electing directors. Bank shareholders have such rights.
 .    If a merger or other extraordinary corporate transaction is not approved by a majority of the board, it will require approval of holders of 80% of the outstanding holding company common stock, but if it is approved by the board, it will require only a majority vote. A similar transaction now requires the approval of holders of two-thirds of outstanding bank common stock.
 .    Two Virginia statutes - the Affiliated Transactions Statute and the Control
     Share Acquisitions Statute will make it very difficult for someone to acquire effective control of the holding company without first obtaining board, and possibly shareholder, approval. It is not clear whether these statutes presently apply to the bank.

     For more information, please see "Proposed Reorganization into a Bank Holding Company -- Differences in Stockholder Rights as a Result of the Reorganization" on page ____.

     We intend to list the holding company's stock on the NASDAQ Over the Counter Bulletin

Board under the same trading symbol now used for the bank, "SBVA."

Will the reorganization affect my federal income taxes?

     You should not incur U.S. Federal income taxes as a result of exchanging your bank stock for holding company stock. Cash you receive instead of fractional shares or in connection with the exercise of dissenter's rights may be taxable. For more information about the tax consequences of the reorganization, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company -- Tax Consequences of the Reorganization" on page ____.

Will the reorganization have anti-takeover effects?

     Holding company Articles of Incorporation and the Virginia Stock Corporation Act contain provisions that enhance the ability of the holding company to deal with attempts to acquire control of the company. They may also facilitate the company's efforts to acquire additional financial institutions. While management has no plans at present to engage in any acquisition or affiliation, it is open to opportunities that may develop. These provisions, together with the ability of the holding company Board to issue preferred stock and determine its preferences and other terms, also may have an anti-takeover effect and discourage takeover efforts which have not been approved by the Board of Directors. These provisions are discussed on the previous page under "Will the reorganization change my rights as a shareholder?" and in more detail under "Certain Effects of the Reorganization - Comparison of the Rights of Shareholders".

Why are you forming a bank holding company?

     The holding company structure will increase our opportunities to diversify our products and services and meet future opportunities to engage in the following, if we choose to do so:

 .    Allowing us to provide certain services outside the bank, which is restricted from offering certain products;
 .    Engaging in insurance sales and securities activities to a greater degree, especially if we decide to take advantage of recent federal legislation that eliminates many restrictions in these areas;
 .    Provides greater flexibility in acquiring other institutions and allowing them to retain their own identity;
 .    Provides greater flexibility in defending against an unfriendly takeover attempt;
 .    Provides greater freedom in repurchasing our own stock; and
 .    May reduce our state tax liability.

We have no specific plans to buy another institution or increase our securities activity, but we do intend to increase our insurance activities. The flexibility of a holding company will allow us to react more quickly to market forces. State tax savings will depend on our ability to move capital into the holding company, which, at the state level, is taxed on income, while the bank is taxed on capital.

How will our government supervision and regulation change?

     After the reorganization, (1) the Federal Bank Holding Company Act of 1956, as amended, will apply to the holding company, and the Board of Governors of the Federal Reserve System will regulate its operations as a bank holding company,
(2) the bank will continue to be regulated by the Office of the Comptroller of the Currency; and (3) the deposits of the bank will continue to be insured by the FDIC to the full extent provided by law. For more information, please see the section of this proxy statement/prospectus captioned "Supervision and Regulation" on page ____.

Will the management of the holding company be the same as the bank's?

     The holding company's board of directors consists of the same persons who are presently the directors of the bank, with the addition of Carl E. Tarpley, Jr., Executive Vice President of the bank and the holding company, to the holding company board. Your approval of the reorganization will confirm those persons as the directors of the holding company without further action to serve for the terms described.

Does the bank's board of directors recommend the reorganization?

     After careful consideration, the bank directors have determined that the reorganization is advisable and in the best interests of the bank and its stockholders. Accordingly, the board unanimously approved the reorganization. The bank board of directors recommends that you vote FOR approval of the reorganization.

What rights will I have if I do not vote for the reorganization?

          If you do not vote in favor of the reorganization, and it is approved, and you do nothing else, your bank stock will automatically be converted into holding company common stock. However, if you do not vote in favor of the reorganization, you may have dissenters' rights. Chapter 9, Article 15 of the Virginia Stock Corporation Act will govern the rights of dissenters. Although Salem Bank & Trust is a national bank, in order for the share exchange reorganization to be approved by the OCC, it was necessary for the bylaws of the Bank to be amended to provide for Virginia law to apply in certain respects. The Board of Directors did this on June 17, 1999. If the reorganization takes place, you will be entitled to receive payment of the value of your shares from the bank if you (1) do not vote in favor of the reorganization, and (2) deliver in writing to Salem Bank & Trust prior to the vote on the reorganization notice of your intent to demand payment for your shares. For more information, including a description of other steps necessary to perfect dissenter's rights, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company -- Rights of Dissenting Stockholders" on page ___.

What other conditions must be satisfied before the reorganization can occur?

          The bank will not be permitted to complete the reorganization until it satisfies the following conditions:

 .    stockholder approval by at least two-thirds of all outstanding shares;

 .    regulatory approvals, which have been applied for;

 .    rulings or opinions concerning the tax consequences of the reorganization;
     and

 .    compliance with certain state securities laws.

          For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company - Conditions That Must be Satisfied Before the Reorganization Can Occur" on page ___.

                                 RISK FACTORS


     Salem Bank & Trust stockholders should consider, among other matters, the following factors in voting for the reorganization. If completed, the reorganization will result in holders of bank common stock receiving corresponding shares of holding company common stock.

Applicable laws and        Federal banking law restricts the bank's ability to
regulations restrict       pay dividends on its capital stock. The bank may not
both the ability of        pay dividends if upon payment it would become
Salem Bank & Trust to      undercapitalized under the laws and regulations
pay dividends to the       enforced by the OCC. The bank also may be prevented
Holding Company, and       from paying dividends if the OCC determines that the
the ability of the         bank is operating in an unsafe or unsound condition
Holding Company to pay     or engaging in an unsafe or unsound practice.
dividends to you.
                           Even if stockholders approve the proposed reorganization into a bank holding company structure, these restrictions on the bank's ability to pay dividends will continue. Consequently, because the holding company's principal source of income will consist initially of dividends, if any, from the bank, the restrictions on the bank's ability to pay dividends could restrict the holding company's ability to pay dividends. Moreover, the holding company will be restricted in its ability to pay dividends by constraints generally imposed on Virginia corporations, and may be further restricted by minimum capital requirements imposed by the Board of Governors of the Federal Reserve System. See
                           "Regulatory Matters -- Holding Company Regulation."
                           The Federal Reserve Board has issued a policy statement that provides that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

The bank's directors and   As of the April 21, 2000 record date, the directors
executive officers own     and executive officers of Salem Bank & Trust
a large amount of its      beneficially own approximately ____% of our
stock and have             outstanding common stock. As a result of this
significant control of     percentage ownership, our directors and executive
its management and         officers as a group can exercise significant control
affairs, which they        over our management and affairs, including the
could exercise in a way    election of directors and the determination of all
you believe is not in      other matters requiring stockholder approval. This
your best interest.        control is enhanced by the reorganization. Acting as
                           a group, they will retain the power to block business combinations in accordance with the charter documents of both the bank and the holding company.
                           Accordingly, this concentration of ownership may have the effect of delaying or preventing a change of control of our company that you may favor.

Provisions of the          In addition, provisions of the charter documents of
Holding Company's          the holding company, as well as Virginia corporate
charter and applicable     law, could make it more difficult for a third party
law may prevent a          to acquire us after the reorganization, even if doing
change in control.         so would provide our stockholders with a "premium" to
                           prevailing market prices or otherwise be beneficial to our stockholders. These provisions in the charter documents include:

                              .    a staggered board of directors;

                              . the power of the board to fix the terms of preferred stock which the holding company board can issue without stockholder approval;

                              . the limited ability to remove directors prior to the end of their term except for cause and then only if at least two-thirds of each class of voting stock approves;

                              . a provision which prohibits stockholders from calling special meetings of the holding company's stockholders;

                              . advance notice procedures for stockholder proposals;

                              . super-majority (80%) shareholder approval required for change of control transactions involving a person who owns 5% or more of holding company common stock unless the transaction is approved by a majority of certain unaffiliated directors or unless certain conditions regarding the consideration being offered to holding company shareholders in the transaction are met;

                              . the power of the directors, even if less than a quorum, to fill vacancies on the board;

                              . the requirement for a super-majority (80%) of shareholders to approve a change to certain provisions of the holding company's Articles of Incorporation or adopt different Bylaws from those approved by the board of directors;

                              . the power of a quorum of the board to change the Bylaws; and

                              . the prior approval of the Federal Reserve Board and the Virginia Bureau of Financial Institutions must be obtained prior to the occurrence of a change in control.

Our small market area      Our primary market area is Salem, Roanoke City, and
places us at greater       Roanoke County, Virginia. This part of the Roanoke
risk of a regional         Valley market consists of approximately 60 square
economic problem, such     miles and 200,000 people. Practically, our six
as a flood or the          branches serve only a portion of this market.
closing of a large         Accordingly, a regional disaster, like a flood or a
local employer, having     tornado, or a regional economic problem like the
a large effect on our      closure of a large local employer could hurt our
performance.               performance. Roanoke has a diverse economic base, but
                           some large employers in our area, such as Roanoke
                           College or the Norfolk-Southern Corporation, have a large number of employees and impact many local businesses. The bank does not lend to any of the largest companies in this region, but closure of one of these large employers would hurt many local businesses and could result in less business, more defaults, and tougher competition for financial services. This could make us less profitable or even result in net losses.


                          FORWARD LOOKING STATEMENTS

     No person is authorized to give any information or to make any representation not contained or incorporated by reference in this proxy statement/prospectus in connection with our solicitation of proxies or the offering of the holding company common stock being made. You should not rely on any other information or representation as having been authorized by Salem Bank & Trust or Salem Community Bankshares. This proxy statement/prospectus does not constitute (1) an offer to sell, or a solicitation of an offer to purchase, any of holding company common stock offered by this proxy statement/prospectus, or
(2) the solicitation of a proxy, in any jurisdiction in which it is unlawful to make that kind of an offer or solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of holding company common stock offered by this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of the bank or the holding company or the information in this document or the documents or reports incorporated by reference into this document since the date of this proxy statement/prospectus.

     .    Some of the statements contained in this prospectus discuss future expectations or state other "forward-looking" information. Those statements could be affected by known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. We are obligated under federal and state securities laws to update forward-looking information in future filings only to ensure that they are not misleading regarding any material changes in our situation.

          SELECTED CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION

     The following table shows selected consolidated financial data for each of the years in the five-year period ended December 31, 1999. This consolidated financial data is derived from, should be read together with, and is qualified by reference to, the more detailed information contained in Salem Bank & Trust's Annual Reports on Form 10-KSB for each of the years in the five-year period ended December 31, 1999, as each may be amended, incorporated by reference into this proxy statement/prospectus.


                   Selected Historical Financial Information
                          of Salem Bank & Trust N. A.

                                                                      Years Ended December 31,
                                                        1999            1998        1997          1996         1995
                                                        ----            ----        ----          ----         ----
                                                       (In thousands, except ratios, share and per share amounts)
Statement of Income Data:
     Total interest income..........................   $   13,505   $   11,894   $   10,699   $    9,850   $    9,335
     Total interest expense.........................        6,504        5,689        5,032        4,746        4,552
     Net interest income............................        7,001        6,205        5,667        5,104        4,783
     Provision for loan losses......................          315          358          391          193          119
     Total noninterest income.......................        1,137        1,125        1,013          877          752
     Total noninterest expense......................        4,584        4,404        4,364        3,963        3,962
     Income tax expense.............................        1,020          777          539          498          366
     Net income.....................................        2,219        1,791        1,386        1,327        1,088
Per Share Data (1):
     Net income.....................................   $     1.46   $     1.19   $      .92   $      .89   $      .76
     Net income-assuming dilution...................         1.44         1.16          .90          .87          .74
     Cash dividends.................................          .40          .35          .30          .26          .22
     Stock dividends................................          4.0%         4.0%         4.0%         3.0%         5.0%
     Book value.....................................   $    11.69   $    11.17   $    10.70   $    10.35   $     9.85
     Weighted average shares outstanding............    1,520,290    1,510,463    1,500,783    1,491,246    1,429,736
     Weighted average shares outstanding -
       assuming dilution............................    1,541,896    1,545,705    1,538,885    1,532,434    1,462,261
Balance Sheet Data:
     Federal funds sold and securities purchased
       under resale agreements......................   $       --   $   10,180   $    6,445   $      975   $    3,460
     Securities available-for-sale..................        9,376        2,920        5,903        9,909       10,243
     Securities held-to-maturity....................       41,456       38,777       16,242       14,995       16,774
     Loans, net.....................................      115,593       98,404       97,320       86,405       73,577
     Total assets...................................      180,276      162,583      136,373      123,513      120,248
     Total deposits.................................      156,864      145,359      120,433      109,127      105,919
     Total stockholders' equity.....................       17,837       16,292       14,905       13,771       12,640
Selected Ratios:
     Return on average assets.......................         1.28         1.22         1.06         1.08          .93
     Return on average equity.......................        12.77        11.32         9.51         9.93         9.23
     Dividend payout ratio..........................        28.03        29.26        32.25        29.62        30.61
     Average equity to average assets...............        10.01        10.74        11.20        10.88        10.05
     Allowance for loan losses to loans,
       net of unearned income.......................         1.20         1.29         1.22         1.33         1.55

____________________
(1) All prior-period weighted average shares outstanding, net income per share and cash dividends per share data has been restated to reflect the Bank's stock dividends. In addition, all prior-period net income per share and weighted average shares outstanding data has been restated to conform with the provisions of Statement of Financial Accounting Standards No. 128, Earnings per Share.

                              THE ANNUAL MEETING


Matters To Be Voted on at The Annual Meeting

     At the Annual Meeting, you will be asked to vote on

     . The reorganization of the bank into a holding company structure, including adoption of the Plan and Agreement of Share Exchange, dated as of June 17, 1999, among the bank and the holding company. We organized the Salem Community Bankshares, Inc. as a new Virginia corporation to become the holding company for the bank. Through the share exchange between the bank and the holding company, each outstanding share of common stock of the bank will be converted into an equivalent share of common stock of holding company.

     . A proposal to allow the Chairman of the Annual Meeting to postpone the meeting if necessary to allow for more time to solicit additional shares in favor of the reorganization.

     . The election of nine (9) directors to the board of directors of the bank.

     . Any other business as may properly come before the annual meeting or any adjournment of the annual meeting. Except for procedural matters related to the conduct of the annual meeting, management is not aware of any other matters which could come before the annual meeting.

Who is Eligible To Vote

     If you held bank common stock at the close of business on April 21, 2000 you are entitled to vote at the annual meeting. On April 21, 2000, there were 1,526,067 shares of bank common stock outstanding. On that day, there were ____ holders of record of common stock. Each share of common stock is entitled to one vote on each matter properly presented at the annual meeting.

Quorum, Required Vote

     At least a majority of the total number of shares of common stock entitled to vote must attend the annual meeting, in person or by proxy, to constitute a quorum for matters to be voted upon by the common stockholders. We will count shares that abstain and broker non-votes as present for purposes of determining the presence of a quorum. If we have not obtained sufficient votes for a quorum, the annual meeting may be adjourned or postponed to permit us to further solicit proxies.

     We will count abstentions in tabulations of the votes cast to determine whether a proposal has been approved. Broker non-votes will not be counted to determine the number of votes cast for any proposal. You may vote FOR the reorganization, AGAINST the reorganization, or ABSTAIN by checking the appropriate box.

     More than two-thirds of the bank's outstanding common stock must approve the reorganization for it to be passed. Consequently, the required vote of the bank's common stockholders is based on the total number of shares of the bank's common stock and not on the number of shares which are actually voted. Not returning a proxy card, not voting in person at the annual meeting or abstaining from voting will have the same effect as voting against the plan and agreement of share exchange.

Revocability of Proxies

     The proxies solicited pursuant to this proxy statement/prospectus, if properly signed and returned to the bank, will be voted in accordance with the instructions contained in the proxies, unless revoked prior to their use. Executed proxies with no instructions indicated on the proxy card will be voted for the reorganization. If you properly submit a proxy card, you may revoke it at any time before it is exercised by (1) filing a written notice of revocation with Gill Roseberry, Senior Vice President and Cashier, Salem Bank & Trust, 220 E. Main Street, Salem, Virginia 24153, (2) submitting a duly executed proxy card bearing a later date or (3) appearing at the annual meeting and giving the Administrative Assistant notice of your intention to vote in person.

     Proxies solicited pursuant to this proxy statement will be returned to the proxy solicitors and will be tabulated by inspectors of election designated by the board of directors of the bank who are employees of the bank. If any proxies or the tabulation is questioned, three judges, who are not executive officers or directors, will review the matter and make a final determination. After the final adjournment of the annual meeting, the proxies will be returned to the board of directors of the bank for safekeeping. Proxies solicited pursuant to this proxy statement may be used only at the annual meeting and any adjournment of the meeting and will not be used for any other meetings.

Solicitation of Proxies

     In addition to solicitation by mail, directors, officers and employees of the bank may solicit proxies for the annual meeting from stockholders personally or by telephone or telegram without receiving additional compensation for these activities. The bank will bear the cost of soliciting proxies. The bank also will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so.


                            PROPOSED REORGANIZATION
                          INTO A BANK HOLDING COMPANY

     The reorganization will be accomplished pursuant to the Plan and Agreement of Share Exchange dated as of June 17, 1999. We have attached a copy of the Plan and Agreement to this proxy statement as Appendix A and incorporate the plan by reference into this proxy statement/prospectus. We urge you to read the entire Plan and Agreement.

Parties to the Reorganization

     . Salem Bank & Trust, N.A. - - Salem Bank & Trust, N.A. a publicly owned full service commercial bank governed by the National Bank Act, provides a wide range of financial services for retail and commercial customers. Its principal executive offices are located at 220 E. Main Street, Salem, Virginia 24153, and its telephone number is (540) 387-0223. The bank operates under the regulations of the OCC and the bank's deposits are insured by the FDIC to the full extent provided by law.

     . Salem Community Bankshares, Inc. -- Salem Community Bankshares, Inc. is a corporation formed under the laws of the Commonwealth of Virginia on May 28, 1999, to serve as a bank holding company after the reorganization. The holding company has no prior operating history. Its principal executive offices are located at the bank's address, and it has the same telephone number as the bank.

Description of Proposed Reorganization

     If our stockholders approve the reorganization and all of the other conditions set forth in the Plan and Agreement of Share Exchange - primarily regulatory approvals - are satisfied, on the effective date of the reorganization, other than dissenting shares, each share of the bank's common stock that is outstanding immediately prior to the reorganization will automatically by operation of law become one share of holding company common stock.

     After the reorganization, the former holders of the bank's outstanding common stock who do not exercise dissenters' rights will hold all of the outstanding shares of holding company common stock, and the holding company will own all of the bank's outstanding capital stock.

     After the reorganization, the bank will continue its existing business and operations as a wholly owned subsidiary of the holding company and the consolidated (1) capitalization, (2) assets, (3) liabilities, (4) income and (5) financial statements of the holding company immediately following the reorganization will be substantially the same as those of the bank immediately prior to the reorganization. The articles of incorporation and the bylaws of the bank will continue in effect, and will not be affected in any material manner by the reorganization. The bank will continue to use the name "Salem Bank & Trust, N.A."

     The boards of directors of the bank and holding company believe that the reorganization is in the best interests of the bank's stockholders for the reasons described below in the subsection captioned "Reasons for the Reorganization." The boards of directors of the bank and holding company have approved the Plan and Agreement of Share Exchange. If the bank's stockholders approve the Plan and Agreement of Share Exchange and the other conditions described below are satisfied, the reorganization will become effective at the time specified in a Certificate of Share Exchange to be issued by the Virginia State Corporation Commission.

Reasons for the Reorganization

     . The banking industry and the broader financial services industry are experiencing change at a rapid pace. Historical distinctions between various types of financial institutions are eroding rapidly, and banks are competing for business with companies that do not offer traditional banking services.

     . Traditional restrictions on branch banking have given way to multi-state banking. Thus, banks are subject to aggressive competition from other financial institutions, local, regional and national, as well as non-financial institutions offering an array of financial products and services.

     . Current laws limit banks' ability to supplement traditional financial services and products and to diversify into other related ventures in order to respond to these competitive demands. The laws and regulations applicable to bank holding companies, however, allow holding companies somewhat greater flexibility in expanding their markets and in increasing the variety of services they and their subsidiaries provide their customers. Under the federal Bank Holding Company Act, in addition to banks, the holding company may own companies whose activities are closely related to banking. The proposed new corporate structure will enhance the Bank's ability to compete under the laws and conditions prevailing today and to respond effectively in the future to changing market conditions, while permitting the continuation of those services presently provided by the Bank to its customers.

     . The new holding company structure also may be used to affiliate with other banks and with companies already established in financially oriented activities. While the corporation contemplates no specific acquisitions at this time, the holding company structure increases the attractiveness of these affiliations by enabling other entities under the appropriate circumstances to affiliate with the bank and to maintain their own identities.

     . A bank holding company may repurchase its own stock, without the approval of any regulatory agency, within certain limitations, as long as the company remains a "well-capitalized institution," as defined by regulation, after the repurchase. The bank may repurchase its stock only after approval by the OCC. By having the power to repurchase stock, a bank holding company can be an additional source of liquidity for a shareholder who may desire to sell his shares.

     . The holding company also may provide more defenses against an unwanted attempt by another party to acquire or gain control of the bank. We are not aware of anyone who currently plans to acquire the bank. See "Regulation and Supervision."

     . The holding company may provide additional funding sources for the bank, as well as better access to diverse money and capital markets. For instance, the holding company, unlike the bank, will be permitted to raise capital by issuing "capital securities." Any capital raised by the holding company could then be invested as capital in the bank. In general, we believe that operating as a bank holding company will serve the interests of the banking public and the stockholders of the bank by improving the capability and scope for service in a highly competitive environment.

     . Salem Bank & Trust pays a state franchise tax based on its capital. The holding company will pay income tax but not a capital-based franchise tax. The restructuring will reduce the bank's capital for purposes of the franchise tax and we believe that the reduction in franchise taxes that the bank pays will exceed the income taxes paid by the holding company.

Recommendation of Salem Bank & Trusts Board of Directors

     After careful consideration, the bank's board of directors has determined that the reorganization is advisable and in the best interests of the bank and its stockholders and has approved the Plan and Agreement of Share Exchange and the transactions contemplated by the Plan and Agreement of Share Exchange. We recommend that you vote FOR approval of the Plan and Agreement of Share Exchange.

Treatment of Stock Certificates

     After the reorganization, the former bank's shareholders who do not exercise dissenters' rights will be entitled to exchange their bank stock certificates for new certificates representing the same number of shares of holding company common stock. Until so exchanged, bank stock certificates will, for all purposes, represent the same number of holding company shares and the holders of bank certificates who do not exercise dissenters' rights will have all of the rights of holding company shareholders.

     After the reorganization takes place, instructions concerning the exchange of stock certificates will be sent to all holders of record as of the effective date of the reorganization. The holding company intends to act as its own stock transfer agent.

Conditions That Must Be Satisfied Before The Reorganization Can Occur

     The following conditions must be satisfied before the reorganization can occur:


     . an effective registration statement under the Securities Act of 1933 for holding company common stock;
     . compliance with all applicable state securities laws relating to the issuance of holding company common stock;
     . approval of at least two-thirds of the issued and outstanding shares of the bank's outstanding common stock;
     . approval of the Board of Governors of the Federal Reserve System for Salem Community Bankshares to become a bank holding company;
     . approval of the OCC for Bankshares to acquire control of Salem Bank & Trust;
     . all other required regulatory approvals, or waiver or exemption and satisfaction of all other legal requirements necessary to complete the reorganization and compliance with all statutory waiting periods;
     . no imposition of any condition or requirement by any regulatory authority that would materially and adversely affect the operations or business prospects of the holding company or the bank following the effective date which would make the completion of the reorganization inadvisable;
     . an opinion of counsel to the bank regarding the U.S. income tax consequences of the reorganization;
     . approval of holding company common stock for quotation on the Bulletin Board of the National Association of Securities Dealers Automated Quotation System.

Differences in Stockholder Rights as a Result of the Reorganization

     If the reorganization takes place, the bank's stockholders will become stockholders of Salem Community Bankshares, a Virginia corporation. Accordingly, their rights will be governed by the Virginia Stock Corporation Act and the articles of incorporation and bylaws of the holding company. The rights of holders of holding company stock will no longer be governed by the National Bank Act. This change of governing law, as well as from distinctions between the articles of incorporation and bylaws of the bank and the holding company, will produce some differences in your stockholder rights. The following discussion summarizes the material differences in stockholder rights that will arise as a result of the reorganization. The articles of incorporation and bylaws of the holding company and of the bank are attached to this proxy statement/prospectus at Appendix B. We urge all stockholders to read these documents.

     Payment of Dividends. The bank's ability to pay dividends on its common stock is restricted by applicable banking laws. The holding company will not be restricted on its ability to pay dividends by those same laws, but restrictions generally imposed on Virginia corporations will be imposed on the holding company. Under Virginia corporate law, dividends may be paid out only if after making the distribution the corporation can pay its debts and its assets exceed its liabilities. The holding company's ability to pay dividends also may be restricted by minimum capital requirements imposed by the Board of Governors of the Federal Reserve System. Furthermore, the Board of Governors has issued a policy statement that provides that insured banks and bank holding companies should generally pay dividends only out of current operating earnings. You should note, though, that after the reorganization, the holding company's principal source of income initially will consist of dividends, if any, from Salem Bank & Trust, and the existing restrictions on the bank's ability to pay dividends will continue in effect.

     Authorized Capital. Salem Bank & Trust's Articles of Incorporation authorize the issuance of up to 2,000,000 shares of common stock, par value $5.00 per share, of which 1,526,067 shares were issued and outstanding as of December 31, 1999. The bank is not authorized to issue shares of preferred stock. The holding company's Articles will authorize the issuance of up to 10,000,000 shares of common stock, of which no shares were issued and outstanding as of the date of these proxy materials. The holding company also will be authorized to issue up to 10,000,000 shares of preferred stock on terms set by the company's board, which could favor holders of preferred stock over holders of common stock in the payment of dividend, and could also be used to prevent a takeover attempt.

     Shareholder Vote Required for Certain Actions. Salem Bank & Trust's Articles of Incorporation provide that an amendment of its Articles may be approved by shareholders owning a majority of the stock in the Bank, consistent with applicable laws. In addition, the board of directors or shareholders owning at least 10% of the bank's common stock may call a meeting of the bank's shareholders. Other fundamental matters, such as mergers, dissolution, sale of substantially all the assets, etc. must be approved by two-thirds of the shares outstanding. The bank's Bylaws may be amended at any regular meeting of the board of directors by a majority vote of the directors in office.

     The holding company's Articles decrease the shareholder vote required to approve mergers, business combinations and certain other fundamental transactions to a majority of the shares entitled to vote at a meeting under two circumstances:

     . for mergers and other similar transactions not involving a person who owns 5% or more of holding company shares, if the majority of holding company directors approve the transaction;

     . for mergers and certain other transactions involving a person who owns 5% or more of holding company shares, if the majority of the directors and a majority of directors who were in office before the large shareholder obtained the 5% interest and who are not affiliated with the large shareholder approve the transaction and certain other conditions relating to the consideration which holding company shareholders are to receive in the transaction are met.

     In these cases, if the conditions are not met to reduce the required shareholder vote, the holding company's Articles increase the required shareholder vote to 80% of each class of voting stock outstanding.

     The effect of these provisions is to make shareholder approval of certain transactions less difficult to obtain if favored by the board of directors. A lower required shareholder vote will benefit the holding company by reducing the cost of soliciting the shareholder vote. If, however, the Board does not approve a merger or similar transaction, these provisions will make approval of the transaction subject to the 80% affirmative shareholder vote, which may be more difficult to obtain.

     The holding company's Articles provide that an amendment of the Articles may be approved by a majority of votes cast by each voting group entitled to vote at a meeting, unless the Board of Directors require a greater vote. However, an amendment to Article 3 of the holding company's Articles of Incorporation must be approved by the vote of 80% or more of each class of voting stock. Article 3 sets the minimum and maximum size of the Board and divides the Board of Directors into three classes; permits directors to be removed only for cause and on the vote of at least two-thirds of holding company shareholders entitled to vote; and permits the shareholders to change the Bylaws upon an 80% vote of all holding company shareholders entitled to vote.

     Size and Classification of Board of Directors. The bank's Articles provide for a board of directors consisting of not less than 5 nor more than 25 individuals, with the exact number to be fixed by a majority of the full Bank Board. The Bank Board, however, may not increase the number of directors by more than two (if there are 15 or fewer directors last elected by shareholders) or by more than 4 (if there are more than 16 directors last elected by shareholders) between shareholders' meetings. The bank board of directors set the number at nine (9) directors more than ten (10) years ago and has held to that number ever since. The National Bank Act requires that each director own Bank common stock having a par value of not less than $1,000, or stock in like amount of the bank's holding company. Directors are elected at each annual meeting of shareholders.

     The holding company's Articles similarly provide for a board of directors of between 5 and 25 individuals. The holding company's Bylaws presently do not provide otherwise. The holding company Articles provide that directors are divided into three classes as nearly equal as possible, to be elected to consecutive three-year terms, with the first class' term expiring in 2000. Directors of a class whose term expires, or their replacements, will be elected at the next annual meeting of shareholders.

     Vacancies and Removal of Directors. The bank's Bylaws provide that vacancies on the Board of Directors may be filled by a majority vote of the remaining directors. The National Bank Act provides that any director appointed following a vacancy shall hold office until the next election of directors. Neither the National Bank Act nor the Bank Articles or Bylaws provide for the removal of directors.

     The holding company's Articles provide that the directors then in office, whether or not a quorum, may fill a vacancy by majority vote. Holding company directors may be removed only for cause and with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

     Director Liability and Indemnification. The bank's Articles provide that the bank may indemnify a director, officer or employee made a party to a proceeding because of being a director, officer or employee of the bank for reasonable expenses, unless the director or officer was grossly negligent, or engaged in willful misconduct or criminal acts.

     The holding company's Articles provide that each director and officer shall be indemnified against liabilities, penalties and claims because of serving as a holding company director or officer, serving as an officer, director, employee, agent of another entity at holding company request, except as to matters for which he is finally adjudged liable due to willful misconduct or knowing violation of criminal law. The holding company's Articles also eliminate liability to the holding company and its shareholders of each director and officer for monetary damages to the full extent permitted by Virginia law, except for liability for willful misconduct or a knowing violation of criminal or securities laws.

     Special Meetings of Shareholders. The bank's Bylaws provide that special meetings of the shareholders may be called by the board of directors or by three or more shareholders owning, in the aggregate, at least 10% of the outstanding stock of the bank. Holding company Bylaws provide that special meetings of the shareholders may be called by the board of directors, the Chairman of the Board or the President.

     Director Nomination and Shareholder Proposals. It is the practice of the bank for the board to consider candidates for board election. The entire board then determines which candidates should be recommended to the shareholders for approval at the annual meeting. Replacement directors are appointed by the board until the annual meeting. The bank's Articles require that any director nomination, other than those made on behalf of existing management, must be stated in writing and filed with the President of the bank and with the OCC not less than 14 days nor more than 50 days prior to the date of the shareholder meeting. The notice must contain certain information relating to the shareholder nominee for director. Nominations not made in accordance with the requirements are not considered.

     Holding company Bylaws provide that no person (other than initial directors) who will be age 75 or older on the date set for election shall be eligible to be a director. To place a matter before a shareholders meeting, shareholders must give written notice to the President not less than 60 or more than 90 days before the meeting unless less than 70 days notice or public disclosure of the meeting is given, in which case the shareholder must notify the President by the tenth day following the date of the meeting notice or disclosure. The shareholder's notice to the President must contain certain specified information about the shareholder's proposal.

     Rule 14a-8 of the regulations promulgated by the SEC under the Exchange Act, however, provides that shareholders who own at least 1% or $1,000 of market value of voting securities of a registrant, which will include the holding company, may make a proposal for a vote at a shareholders' meeting if the proposal is received on a timely basis and may not otherwise be omitted by the registrant, all as described in more detail in that rule.

     Shareholder Voting Rights in General. You do not have preemptive rights as a Salem Bank & Trust shareholder but you do have cumulative voting rights in the election of directors. As a holding company shareholder, you will have neither preemptive rights or cumulative voting rights. See "Description of Holding Company Capital Stock".

     State Anti-takeover Statutes. The National Bank Act does not provide any specific anti-takeover statutes to the national banking associations, like Salem Bank & Trust. Virginia corporate law restricts transactions between a corporation and its affiliates and potential acquirers. Virginia corporate law applies to the holding company. The summary below is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions.

     Affiliated Transactions. Virginia corporate law treats "Affiliated Transactions" differently from other similar transactions. Affiliated Transactions include certain mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, and similar transactions which have the effect of increasing by more than 5% the voting strength of a shareholder who already owns at least 10% of voting stock.

     The provisions governing Affiliated Transactions generally require that, for three years following the date upon which any shareholder acquires at least a 10% voting interest, any Affiliated Transaction must be approved by the affirmative vote of two-thirds of the outstanding voting shares, other than the shares of the large shareholder, and by a majority (but not less than two) of the corporation's board of directors who (i) were members before the date on which the shareholder acquired his 10% interest or (ii) were recommended for election by a majority of such directors. These are called disinterested directors. After the three year period, these provisions require approval of the Affiliated Transaction by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation, other than those of the large shareholder, but not by the disinterested directors.

     The principal exceptions to these special shareholder voting requirements for Affiliated Transactions occurring after the three year period has expired and require either that the transaction be approved by a majority of the corporation's disinterested directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that shareholders must receive the higher of the highest per share price for their shares as was paid by the large shareholder attempting to engage in an Affiliated Transaction for his or its shares, or the fair market value of the shares.

     These provisions were designed to deter certain takeovers of Virginia corporations. There are no Salem Bank & Trust shareholders who would be restricted by the Affiliated Transactions laws as holding company shareholders.

     . Control Share Acquisitions. The Virginia Control Share Acquisitions statute also is designed to afford shareholders of a Virginia public company protection against certain types of non-negotiated acquisitions in which a party seeks to gain voting control. The statute generally applies to acquisitions of shares of a corporation which would result in ownership of at least 20% of the corporation's voting shares. These "control shares" will not be entitled to voting rights unless the holders of a majority of the other shares vote to accord the "Control Shares" with voting rights. Under certain circumstances, the statute grants dissenters' rights to shareholders who vote against granting voting rights to the "Control Shares". A corporation may also provide for redemption of control shares with no voting rights. Among the acquisitions specifically excluded from the statute are acquisitions which are a part of certain negotiated transactions to which the corporation is a party.

     . Dissenters' Rights. For a description of the respective rights for dissenting shareholders of the bank, see The Reorganization - Appraisal Rights for Dissenting Shareholders."

Tax Consequences of the Reorganization

     Before the reorganization may take place Salem Bank & Trust must receive an opinion of counsel that the reorganization will qualify as a tax-free exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended. As a tax-free exchange, the reorganization will have the following federal income tax consequences:

     (1) No gain, loss or income will be recognized by the holding company upon the receipt of bank common stock solely in exchange for holding company common stock;

     (2) No gain or loss will be recognized by the shareholders of bank common stock upon the transfer of their common stock to the holding company solely in exchange for holding company common stock;

     (3) The aggregate basis of holding company common stock received by Salem Bank & Trust shareholders in the share exchange will be the same as the aggregate basis of bank common stock exchanged for it;

     (4) The holding period of holding company common stock to be received by bank shareholders will include the period during which bank common stock surrendered in exchange for it was held, provided bank common stock was held as a capital asset on the date of the exchange; and

     (5) Bank shareholders who exercise their dissenter's rights generally will recognize gain or loss equal to the difference between the amount of money received and their adjusted basis in their bank common stock held.

     Each Salem Bank & Trust stockholder should consult its tax counsel as to the specific federal and state tax consequences of the reorganization, if any, to that stockholder. Gain or loss for United States income tax purposes may be recognized in the case of any Salem Bank & Trust stockholder who receives payment in cash for the value of shares as a result of the exercise of rights as a dissenting stockholder.

Regulatory Approvals

     For the reorganization to occur, the holding company and the bank must receive approvals from the OCC, Federal Reserve and Virginia State Corporation Commission, Bureau of Financial Institutions. In this section, we refer to these approvals as the required regulatory approvals. The holding company has applied to the OCC to acquire the shares of Salem Bank & Trust in the reorganization. In reviewing these applications, the OCC will consider, among other things, the financial and managerial resources of the bank, the effect of the reorganization on depositors, creditors and stockholders of the bank, and the public interest.

     The holding company also filed a notice with the Federal Reserve to become a bank holding company under the Bank Holding Company Act of 1956 and an application with the Bureau of Financial Institutions of the Virginia State Corporation Commission to become a financial institution holding company under Virginia law.

     Neither the holding company nor Salem Bank & Trust is aware of any other governmental approvals or actions that are required for the reorganization to take place that are not described above. If any other approval or action is required, Salem Bank & Trust and the holding company presently contemplate that they would seek the approval or take the required action.

Rights of Dissenting Stockholders

     The following summarizes the Virginia law of dissenter's rights. Chapter 9, Article 15 of the Virginia Stock Corporation Act governs dissenter's rights and is reproduced in Exhibit B. It applies to the share exchange because the Bylaws of Salem Bank & Trust were amended to apply the law of Virginia corporate governance to the Bank as a condition to obtaining OCC approval for the Bank to engage in a share exchange transaction in order to adopt a holding company structure. You should read Appendix B thoroughly.

     A Salem Bank & Trust shareholder will have the right to receive in cash the fair value of his or her Salem Bank & Trust shares immediately prior to the completion of the share exchange if the shareholder properly exercises dissenter's rights. A shareholder who desires to exercise dissenter's rights must satisfy all of the following conditions.

     (1) Deliver a written notice of intent to demand payment for the shareholder's Salem Bank & Trust shares to the bank before the vote on the share exchange. Merely voting against, abstaining or failing to vote on the share exchange will not relieve you of giving this notice.

     (2) Do not vote for approval of the share exchange. Voting for approval or delivering a proxy for the shareholders' meeting (unless the proxy specifies a vote against or abstaining from voting on approval of the share exchange) will nullify a notice of intent to demand cash payment. If a shareholder has shares registered in his or her name, some of which are beneficially owned by another person, the shareholder may assert dissenter's rights as to less than all of the shares registered in his or her name, only if the shareholder (i) dissents with respect to all shares registered in the shareholder's name which are beneficially owned by any one person; and (ii) notifies the Bank in writing of the name and address of each person. The rights of a partial dissenter are determined as if the shares as to which the shareholder dissents and the shareholder's other shares are registered in the names of different people. The beneficial owner of shares registered in another name may assert dissenter's rights if:
          (i) the beneficial owner gives the written consent of the shareholder of record to Salem Bank & Trust to the dissent not later than the time the beneficial asserts dissenter's rights; and (ii) the beneficial owner dissents with respect to all shares beneficially owned or over which he or she has the power to vote.


     (3) If the share exchange is completed, Salem Bank & Trust would be required, within 10 days after completion, to deliver a notice to all shareholders who properly exercised dissenter's rights. This notice will give specified information to the shareholder in order to complete the process of demanding cash payment for his or her shares. A shareholder who is sent a dissenter's notice must send a payment demand to the Bank and take certain other actions within the time period provided in the notice. Failure to do so on time will cause loss of dissenter's rights.

     Generally, within 30 days after receipt of a payment demand from a dissenting shareholder, the bank is required to pay the dissenting shareholder the amount the Bank estimates to be the fair value of the dissenter's shares, plus accrued interest. The bank may choose to withhold payment, however, to dissenters who were not the beneficial owners of the dissenting shares at the earlier of the first publication by the news media or the first announcement to shareholders generally of the share exchange terms. In this case, the bank will estimate the fair value of the after acquired shares based on then current market trades, plus accrued interest; and will offer to pay that amount to each dissenter who agrees to accept it in full satisfaction of the demand. The bank will explain to the dissenter how it computed the fair value of the after acquired shares and how it calculated interest.

     Within 30 days after the bank makes the payment to dissenters or offers payment for after acquired shares, a dissenter may notify the Bank in writing of the dissenter's own estimate of the fair value of his or her shares and the amount of interest due and demand payment of that amount (less what the Bank has already paid) or reject the Bank's offer to pay and demand payment of the estimate. If any demand remains unsettled, within 60 days after receiving payment demand from the dissenter, the bank will either ask the court to determine the fair value of the dissenting shares and the interest owed and make all dissenters whose demands remain unsettled parties to the lawsuit or pay the amount demanded.

Termination of the Plan and Agreement of Share Exchange

     Termination. The Plan and Agreement of Share Exchange may be terminated by the unilateral action of either of the board of directors of the bank or holding company prior to the approval by the shareholders of the bank, or by the mutual consent of both boards of directors of the bank and the holding company after stockholder approval. The following are some of the reasons why either or both parties might terminate the Share Exchange:

     . The number of shares of Salem Bank & Trust common that voted against approval of the reorganization or that have sought dissenter's rights is great enough that completion of the reorganization is unlikely or inadvisable;

     . Any action, suit, proceeding, or claim is commenced or threatened or any claim is made that could make completion of the reorganization inadvisable;

     . It is likely that a regulatory approval will not be obtained, or if obtained, has or will contain or impose a condition or requirement that would materially and adversely affect the operations or business prospects of the holding company or Salem Bank & Trust following the effective date so as to render inadvisable the completion of the reorganization; or

     . Any other reason exists that makes completion of the share exchange inadvisable in the sole and exclusive judgment of the respective board of directors.

Each party's decision to terminate the Plan and Agreement of Share Exchange will be made in the sole discretion of its own board of directors and for any or no reason as the board may determine. Upon termination, the Plan and Agreement of Share Exchange will be deemed void and of no further effect. There will be no liability under or on account of the termination on the part of the parties, or the directors, officers, employees, agents or stockholders of any of them, except that the bank will pay the fees and expenses incurred by the parties in connection with the transactions contemplated in the reorganization.

Market Price of Salem Bank & Trust's Common Stock and Dividends

     Salem Bank and Trust, National Association has only one class of common stock at a par value of $5 per share. On May 12, 1994, the Bank's common stock was approved for listing on the OTC Bulletin Board and began trading on the Bulletin Board under the symbol "SMVA" on June 30, 1994. During 1996, the Bulletin Board symbol was changed to "SBVA" under which the Bank's common stock is currently trading. McKinnon & Company, Inc., Monroe Securities, Inc., Scott & Stringfellow, Davenport and Co., LLC, Hill, Thompson, Magid & Co., Ryan Beck & Co. and Baird, Patrick & Co., Inc. were the principal market makers in the Bank's common stock at December 31, 1999.

     As of December 31, 1999, there were 639 stockholders of record holding 1,526,067 shares of the authorized 2,000,000 shares. On April __, 2000 (the most recent practicable date prior to printing proxy statement/prospectus), there were 642 holders of record of bank's common stock, and the bank's common stock on that date traded at a high price of $_________ and a low price of $_______ per share. On April 27, 1999 (the date prior to the announcement of the proposed reorganization), the high and low sales prices per share of Salem Bank
& Trust's common stock were $16 1/2 and $16 1/8.   The high and low bid prices
of the Bank's common stock during 1999, 1998, and 1997 were as follows:


Quarter Ended                                High and Low Sales Prices                       Cash Dividends Paid
                                         High                          Low
1997
   March 31                             $16.00                        $14.00                            --
     June 30                             16.00                         14.75                            --
     September 30                        19.38                         15.00                            --
     December 31                         19.38                         14.75                         $0.33
1998

     March 31                           $20.25                        $19.50                            --
     June 30                             20.75                         19.50                            --
     September 30                        19.75                         14.50                            --
     December 30                         19.00                         16.00                         $0.35
1999
     March 31                           $18.00                        $16.00                            --
     June 30                             17.00                         15.82                            --
     September 30                        17.75                         16.25                            --
     December 31                         18.75                         14.00                         $0.40
2000
     Through March 31                   $15.00                        $13.13                            --

     No attempt has been made by the Bank to verify the accuracy of the above common stock market prices. The Bank expects to continue to pay dividends in the future based on its income.

     The holding company intends to follow the bank's policy of declaring and paying a cash dividend annually. The declaration and payment of future dividends by the holding company on its common stock will depend upon its earnings and financial condition and upon other factors that are not presently determinable. After the reorganization takes place, the holding company initially will obtain the funds needed for payment of its dividends and expenses from the bank, chiefly in the form of dividends. Salem Bank & Trust's ability to pay dividends may be restricted by federal banking law and the regulations of the OCC. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company -- Differences in Stockholder Rights -- Payment of Dividends."

Management

     The initial directors of the holding company are the current directors of Salem Bank & Trust, except for Carl E. Tarpley, Jr., who is a director of the
holding company but not of Salem Bank & Trust.   Holding company directors have
been divided into three classes as follows:

     .    Class A:  Gladys O'Brien, Truman Dorton, Carlos Hart
     .    Class B:  Morris Elam, H. Morgan Griffith, Dr. Walter Hunt
     . Class C: Clark Owen, Jr., Carl E. Tarpley, Jr., Dr. Eugene Bane, and Rose Hagen.

     The Class A directors have an initial one year term and, if renominated, will be subject to shareholder reelection at the 2001 holding company annual shareholder meeting. Similarly, the Class B directors, if renominated, will be subject to shareholder reelection at the 2002 holding company annual shareholder meeting. The Class C directors, if renominated, will be subject to shareholder reelection at the 2003 holding company annual shareholder meeting.

Approval of the reorganization by the bank's shareholders will be deemed to be a confirmation by holding company stockholders of those persons as holding company directors without further action and without changes in classes or terms.

     Several officers of Salem Bank & Trust will hold similar positions with the holding company. The names of these officers and their titles are shown below. After the reorganization takes place, these officers will continue to be officers of the holding company.

                         Name                                                      Title
                         ----                                                      -----
Clark Owen, Jr.                                             President and Chief Executive Officer
Carl E. Tarpley, Jr.                                        Executive Vice President and Treasurer
Gill R. Roseberry                                           Secretary

                ADDITIONAL INFORMATION ABOUT SALEM BANK & TRUST

     Salem Bank & Trust is a nationally chartered commercial bank, headquartered in Salem, Virginia. Its deposits are insured by the FDIC. The bank has operated as a full service commercial bank since 1978, offering a broad range of banking products.

     Historically, Salem Bank & Trust's banking operations have focused on the City of Salem, Roanoke City, and Roanoke County, Virginia. The bank has experienced growth, with total assets increasing from $104 million at December 31, 1993 to $180.3 million at December 31, 1999, and total deposits increasing from $93.4 million at December 31, 1993 to $156.9 million at December 31, 1999. The bank's net income during that period increased from $1.0 million for the year ended December 31, 1993 to $2.2 million for the year ended December 31,
1999.   Since the beginning of 1993 through the date of this proxy statement/prospectus, the bank has declared $2.8 million of cash dividends to stockholders, and total stockholders' equity has increased from $9 million at December 31, 1993 to $17.8 million at December 31, 1999.

     The bank's interest earning assets are comprised primarily of loans and investment and mortgage-related securities. At December 31, 1999, loans, net, were $115.6 million and investment securities held to maturity were $41.5 million. This compares to net loans of $98.4 million and investment securities held to maturity of $38.8 million at December 31, 1998. The bank's loan portfolio consists primarily of consumer, small business, and real estate, including the following types of loans as of the dates indicated:

                                               Summary of Loans by Category ($ 000's)
                                          ------------------------------------------------
                                               1999             1998             1997
                                          ---------------  ---------------  --------------
Commercial                                      $  9,058         $ 12,301         $ 7,489
Consumer (principally installment)                22,183           19,236          20,412
Real estate - mortgage                            71,914           55,372          58,368
Real estate - construction                        14,881           13,727          13,325
                                                --------         --------         -------
Total Loans                                      118,036          100,636          99,594

Less unearned income                              (1,039)            (948)         (1,074)
                                                --------         --------         -------

Total loans, less unearned income               $116,997         $ 99,688         $98,520
                                                ========         ========         =======

At December 31, 1999, nonaccrual loans totaled $810, and the bank's total allowance for loan losses was $1,404 or 1.20% of loans net of unearned income and 173.3% of nonaccrual assets at that date.

     Deposits in Salem Bank & Trust are insured to the maximum extent provided by law by the FDIC, and the bank is a member of the Federal Home Loan Bank System. The FDIC and OCC examine and regulate the bank's operations. As a member of the Federal Reserve System, the bank also is subject to regulations of the Federal Reserve Board that are applicable to member banks. If the reorganization is approved and completed, the holding company will be regulated by the Federal Reserve Board.

     Salem Bank & Trust's executive offices are located at 220 East Main Street, Salem, Virginia 24153; its telephone number is (540) 387-0223; and its home page on the Internet World Wide Web is at: www.salembank.com.
                                      -----------------

Market Area and Competition

     Salem Bank & Trust's primary service area is the City of Salem, Roanoke City, and Roanoke County, Virginia. Located in the Valley of Virginia in western Virginia, this market is diversified but has not grown in recent years as fast as the northern and eastern portions of the state. Salem Bank & Trust competes mainly with other commercial banks and thrifts in attracting and retaining savings deposits and in making consumer, real estate and commercial loans.

     There are 13 other banks operating in the Roanoke Valley. Salem Bank & Trust competes for loans with other banks, most of which are larger and have available resources greater than those of Salem Bank & Trust. In addition, Salem Bank & Trust competes with (1) credit unions, (2) small loan companies, and (3) savings institutions. Recently, three banks opened branch offices in Salem Bank & Trust's primary market area, further intensifying competition. Salem Bank & Trust may not be able to continue to increase its deposit base or originate loans in the manner or on the terms on which it has done so in the past.

     Management believes that Salem Bank & Trust has been able to compete effectively for deposits and loans by:

     .    its knowledge of its primary service area
     . emphasizing its local ownership and personal connections with businesses and consumers in its primary service area,
     . offering a variety of transaction account products and loans with competitive features,
     .    pricing its products at competitive interest rates,
     .    offering convenient branch locations, and
     .    emphasizing the quality and personal nature of its service.

     Salem Bank & Trust's ability to originate loans depends primarily on the rates and fees charged and the service it provides to its borrowers in making prompt determinations as to whether it will fund particular loan requests.

Branches and Offices

     As of April 21, 2000, Salem Bank & Trust owned 1 branch and 1 other location for its operations center, and leased 5 locations for its main office and branches. The bank recently opened a branch at 3804 Brandon Road, in Roanoke City, primarily serving the residents at Brandon Oaks.

     Salem Bank & Trust's properties are well maintained and are suitable for the bank's business as presently conducted. All of the bank's properties are listed below.


Properties Owned:

Operations Center      110 E. Main Street, Salem, VA 24153
West Main Office       1251 W. Main Street, Salem, VA 24153

Properties Leased:

Main Office            220 E. Main Street, Salem, VA 24153
South Salem Office     1406 Colorado Street, Salem, VA 24153
Oak Grove Office       2103 Electric Road, Roanoke, VA 24018
Hollins Office         7337 Williamson Road, Roanoke, VA 24019
Brandon Oaks Office    3804 Brandon Avenue, Roanoke, VA 24018

Principal Shareholders of Salem Bank & Trust

     For information in connection with the beneficial ownership of the capital stock of Salem Bank & Trust please refer to the "Beneficial Ownership of Securities" section of this proxy statement/prospectus.

            ADDITIONAL INFORMATION ABOUT SALEM COMMUNITY BANKSHARES

     Salem Community Bankshares was incorporated on May 24, 1999 in Virginia to serve as a bank holding company in the reorganization. The holding company has no prior operating history. Its principal office is located at 220 East Main Street, Salem, Virginia 24153, and its telephone number is (540) 387-0223.

     The holding company is authorized to issue 10,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock. The bank currently owns 10 shares of holding company common stock, which will constitute all of the issued and outstanding capital stock of the holding company immediately prior to the reorganization. On the effective date of the reorganization, all of the holding company stock held by the bank will be canceled.

     On the effective date of the reorganization, the outstanding shares of the bank common stock will be acquired from bank stockholders through a statutory share exchange. The bank shares will be converted into the equivalent number of shares of holding company common stock, and the holding company will own all of the outstanding capital stock of the bank.

Description of Holding Company Capital Stock

     The following summary of the terms of holding company capital stock is not complete and is subject to the applicable provisions of Virginia law and holding company articles of incorporation and bylaws which are attached to this proxy statement/prospectus at Appendix B.

     Salem Community Bankshares Common Stock. The holders of holding company common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Each share of holding company common stock has the same relative rights as, and is identical in all respects to, each other share of holding company common stock. Holding company board of directors can issue preferred stock with voting, conversion and other rights which could adversely affect the voting power, without stockholder approval, of the common stockholders. See "Holding Company Preferred Stock" below.

     If the holding company is liquidated or dissolved or distributes all of its assets, after the preferential rights of holding company preferred stock, if any, are satisfied, holding company common stock holders will share ratably in the assets of the holding company legally available for distribution.

     Holding company common stock:

     .    is not redeemable;
     .    is not convertible for other shares of holding company capital stock;
     .    is not subject to a sinking fund;
     . does not have any preemptive rights to subscribe for other shares issued by the holding company; and
     .    does not have cumulative voting rights for election of directors.

     Holding company common stock holders are entitled to receive dividends on an equal per share basis when, as, and if declared by the board of directors out of funds legally available. Holding company common stock shares to be issued as part of the reorganization when issued will be duly authorized, validly issued, fully paid and nonassessable. Holding company intends to act as its own transfer agent, registrar and dividend disbursement agent for its common stock.

     Holding Company Preferred Stock. The holding company articles of incorporation authorize its board of directors to provide, when it deems necessary, for the issuance of preferred stock in one or more series. The holding company board of directors may establish by resolution the terms of any newly created series of preferred stock. Terms that may be established include:

     (1)  the designation of the series;

     (2) the dividend rate of the series, including

          .    the conditions and dates on which the dividends will be payable,

          . the preference or relation which the dividends will bear to the dividends payable on any other class or classes of capital stock of the holding company; and

          .    whether the dividends will be cumulative or non-cumulative;

     (3) whether the shares of the series will be redeemable by the holding company, and if so, on what terms and conditions;

     (4) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

     (5) whether the shares of the series will be convertible and if so, the terms of conversion;

     (6) the extent, if any, to which the holders of the shares will be entitled to vote;

     (7) the restrictions and conditions, if any, upon the issue or re-issue of any additional preferred stock ranking evenly with or senior to the shares as to dividends or upon dissolution; and

     (8) the rights of the holders of shares upon dissolution, or distribution of the assets of the holding company, which may be different in the case of a voluntary dissolution.

     Holding company common stock holders may be adversely affected by future issuances of holding company preferred stock, since preferred stock issued in the future may be designated with special rights or preferences superior to those of holding company common stock as to dividends, liquidation rights and voting rights. For example, the holding company board of directors could designate a new class of preferred stock with a separate class right to approve a merger or sale of substantially all the assets of the holding company or other matters. Consequently, the issuance of preferred stock may have the effect of delaying or preventing a change in control of the holding company. See "Risk Factors -- Provisions of the holding company charter and applicable law may prevent a change in control."

Restrictions on Acquisition of the Holding Company

     Several provisions of holding company articles of incorporation and bylaws may discourage unilateral tender offers or other attempts to take over and acquire the business of the company. The following summarizes those provisions of holding company articles of incorporation and bylaws which might have a potential "anti-takeover" effect. You should refer in each case to the holding company articles of incorporation and bylaws which are attached to this proxy statement/prospectus at Appendix B.

     . Classified Board of Directors. The holding company board of directors is divided into three classes of approximately equal numbers of directors, with the term of office of one class expiring each year. This provides a greater likelihood of continuity, knowledge and experience on the holding company board of directors because at any one time, one third of the board of directors would be in its second year of service and one third of the board of directors would be in its third year of service. In addition, any person who may attempt to take over the holding company would have to deal with the current board of directors because even if that person acquires a majority of the outstanding voting shares of the holding company, that person would be unable to change the majority of the board of directors at any one special meeting.

     . Removal of Directors. Directors may be involuntarily removed from office before their term expires only for cause and only if at least two-thirds of each class of holding company voting stock vote in favor of removal at a meeting of shareholders. This provision may make it difficult for any person who may attempt to take over the holding company to remove elected directors before the end of their term.


     . Vacancies on the Board of Directors. Any vacancy occurring in the board of directors, including an increase in the number of authorized directors, may be filled only by the affirmative vote of a majority of the directors then in office, though less than a quorum of the board of directors. A director elected to fill a vacancy will serve until the next shareholders' meeting at which directors are elected. This provision may make it difficult for any person who may attempt to take over the holding company to elect new directors even if that person successfully removes existing directors.

     . Size of the Board. The number of holding company directors cannot exceed 25, unless the Bylaws provide otherwise. Any person who may attempt to take over the holding company will not be able to increase the size of the Board in order to elect that person's nominees without a change in the holding company's Articles of Incorporation.

     . Power of the Board to Issue Preferred Stock. The Board of Directors may authorize the holding company to issue preferred stock in one or more series. The Board may also establish the terms of any series of preferred stock holding company issues. By issuing one or more series of preferred stock with certain special rights or preferences - for example, the right to approve a merger or sale of all or substantially all of the assets of the holding company - it would be more difficult for a potential acquirer to obtain necessary shareholder approval to acquire the holding company.

     . Special Shareholders Meetings. A special holding company shareholders meeting may only be called by the Chairman of the Board of Directors, the President of the holding company or by the Board of Directors. Because certain actions may only be taken at a special shareholders meeting (for example, removal of a director) and because regular shareholders meetings occur generally annually, it would be more difficult for a potential acquirer to obtain shareholder approval of changes necessary to facilitate an acquisition.


     . Restrictions on Business at Shareholder Meetings. Generally, business at the holding company shareholders meetings is restricted to the purpose of the meeting described in the notice (if it is a special shareholders' meeting), business that the Board of Directors wishes to be taken up at the meeting (regardless of whether it is a special or regular meeting) or which is brought before the meeting pursuant to a timely written notice to the President by one or more shareholders. A notice is timely if it is received at the holding company executive offices between 60 and 90 days prior to the meeting, unless less than 70 days notice or public disclosure of the meeting is given, in which case the written notice by the shareholder(s) desiring to make a proposal must be received within 10 days after the meeting notice or disclosure. The required contents of the notice by the shareholder(s) are contained in the holding company bylaws and must be strictly complied with in order for a shareholder proposal or nomination to be considered. These restrictions, while helpful in assuring orderly and informed shareholders meetings, have the effect of making it more difficult for someone attempting to acquire control of the holding company to bring matters before any shareholders meeting, including amendments to the holding company articles of incorporation.

     . Amendment of Articles and Bylaws. Generally, Virginia corporation law requires amendments to corporate articles of incorporation to be approved by more than two-thirds of all votes entitled to be voted by each shareholder voting group. Virginia law permits a corporation's articles of incorporation to increase or, within limits, to decrease, these shareholder voting requirements. The holding company articles of incorporation increase the percentage to at least 80% of each class of voting stock outstanding required to change the following provisions of holding company articles:

          (1)  change the minimum and maximum number of directors

          (2)  change the staggered terms of the board

          (3) change the requirement that the interim board vacancies be filled by the directors

          (4) change the requirements for removal of a director before the end of his or her term

          (5)  change the requirements for amending holding company bylaws

          (6) change provisions of holding company articles which determine the required shareholder vote on business combinations such as mergers and the sale of all or substantially all of holding company assets.

     The holding company articles of incorporation also provide that the company's bylaws may be amended by the vote of a majority of a quorum of directors. If there is a shareholder who controls at least 5% of holding company voting stock, the director majority must include a majority of directors not affiliated with that shareholder and who were members of the board before the shareholder reached the 5% level. The shareholders may change the bylaws only if at least 80% of each class of voting shares approve.

     These provisions have the effect of making it difficult to change the holding company articles and bylaws without the approval of the board of directors, particularly provisions of the holding company articles of incorporation which relate to board composition and increased shareholder approval requirements for mergers and similar transactions not approved by the board. The effect of these provisions may be to make it more difficult for a person who desires to acquire control of the holding company to do so without the cooperation of the incumbent board.

     For restrictions on acquisitions of the holding company imposed by law or regulation, please see the section of this proxy statement/prospectus captioned "Supervision and Regulation -- Acquisition of the Holding Company," below.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS

              Three Years Ended December 31, 1999, 1998 and 1997
          (In Thousands, Except Shares and Per Share Data and Ratios)

     The following is a discussion of the factors which significantly affected the financial condition and results of operations of Salem Bank and Trust, National Association and subsidiary (the Bank) at December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997. This discussion should be read in conjunction with the consolidated financial statements, statistical disclosures and other financial information presented herein.

1999 COMPARED TO 1998

Balance Sheet

     Total assets of the Bank at December 31, 1999 exceeded total assets at December 31, 1998 by $17,693 or 10.9 percent. The majority of this increase was the result of growth in net loans. Net loans outstanding at December 31, 1999 compared to December 31, 1998 showed an increase of $17,189, or 17.5 percent, an increase which was a result of overall increased loan demand in the Bank's lending territory.

     Total securities at December 31, 1999 increased by $9,135, or 21.9 percent compared to December 31, 1998. This increase was due primarily to purchases of both available-for-sale and held-to-maturity securities totaling $14,106 offset by maturities, calls and paydowns of $4,742. Securities growth was funded in the current year, despite significant loan growth, from a liquidation of the Bank's federal funds sold position and steady deposit growth. Included in available-for-sale securities at December 31, 1999 are floating rate and step-up rate U.S. Government agency securities with amortized costs of $1,761 and fair values of $1,740. Included in held-to-maturity securities at December 31, 1999 is a floating rate U.S. Government agency security with an amortized cost of $250 and a fair value of $251. Refer to note 3 of the notes to consolidated financial statements for additional information concerning the Bank's investment securities.

     Total deposits increased by $11,505, or 7.9 percent, due mostly to increases in total time deposits. Total time deposits were up from $84,549 to $93,922, an 11.1 percent increase. Deposit balances increased due to more attractive depository rates being made available to customers in 1999 than in 1998.

     The Bank received an advance from the Federal Home Loan Bank of Atlanta during the year which totaled $4,100 at December 31, 1999. This advance was necessary due to Year 2000 cash vault requirements and strong fourth quarter loan growth.

Allowance for Loan Losses

     At December 31, 1999, the recorded investment in loans which have been identified as impaired loans, in accordance with Statement 114, totaled $1,032 compared to $1,070 at December 31, 1998. Of these amounts, $711 at December 31, 1999 related to loans with no valuation allowance compared to $660 at December 31, 1998, and $321 and $410 at December 31, 1999 and 1998, respectively, related to loans with a corresponding valuation allowance of $67 and $77, respectively.

     For the year ended December 31, 1999, the average recorded investment in impaired loans was approximately $1,092 compared to $998 for the year ended December 31, 1998, and the total interest income recognized on impaired loans was $85 in 1999 versus $96 in 1998, of which $65 and $76 was recognized on a cash basis in 1999 and 1998, respectively.

     The provision for loan losses was $315 for the year ended December 31, 1999 compared to $358 for the year ended December 31, 1998, a decrease of $43. This decrease resulted from improved loan portfolio quality as reflected by decreased charge-off activity in the current year. Actual net charge-offs were $195 for the year ended December 31, 1999 versus $274 in net charge-offs for the year ended December 31, 1998. Management understands that its efforts to improve earnings through increased loan volume requires an adequate allowance for loan losses. Therefore, an ongoing evaluation of the allowance for loan losses, as it relates to the growth and quality of the portfolio, is being made to ensure that the allowance for loan losses is at a sufficient level to absorb estimated losses in the Bank's portfolio. As of December 31, 1999 and 1998, the ratio of the allowance for loan losses to loans, net of unearned income, was
1.20 percent and 1.29 percent, respectively. Management believes the allowance for loan losses of $1,404 at December 31, 1999 is adequate. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. The agencies may require the Bank to recognize additions to the allowance based on their judgments about information available at the time of their examination.

     Foreclosed properties decreased to $216 at December 31, 1999 from $559 at December 31, 1998. This decrease resulted from a lesser volume of properties being brought to foreclosure in the current year. Foreclosed properties consist primarily of single-family property, some of which were under contract to be sold as of December 31, 1999.

     See note 5 to the Bank's consolidated financial statements for summaries of the changes in the Bank's allowance for loan losses, nonperforming assets and impaired loans. Also, see comments in note 14 to the Bank's consolidated financial statements.

Capital Resources

     Stockholders' equity increased by $1,545, or 9.5 percent, to $17,837 as of December 31, 1999 compared to stockholders' equity of $16,292 at December 31, 1998. The increase was primarily due to improved earnings, the majority of which were retained. Stockholders' equity at December 31, 1999 has been reduced by $210, compared to $46 at December 31, 1998, representing the net unrealized losses on available-for-sale securities, net of income taxes, at year end. The net unrealized losses on available-for-sale securities, net of income taxes, which is recorded as accumulated other comprehensive income as a separate component of stockholders' equity, will continue to be subject to change in future periods due to fluctuations in market value, sales, purchases, maturities and calls of securities classified as available-for-sale.

     The Bank was in compliance with minimum Tier 1 and total capital ratios of 4 percent and 8 percent, respectively, at December 31, 1999. Also, the Bank's leverage ratio at December 31, 1999 was in excess of the 4 percent minimum requirement. See note 11 of the notes to the consolidated financial statements for additional information concerning the Bank's capital requirements.

     There are no material commitments for capital expenditures as of December 31, 1999. In addition, there are no expected material changes in the mix or relative cost of capital resources.

Net Interest Income

     The principal source of earnings for the Bank is net interest income. Net interest income is the net amount of interest earned on the Bank's interest-bearing assets less the amount of interest paid on the Bank's deposits and other interest-bearing liabilities. Net interest income before the provision for loan losses was $7,001 for the year ended December 31, 1999 compared with $6,205 for the year ended December 31, 1998, an increase of $796 or 12.8 percent. Most of this increase was due to increased securities and loan portfolios which grew more rapidly during the period than interest-bearing deposits. Total interest income increased from $11,894 in 1998 to $13,505 in 1999, an increase of $1,611 or 13.5 percent due primarily to the aforementioned larger securities and loan portfolios. Interest expense increased from $5,689 in 1998 to $6,504 in 1999, an increase of $815 or 14.3 percent, due to steady growth in deposits.

Noninterest Income

     Noninterest income consists of earnings generated primarily from service charges on deposit accounts and other service charges, commissions and fees. The Bank's total noninterest income increased from $1,125 in 1998 to $1,137 in 1999, an increase of 1.1 percent, due primarily to increases in service charges on deposit accounts and offset by decreases in other service charges, commissions and fees. Service charges on deposit accounts increased 19.3 percent over 1998 due to increases in returned check, stop payment and overdraft charges which resulted from an overall increase in the volume of deposit accounts. Other service charges, commissions and fees decreased 12.6 percent compared to the year ended December 31, 1998 due primarily to decreases in commissions on mortgage loans sold to outside investors. The current year volume of mortgage loans sold was considerably less than in the prior year.

Noninterest Expense

     The Bank's total noninterest expense for the year ended December 31, 1999 increased $180, or 4.1 percent, compared to the year ended December 31, 1998, due primarily to increases in salaries and employee benefits and other expenses. The 4.0 percent increase in salary and employee benefits expense in 1999 was due primarily to routine merit adjustments, promotions and other normal compensation related items. Furniture, fixtures and equipment expense increased 5.2 percent due primarily to an increase in repairs and maintenance expenses, offset by a decrease in depreciation expense. Write-downs and losses, net, on foreclosed properties decreased to $24 in 1999 from $47 in 1998. Other expenses in 1999 increased 12.0 percent over 1998 due to increases in telephone expense, charge-offs of overdrafts and cash items, and other miscellaneous items.

Income Taxes

     Reported income tax expense increased $243 to $1,020 for the year ended December 31, 1999 compared to the year ended December 31, 1998. The Bank's effective tax rate was 31.5 percent in 1999 compared to 30.3 percent in 1998. The increase in the effective tax rate resulted from a lower level of tax-exempt securities being held in the current year relative to the prior year. See note 9 of the notes to consolidated financial statements for additional information concerning the Bank's income taxes.

Net Income

     Net income for the year ended December 31, 1999 was $2,219 compared to $1,791 for the year ended December 31, 1998. This was an increase of $428, or
23.9 percent, due primarily to the increase in net interest income and offset by increases in total noninterest expense and income tax expense. The Bank achieved a 1.28 percent return on average assets during 1999, compared to a 1.22 percent return for 1998. This increase resulted from net income growth outpacing average asset growth. In addition, the Bank achieved a return on average equity of 12.77 percent in 1999 versus 11.32 percent in 1998. This increase resulted from higher levels of net income and was only partially offset by an increased dividend payment in the current year.

Liquidity

     Liquidity is the ability to generate adequate cash flow to meet financial commitments and to fund customers' demands for funds, either in terms of loan requests or deposit withdrawals. Liquidity may be provided by both assets and liabilities. Asset liquidity is derived from sources such as sales, calls and maturities of securities, principal and interest payments on loans, and cash and due from banks. Liability liquidity is provided by the core deposit growth from the Bank's stable customer base. Liquidity may also be provided by the issuance of the Bank's common stock. Management believes the liquidity of the Bank remains adequate, as sufficient assets are maintained on a short-term basis to meet the liquidity demands anticipated. Secondary sources of funds are also available should the need arise. Management is not aware of any trends, commitments or events that will result in or that are reasonably likely to result in a material increase or decrease in liquidity.

     Net cash provided by operating activities of $4,569 in 1999 increased $3,073 from 1998 and was primarily attributable to the increase in net income and the change in the mortgage loans held for sale category which fluctuates based upon loan demand and the timing of loan sales in the secondary market. Net cash flows from financing activities in 1999 decreased $9,281 from 1998 due primarily to significant decreases in cash flows from demand and savings deposits. Cash flows from operating and financing activities were used primarily to fund the net increase in loans of $17,189 and the net increase in securities of $9,135 in 1999.

Year 2000

     The Bank was cognizant of the risks posed by the Year 2000 issue. Subsequent to December 31, 1999, the Bank is not aware of any information that indicates a significant vendor or service provider may be unable to sell goods or provide services to the Bank because of Year 2000 issues. Further, the Bank has not received any notifications from borrowers or regulatory agencies to which it is subject, nor is the Bank aware of any information which indicates that (1) a borrower has experienced significant issues which may impact their ability to service their loan or which may impact their borrowing agreement terms or covenants or (2) significant regulatory action is being or may be taken against the Bank, as a result of Year 2000 issues.

     The Bank has not experienced any significant disruptions to financial or operating activities caused by failure to computerized systems resulting from Year 2000 issues. Management does not expect Year 2000 issues to have a material adverse effect on the Bank's operations or financial results in 2000. To date, the Bank has expensed approximately $25,000 on the Year 2000 issue. Future expenses related to the Year 2000 issue are not expected to be significant.

1998 COMPARED TO 1997

Balance Sheet

     Total assets of the Bank at December 31, 1998 exceeded total assets at December 31, 1997 by $26,210 or 19.2 percent. Net loans outstanding at December 31, 1998 compared to December 31, 1997 showed an increase of $1,084 or 1.1 percent. The increase was a result of improved commercial loan demand. Federal funds sold and securities purchased under resale agreements at December 31, 1998 increased by $3,735 or 58.0 percent compared to December 31, 1997, due primarily to increases in total deposits which were only partially utilized to fund increases in net loans and securities.

     Total securities at December 31, 1998 increased by $19,552 or 88.3 percent compared to December 31, 1997, due primarily to purchases of securities of $36,564, offset by maturities and calls of securities of $17,028. Included in available-for-sale securities at December 31, 1998 are floating rate and step-up rate securities with coupon rates of 5 percent or below with amortized cost of $1,503 and fair value of $1,434. No floating rate or step-up rate securities with coupon rates of 5 percent or below are included in held-to-maturity securities at December 31, 1998. Refer to note 3 of the notes to consolidated financial statements for additional information concerning the Bank's investment securities.

     Total deposits increased by $24,926 or 20.7 percent, due mostly to increases in interest-bearing demand deposits and total time deposits. Total interest-bearing demand deposits were up from $23,474 to $33,915, a 44.5 percent increase and total time deposits were up from $74,912 to $84,549, a 12.9 percent increase.

Allowance for Loan Losses

     At December 31, 1998, the recorded investment in loans which have been identified as impaired loans, in accordance with Statement 114, totaled $1,070 compared to $861 at December 31, 1997. Of these amounts, $660 at December 31, 1998 related to loans with no valuation allowance compared to $735 at December 31, 1997, and $410 and $126 at December 31, 1998 and 1997, respectively, related to loans with a corresponding valuation allowance of $77 and $40, respectively.

     For the year ended December 31, 1998, the average recorded investment in impaired loans was approximately $998 compared to $923 for the year ended December 31, 1997, and the total interest income recognized on impaired loans was $96 in 1998 versus $78 in 1997, of which $76 and $39 was recognized on a cash basis in 1998 and 1997, respectively.

     The provision for loan losses was $358 for the year ended December 31, 1998 compared to $391 for the year ended December 31, 1997, a decrease of $33. This decrease resulted from improved loan portfolio quality in the current year. Actual net charge-offs were $274 for the year ended December 31, 1998 versus $356 in net charge-offs for the year ended December 31, 1997. An ongoing evaluation of the allowance for loan losses, as it relates to the growth and quality of the portfolio, is being made to ensure that the allowance for loan losses is at a sufficient level to absorb estimated losses in the Bank's portfolio. As of December 31, 1998 and 1997, the ratio of the allowance for loan losses to loans, net of unearned income, was 1.29 percent and 1.22 percent, respectively. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. The agencies may require the Bank to recognize additions to the allowance based on their judgments about information available at the time of their examination.

     Foreclosed properties increased to $559 at December 31, 1998 from $306 at December 31, 1997. These properties consist primarily of single-family property, some of which were under contract to be sold as of December 31, 1998.

     See note 5 to the Bank's consolidated financial statements for summaries of the changes in the Bank's allowance for loan losses, nonperforming assets and impaired loans. Also, see comments in note 14 to the Bank's consolidated financial statements.

Capital Resources

     Stockholders' equity increased by $1,387 or 9.3 percent to $16,292 as of December 31, 1998 compared to stockholders' equity of $14,905 at December 31, 1997. The increase was primarily due to improved earnings, the majority of which were retained. Stockholders' equity at December 31, 1998 has been reduced by $46 compared to $54 at December 31, 1997 representing the net unrealized losses on available-for-sale securities, net of income taxes, at year end. The net unrealized losses on available-for-sale securities, net of income taxes, which is recorded as accumulated other comprehensive income as a separate component of stockholders' equity, will continue to be subject to change in future periods due to fluctuations in market value, sales, purchases, maturities and calls of securities classified as available-for-sale.

     The Bank was in compliance with minimum Tier 1 and total capital ratios of 4 percent and 8 percent, respectively, at December 31, 1998. Also, the Bank's leverage ratio at December 31, 1998 was in excess of the 4 percent minimum requirement. See note 11 of the notes to the consolidated financial statements for additional information concerning the Bank's capital requirements.

     There are no material commitments for capital expenditures as of December 31, 1998. In addition, there are no expected material changes in the mix or relative cost of capital resources.

Net Interest Income

     The principal source of earnings for the Bank is net interest income. Net interest income is the net amount of interest earned on the Bank's interest-bearing assets, less the amount of interest paid on the Bank's deposits and other interest-bearing liabilities. Net interest income before the provision for loan losses was $6,205 for the year ended December 31, 1998, compared with $5,667 for the year ended December 31, 1997, an increase of $538 or 9.5 percent. Most of this increase was due primarily to federal funds sold and held-to-maturity securities volume increasing more rapidly during the period than the volume of interest-bearing deposits. Total interest income increased from $10,699 in 1997 to $11,894 in 1998, an increase of $1,195 or 11.2 percent due primarily to higher federal funds sold and securities volume. Interest expense increased from $5,032 in 1997 to $5,689 in 1998, an increase of $657 or 13.1 percent, due to the increased volume in interest-bearing demand and time deposits.

Noninterest Income

     Noninterest income consists of earnings generated primarily from service charges on deposit accounts and other service charges, commissions and fees.
The Bank's total noninterest income increased from $1,013 in 1997 to $1,125 in 1998, an increase of 11.1 percent due primarily to increases in other service charges, commissions and fees offset by a decrease in service charges on deposit accounts. Service charges on deposit accounts decreased 18.0 percent over 1997 due to decreases in charges earned on commercial deposit accounts. Other service charges, commissions and fees increased 34.7 percent compared to the year ended December 31, 1997 due primarily to increases in commissions on mortgage loans sold.

Noninterest Expense

     The Bank's total noninterest expense for the year ended December 31, 1998 increased $40, or .9 percent compared to the year ended December 31, 1997. The
10.2 percent increase in salary and employee benefits expense in 1998 was due primarily to additions to the Bank's staff, routine merit adjustments, promotions and other normal compensation related items. Furniture, fixtures and equipment expense decreased 8.4 percent due primarily to the Bank's installation of a new computer system in 1997 which increased prior year costs under maintenance contracts. Computer services decreased $174 or 91.1 percent in 1998 due to the Bank's installation of a new computer system in the prior year, which eliminated the costs associated with outsourcing the data processing function. Write-downs and losses, net, on foreclosed properties increased to $47 in 1998 from $7 in 1997. Other expenses in 1998 decreased 4.7 percent over 1997 due to a decrease in armored car service which was partially offset by increases in telephone expense, advertising expense and capital stock taxes.

Income Taxes

     Reported income tax expense increased $238 to $777 for the year ended December 31, 1998 compared to the year ended December 31, 1997. The Bank's effective tax rate was 30.3 percent in 1998 compared to 28.0 percent in 1997. The increase in the effective tax rate was due primarily to a decrease in the level of tax-exempt interest income. See note 9 of the notes to consolidated financial statements for additional information concerning the Bank's income taxes.

Net Income

     Net income for the year ended December 31, 1998 was $1,791 compared to $1,386 for the year ended December 31, 1997. This was an increase of $405 or
29.2 percent, due primarily to increases in net interest income and total noninterest income and a decrease in the provision for loan losses, offset by increases in total noninterest expense and income tax expense. The Bank achieved a 1.22 percent return on average assets during 1998, compared to a 1.06 percent return for the same period in 1997.

Liquidity

     Net cash provided by operating activities of $1,496 in 1998 decreased $1,282 from 1997 and was primarily attributable to the increase in the mortgage loans held for sale category which fluctuates based upon loan demand and the timing of loan sales in the secondary market. Net cash flows from financing activities in 1998 increased $13,532 from 1997 due primarily to increases in demand and savings deposits. Cash flows from financing activities were used primarily to fund the net increase in securities of $19,552, the net increase in loans of $2,369 and the net increase in federal funds sold of $3,735 in 1998.

General

Impact of Inflation and Changing Prices

     The consolidated financial statements and related notes presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

Derivatives

     The Bank does not use derivatives or other off-balance sheet transactions such as futures contracts, forward obligations, interest rate swaps, or options:

Future Accounting Considerations

Statement 133
-------------

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. Statement 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative. Statement 133 was issued to address concerns over the lack of uniformity in accounting and reporting for derivative instruments and hedging activities.

     Statement 133, as amended by Statement 137, Deferral of the Effective Date of FASB Statement No. 133, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, although earlier application is permitted. Retroactive application of Statement 133 to financial statements of prior periods is not permitted.

     Future adoption of Statement 133 is not expected to have any effect on the consolidated financial position, results of operations or liquidity of the Bank. The Bank currently does not hold derivative instruments as defined by Statement 133.

                           STATISTICAL FINANCIAL DATA
                           --------------------------

     The following information presents statistical information describing portions of the bank's business. The numbers in the tables below are in thousands, except ratios, share and per share information.

I.   DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY;   INTEREST
     --------------------------------------------------------------  ---------
RATES AND INTEREST DIFFERENTIAL
-------------------------------

     The table on the following page illustrates balances of total interest-earning assets and total interest- bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, stockholders' equity and the related income, expense and corresponding average yields earned and rates incurred. The average balances used in this table and other statistical data were calculated using daily average balances.

     It should be noted that income and yields are not reported on a tax-equivalent basis. Nonaccrual loans are included in average balances for yield computations. The interest rate spread is the average yield earned on interest-earning assets less the average rate incurred on interest-bearing liabilities. Net interest margin is net interest income expressed as a percentage of average interest-earning assets.

Distribution of Assets, Liabilities and Stockholders' Equity; Interest Rates and Interest Differential

                                                           1999                                        1998
                                       -------------------------------------------------------------------------------------------
                                                                   Average                                   Average
                                                     Interest      Rate                       Interest       Rates
                                        Average      Income/       Earned/      Average       Income/        Earned/      Average
                                        Balance      Expense       Paid         Balance       Expense        Paid         Balance
Assets
Cash and due from banks                 $  5,387     $      -             -       $  4,722      $      -           -      $  4,775
Interest-bearing deposits with banks          58            3          5.17%            40             2        5.00%           38

Taxable securities                        42,612        2,859          6.71%        20,775         1,337        6.44%       14,877
Non-taxable securities                     4,864          266          5.47%         6,039           345        5.71%        6,832
----------------------------------------------------------------------------------------------------------------------------------

   Total investment securities            47,476        3,125          6.58%        26,814         1,682        6.27%       21,709
Federal funds sold and securities
   purchased under resale agreements      11,073          538          4.86%        13,558           722        5.33%        6,986
Total loans (net of unearned)            106,431        9,839          9.24%        99,281         9,488        9.56%       93,943
Allowance for loan losses                 (1,337)           -             -         (1,242)            -           -        (1,192)
----------------------------------------------------------------------------------------------------------------------------------
   Loans, net                            105,094            -             -         98,039             -           -        92,751
Bank premises and equipment                2,069            -             -          2,178             -           -         1,999
Accrued interest receivable                1,264            -             -            943             -           -           850
Foreclosed properties                        248            -             -            338             -           -           299
Other assets                                 830            -             -            620             -           -           763
----------------------------------------------------------------------------------------------------------------------------------
   Total assets                         $173,499                                  $147,252                                $130,170
                                        --------                                  --------                                --------
Total Interest-earning Assets           $165,038     $ 13,505          8.18%      $139,693      $ 11,894        8.51%     $122,676
                                        ------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits       19,772            -             -         17,736             -           -        16,565
----------------------------------------------------------------------------------------------------------------------------------
Interest-bearing demand deposits          35,545        1,190          3.35%        29,526           995        3.37%       23,231
Savings deposits                           5,944          145          2.44%         5,524           134        2.43%        5,083
Certificates of deposit $100,000 &
 over                                     15,205          885          5.82%        11,807           719        6.09%        9,785
Other time deposits                       78,263        4,276          5.46%        65,695         3,841        5.85%       59,937
----------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing deposits       134,957        6,496          4.81%       112,552         5,689        5.05%       98,036
Federal funds purchased and
 securities
   sold under repurchase agreements          178            8          4.49%             -             -           -            73
Accrued interest payable                     993            -             -            839             -           -           727
Other liabilities                            228            -             -            305             -           -           188
   Total liabilities                    $156,128                                  $131,432                                $115,589
Stockholders' equity                      17,371                                    15,820                                  14,581
Total Liabilities/Stockholders'
 Equity                                 $173,499                                  $147,252                                $130,170
                                        --------                                  --------                                --------
Total Interest-bearing Liabilities      $135,135     $  6,504          4.81%      $112,552      $  5,689        5.05%     $ 98,109
                                        ------------------------------------------------------------------------------------------


Interest rate spread                                                   3.37%                                    3.46%
                                                                    --------                                --------

Interest Income/Interest-earning
 Assets                                                                8.18%                                    8.51%
Interest-Expense/Interest-earning
 Assets                                                                3.94%                                    4.07%
                                                                    --------                                --------

Net Interest Income/Net Yield on
 Interest-earning Assets                             $  7,001          4.24%                    $  6,205        4.44%
                                                     -----------------------                    --------------------

                                                      1997
                                               ------------------
                                                          Average
                                               Interest    Rates
                                               Income/    Earned/
                                               Expense      Paid
Assets
Cash and due from banks                        $      -        -
Interest-bearing deposits with banks                  4    10.53%
Taxable securities                                  880     5.92%
Non-taxable securities                              401     5.87%
-----------------------------------------------------------------

   Total investment securities                    1,281     5.90%
Federal funds sold and securities
   purchased under resale agreements                387     5.54%
Total loans (net of unearned)                     9,027     9.61%
Allowance for loan losses                             -        -
-----------------------------------------------------------------
   Loans, net                                         -        -
Bank premises and equipment                           -        -
Accrued interest receivable                           -        -
Foreclosed properties                                 -        -
Other assets                                          -        -
-----------------------------------------------------------------
   Total assets

Total Interest-earning Assets                  $ 10,699     8.72%
-----------------------------------------------------------------

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits                   -        -
-----------------------------------------------------------------
Interest-bearing demand deposits                    745     3.21%
Savings deposits                                    124     2.44%
Certificates of deposit $100,000 &
 over                                               603     6.16%
Other time deposits                               3,556     5.93%
-----------------------------------------------------------------
   Total interest-bearing deposits                5,028     5.13%
Federal funds purchased and
 securities
   sold under repurchase agreements                   4     5.48%
Accrued interest payable                              -        -
Other liabilities                                     -        -
   Total liabilities
Stockholders' equity
Total Liabilities/Stockholders'
 Equity

Total Interest-bearing Liabilities             $  5,032     5.13%
                                       --------------------------

Interest rate spread                                        3.59%
                                                            -----
Interest Income/Interest-earning
 Assets                                                     8.72%
Interest-Expense/Interest-earning
 Assets                                                     4.10%
                                                         --------
Net Interest Income/Net Yield on
Interest-earning Assets


NET INTEREST INCOME AND RATE/VOLUME ANALYSIS

The following table describes the impact on the Bank's interest income and interest expense resulting from changes in average balances and average rates for the periods indicated. The changes in interest due to both volume and rate have been allocated to volume and rate changes equally.

                                                                           Years Ended December 31,
                                                      1999/1998                                       1998/1997
                                                ----------------------------------    ---------------------------------------
                                                Increase   (decrease)    Total          Increase     (decrease)       Total
                                                due to     change in:    or net           due to     change in:      or net
                                                ---------------------                 -------------------------
                                                Average     Average     increase         Average       Average      increase
                                                balance      rate      (decrease)        balance        rate       (decrease)
                                                -----------------------------------------------------------------------------
Interest-earning assets:
Interest-bearing deposits with banks          $     1          -               1           $   -            (2)         (2)
Taxable securities                              1,435         87           1,522             364            93         457
Non-taxable securities                            (66)       (13)            (79)            (46)          (10)        (56)
Federal funds sold and securities purchased
     under  resale agreements                    (127)       (57)           (184)            357           (22)        335
Total loans (net of unearned)                     672       (321)            351             510           (49)        461
-----------------------------------------------------------------------------------------------------------------------------

Income on interest-earning assets               1,915       (304)          1,611           1,185            10       1,195
-----------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
Interest-bearing demand deposits                  202         (7)            195             208            42         250
Savings deposits                                   10          1              11              11            (1)         10
Certificates of deposit of $100,000 & over        202        (36)            166             124            (8)        116
Other time deposits                               711       (276)            435             336           (51)        285
Federal funds purchased and securities
     sold  under repurchase agreements              8          -               8              (2)           (2)         (4)
                                             --------------------------------------------------------------------------------

Expense of interest-bearing liabilities         1,133       (318)            815             677           (20)        657
-----------------------------------------------------------------------------------------------------------------------------
Net change in net interest income                 782         14             796             508            30        538
                                             --------------------------------------------------------------------------------

II.  INVESTMENT PORTFOLIO
     --------------------

     The amortized costs and fair values of available-for-sale securities as of December 31, 1999 and 1998 were as follows:

                                              December 31, 1999
                                      -----------------------------
                                      Amortized           Fair
                                      Costs               Values
                                      -----------------------------
      U. S. Government agencies
       and corporations (1)           $ 8,752                 8,434
      Other securities                    942                   942
                                      -------                ------
       Totals                         $ 9,694                 9,376
                                      =======                ======

                                            December 31, 1998
                                      -----------------------------
                                      Amortized           Fair
                                      Costs               Values
                                      -----------------------------

      U. S. Government agencies
       and corporation (1)            $ 2,163                 2,093
      Other securities                    827                   827
                                      -------                ------
       Totals                         $ 2,990                 2,920
                                      =======                ======

     The amortized costs of held-to-maturity securities as of December 31, 1999 and 1998 were as follows:

                                                    December 31,
                                           -----------------------------
                                              1999             1998
                                           -----------------------------
      U. S. Government agencies
       and corporations (1)                 $37,249            33,014
      State and political subdivisions        4,207             5,763
                                            -------            ------
       Totals                               $41,456            38,777
                                            =======            ======

     (1) Mortgage-backed securities are included in the totals for U.S. Government agencies and corporations.

     Other than U.S. Government securities, the Bank has no securities with any issuer that exceeds 10% of its stockholders' equity.

     The following tables set forth the maturity distribution and weighted average yields of the investment portfolio at December 31, 1999. The weighted average yields are calculated on the basis of amortized costs of the investment portfolio and on the interest income of investments adjusted for amortization of premium and accretion of discount. Yields on tax-exempt investments have been computed on a tax equivalent basis assuming a federal tax rate of 34 percent.

                              AVAILABLE-FOR-SALE


                                            December 31, 1999
                                       ----------------------------
                                                           Weighted
                                       Amortized   Fair    Average
                                       Costs       Values  Yields
                                       ---------   ------  --------
U.S. Government agencies
 and corporations (1):
  One year or less                        $  614     613     5.11%
  After five to ten years                  1,003     985     5.58%
  After ten years                          7,135   6,836     7.40%
                                          ------   -----     ----
                                           8,752   8,434     7.03%
Other securities:
  No maturity                                942     942     6.78%
                                          ------   -----     ----
Total available-for-sale securities       $9,694   9,376     7.01%
                                          ======   =====     ====

                                HELD-TO-MATURITY

                                                        December 31, 1999
                                                   ---------------------------
                                                                      Weighted
                                                   Amortized  Fair    Average
                                                   Costs      Values  Yields
                                                   ---------  ------  --------
U.S. Government agencies and corporations (1):
 One year or less                                    $   500     508     8.25%
 After one to five years                               2,472   2,428     6.38%
 After five to ten years                               9,997   9,329     6.55%
 After ten years                                      24,280  22,014     6.83%
                                                     -------  ------     ----
                                                      37,249  34,279     6.74%

State and political subdivisions:
 One year or less                                        420     434     6.17%
 After one to five years                               2,408   2,414     4.83%
 After five to ten years                               1,379   1,428     6.03%
                                                     -------  ------     ----
                                                       4,207   4,276     5.36%

Total held-to-maturity securities                    $41,456  38,555     6.60%
                                                     =======  ======     ====
Total securities                                     $51,150  47,931     6.68%
                                                     =======  ======     ====

(1) Mortgage-backed securities are included in the totals for U. S. Government agencies and corporations.

III.    LOAN PORTFOLIO
        --------------

        A summary of loans outstanding is as follows:


                                                 December 31,
                                            -----------------------
                                               1999          1998
                                            ---------     ---------
     Commercial                              $  9,058        12,301
     Consumer, principally installment         22,183        19,236
     Real estate - mortgage                    71,914        55,372
     Real estate - construction                14,881        13,727
                                             --------      --------

       Total loans                            118,036       100,636

     Less unearned income                      (1,039)         (948)
                                             --------      --------

       Total loans, less unearned income     $116,997        99,688
                                             ========      ========

          The following table presents the maturities of loans for the Bank. Maturities of loans are not readily available by loan category.



Aggregate maturities of loan balances which are due:

                                      December 31, 1999
                                      -----------------
Within one year                           $ 44,449
Over one year through five years            43,972
Over five years                             29,615
                                          --------

 Total loans                              $118,036
                                          ========

     Loans with aggregate maturities of more than one year with a predetermined interest rate totaled $67,146, and an additional $6,441 were priced with adjustable interest rates.

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include commitments to extend credit and standby letters of credit. This information is incorporated by reference in this report from note 13 of the attached 1999 Annual Report to Stockholders at page F-21.

     The Bank also has certain concentrations of credit risk. This information is incorporated by reference in this report from note 14 of the attached 1999 Annual Report to Stockholders at page F-22.

     The following table presents information concerning nonperforming assets.

                                                    December 31,
                                                   --------------
                                                    1999    1998
                                                   ------  ------

          Nonaccrual loans                          $  810    859
          Foreclosed properties                        216    559
                                                    ------  -----
          Total nonperforming assets                $1,026  1,418
                                                    ======  =====

          Accruing loans contractually past due
          90 days or more                           $   97    293
                                                    ======  =====

     There were no committments to lend additional funds to customers whose loans were classified as nonperforming at December 31, 1999.

     The following table shows the proforma interest that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans:


                                      Years Ended December 31,
                                      ------------------------
                                       1999    1998    1997
                                      ------  ------  ------

Proforma interest-nonaccrual loans      $  80     74     60
                                        =====   ====   ====
Recorded interest-nonaccrual loans      $  65     76     46
                                        =====   ====   ====

     Loans are generally placed in nonaccrual status when the collection of principal or interest is 90 days or more past due, unless the obligation is both well secured and in the process of collection.

     At December 31, 1999 and 1998, the recorded investment in loans which have been identified as impaired loans totaled $1,032 and $1,070, respectively. Of these amounts, $711 and $660 related to loans with no valuation allowance, and $321 and $410 related to loans with a corresponding valuation allowance of $67 and $77, respectively.

     For the years ended December 31, 1999, 1998 and 1997, the average recorded investment in impaired loans was approximately $1,092, $998 and $923 and the total interest income recognized on impaired loans was $85, $96 and $78 of which $65, $76 and $46, respectively, was recognized on a cash basis.

IV.  SUMMARY OF LOAN LOSS EXPERIENCE

     The following is an analysis of the allowance for loan losses:

                                              Years Ended December 31,
                                              1999      1998     1997
                                            --------  -------  -------
     Average loans outstanding              $106,431   99,281    93,943
                                            --------   ------    ------

     Balance at beginning of year              1,284    1,200     1,165


     Additions charged to operations             315      358       391

     Charge-offs:
         Commercial loans                        (25)    (177)     (277)
         Consumer loans, principally
              installment                       (234)    (191)     (159)
          Real estate loans                      (17)     (22)      (39)

     Recoveries:
         Commercial loans                         41       60        15
         Consumer loans, principally
               installment                        38       56       104
         Real estate loans                         2        -         -
                                            --------   ------    ------

     Net charge-offs                            (195)    (274)     (356)
                                            --------   ------    ------

     Balance at year end                    $  1,404    1,284     1,200
                                            --------   ------    ------

     Ratio of net charge-offs
        during the year to average loans
        outstanding during the year             0.18%    0.28%     0.38%
                                            --------   ------    ------

     A breakdown of the allowance for loan losses in dollars and loans in each category to total loans in percentages is provided in the following table. However, the Bank's management does not believe that the allowance for loan losses can be fragmented by category with a degree of precision. Because all of these factors are subject to change, the breakdown is not necessarily indicative of future loan losses in the indicated categories.

     The following is an allocation of the allowance for loan losses:


                                                                       December 31,
                                --------------------------------------------------------------------------------------------
                                            1999                          1998                              1997
                                ----------------------------- ------------------------------- ------------------------------
                                                 Percent of                     Percent of                Percent of
                                                 loans in                       loans in                  loans in
                                                 each category                  each category             each category
                                    Allowance    to total        Allowance      to total       Allowance  to total
                                    Amount       Loans           Amount         Loans          Amount     Loans
                                --------------------------------------------------------------------------------------------
Commercial                         $   69           7.67%          92           12.22%          46           7.52%
Consumer Loans                        170          18.79%         145           19.11%         125          20.50%
Real Estate                           666          73.54%         520           68.67%         438          71.98%
Unallocated                           499              -          527               -          591              -
                                   ------         ------        -----          ------        -----       --------

                                   $1,404         100.00%       1,284          100.00%       1,200         100.00%
                                   ======         ======        =====          ======        =====       ========

V.   DEPOSITS
     --------

     The following table details the average amount of, and the average rate paid on, the primary deposit categories for the periods indicated:

                                                                             Years Ended December 31,
                                                             -----------------------------------------------------
                                                                       1999                      1998
                                                             -----------------------------------------------------
                                                              Average      Average     Average       Average
                                                              Balance      Rate        Balance       Rate
                                                             -----------------------------------------------------
Interest-bearing deposits:
 Interest-bearing demand
   deposits                                                  $ 35,545        3.35%     29,526         3.37%
 Savings deposits                                               5,944        2.44%      5,524         2.43%

Time deposits:
 Certificates of deposit
   $100,000 and over                                           15,205        5.82%     11,807         6.09%
 Other time deposits                                           78,263        5.46%     65,695         5.85%
                                                             --------        ----     -------         ----

   Total interest-bearing deposits                            134,957        4.81%    112,552         5.05%

Noninterest bearing deposits                                   19,772                  17,736
                                                             --------                 -------

   Total deposits                                            $154,729                 130,288
                                                             ========                 =======

The following is a summary of the maturity distribution of certificates of deposit and other time deposits of $100,000 or more as of December 31, 1999:


     Maturity
------------------
3 months                                               $  2,479
3 months to 6 months                                      2,384
6 months to 12 months                                     4,175
Over 12 months                                            8,835
                                                       --------
     Total                                             $ 17,873
                                                       ========

                     ANALYSIS OF INTEREST RATE SENSITIVITY


     The table below sets forth, as of December 31, 1999, the distribution of repricing opportunities of the Bank's interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), and the cumulative interest rate sensitivity gap ratio (i.e., interest rate sensitivity gap divided by total interest-earning assets). The table sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contracted terms.

     Certain shortcomings are inherent in the method of analysis presented in the following table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees and at different times to changes in market interest rates. Also, loan prepayments and early withdrawals of certificates of deposit could cause the interest sensitivities to vary from those which appear on the table.

     The Bank has a formal asset/liability management program provided through a correspondent bank relationship. The primary goal of the program is to provide management with information related to the rate sensitivity of certain assets and liabilities and the effect of changing rates on profitability and capital accounts. While this planning process is designed to protect the Bank over the long-term, it does not provide near-term protection from "interest rate shocks," as interest rate sensitive assets and liabilities, by their nature, move up or down in tandem in response to changes in the overall rate environment. Therefore, the Bank's profitability in the near-term may temporarily be affected, either positively by a falling interest rate scenario, or negatively by a period of rising rates.

     An interest rate sensitivity gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would generally tend to affect adversely net interest income while a positive gap would generally tend to result in an increase in net interest income. During a period of declining interest rates, a negative gap would generally tend to result in increased net interest income, while a positive gap would generally tend to affect adversely net interest income. The Bank's future earnings may be adversely affected by a sharp upturn in interest rates as the Bank is liability sensitive for the next year. In a falling rate environment earnings would benefit to a certain degree from this position, because assets at higher rate levels would reprice downward at a slower rate than interest sensitive liabilities. After the ten year period the Bank's cumulative interest-sensitivity position reflects an asset sensitive position.

INTEREST RATE SENSITIVITY

     The following table illustrates the interest rate sensitivity position of the Bank as of December 31, 1999 (focusing only on repricing schedule and not fixed versus variable rates). This table presents a position that existed at one particular day, changes continually, and is not necessarily indicative of the Bank's position at any other time.


                                              Maturing/Repricing In                             .
                                             ----------------------------------------------------
                                               Under 3     4 to 12     1 to 5   6 to 10   Over 10
                                               Months       Months     Years     Years     Years    Total
                                             -------------------------------------------------------------
Interest-sensitive Assets:
--------------------------
Securities (1)                                      499       1,034     5,136    12,124    31,415   50,208
Loans (2)                                         6,447       8,900    45,565    29,886    26,428  117,226
                                              ---------     -------   -------   -------   -------  -------
Total Interest-sensitive assets               $   6,946       9,934    50,701    42,010    57,843  167,434
                                              ---------     -------   -------   -------   -------  -------
Cumulative Interest-sensitive assets          $   6,946      16,880    67,581   109,591   167,434  167,434
                                              ---------     -------   -------   -------   -------  -------

Interest-sensitive Liabilities:
-------------------------------

NOW, money market & savings                   $  42,814           -         -         -         -   42,814
Time deposits $100,000 & Over                     2,478      11,273     4,122         -         -   17,873
Other time deposits                              15,987      23,799    35,948       315         -   76,049
Federal Funds purchased and securities
sold under repurchase agreements                    145           -         -         -         -      145

Federal Home Loan Bank advance                    4,100           -         -         -         -    4,100
                                              ---------     -------   -------   -------   -------  -------

Total Interest-sensitive liabilities          $  65,524      35,072    40,070       315         -  140,981
                                              ---------     -------   -------   -------   -------  -------

Cumulative interest-sensitive liabilities     $  65,524     100,596   140,666   140,981   140,981  140,981
                                              ---------     -------   -------   -------   -------  -------

Period gap                                     ($58,578)    (25,138)   10,631    41,695    57,843   26,453
                                              ---------     -------   -------   -------   -------  -------

Cumulative gap                                 ($58,578)    (83,716)  (73,085)  (31,390)   26,453   26,453
                                              ---------     -------   -------   -------   -------  -------
Cumulative ratio of interest-sensitive assets
 to interest-sensitive liabilities                10.60%      16.78%    48.04%    77.73%   118.76%  118.76%
                                              ---------     -------   -------   -------   -------  -------

(1)  Excluding Federal Reserve Bank and Federal Home Loan Bank stock.
(2)  Excluding nonaccrual loans.

                           SUPERVISION AND REGULATION

General

     Salem Bank & Trust is a national bank, and its deposit accounts are insured up to applicable limits by the FDIC. The bank is subject to extensive regulation by the OCC as its chartering agency. The reorganization will not change this. The discussion that follows of the regulations that currently apply to the bank will apply to the same extent to the bank after the reorganization.

     The bank must file reports with the OCC concerning its activities and financial condition, and it must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. The OCC conducts periodic examinations to assess the bank's compliance with regulatory requirements as well as its safety and soundness as a financial institution. As insurer, the FDIC may also conduct examinations of and require reporting by the bank. This regulation and supervision is intended primarily for the protection of the deposit insurance funds and depositors, not shareholders. The regulatory authorities have extensive discretion in the exercise of their supervisory and enforcement activities, including the setting of policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. The FDIC is authorized to prohibit Salem Bank & Trust from engaging in any activity that the FDIC determines will pose a threat to the insurance fund. The FDIC also may initiate enforcement actions.

     Salem Community Bankshares, as a bank holding company, also will be required to file reports with, and otherwise comply with, the rules and regulations of the Federal Reserve and Virginia Bureau of Financial Institutions and with the rules and regulations of the Securities and Exchange Commission under the federal securities laws. Compliance with these additional regulations will impose additional costs on the holding company not currently borne by Salem Bank & Trust.

     Any change in the laws governing the bank or the holding company, whether by a bank regulatory agency or through legislation, could have a material adverse impact on Salem Bank & Trust and Salem Community Bankshares and their operations and stockholders.

     The following is a summary of the laws and regulations that apply to the bank and the holding company. This summary is not complete. The operations of the bank and holding company may be affected by legislative and regulatory changes as well as by changes in the policies of various regulatory authorities.

Salem Community Bankshares

     Following the completion of the reorganization, holding company will be subject to examination, regulation and periodic reporting under the Bank Holding Company Act of 1956, as amended, as administered by the Board of Governors of the Federal Reserve System.

     As a bank holding company, Salem Community Bankshares will be required to file with the Federal Reserve annual and semi-annual reports and information regarding its business operations and those of the bank. The holding company also must provide the Virginia Financial Institutions with information regarding itself and the bank. The holding company (as a bank holding company) and Salem Bank & Trust (as a member of the Federal Reserve System) will be examined by the Federal Reserve, and the holding company will be examined by the Virginia Bureau of Financial Institutions.

     A bank holding company is required by the Federal Bank Holding Company Act to obtain approval from the Federal Reserve prior to acquiring control of any bank that it does not already own or engaging in any business other than banking or managing, controlling or furnishing services to banks and other subsidiaries authorized by the statute. Similarly, approval of the Virginia Bureau of Financial Institutions Bureau is required for certain acquisitions of other banks and bank holding companies. The Federal Reserve would approve a bank holding company owning shares in a company involved in activities the Federal Reserve has determined to be closely related to banking or to managing or controlling banks.

     Some of the principal activities that the Federal Reserve Board has already determined to be closely related to banking are:


     .    making or servicing loans;

     .    performing certain data processing services;

     .    providing discount and full service brokerage services;

     .    acting as fiduciary, investment or financial advisor;

     .    leasing personal or real property;

     . making investments in corporations or projects designed primarily to promote community welfare; and

     .    acquiring a savings and loan association.

     The holding company would be compelled by the Federal Reserve to invest additional capital in the event the bank experiences either significant loan losses or rapid growth of loans or deposits. The Federal Reserve requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect its bank subsidiaries.

     As a bank holding company, the holding company will operate under the capital adequacy guidelines established by the Federal Reserve. Under the Federal Reserve's current risk-based capital guidelines for bank holding companies, the minimum required ratio for total capital to risk weighted assets the holding company will be required to maintain is 8%, with at least 4% consisting of Tier 1 capital. Tier 1 capital consists of common and qualifying preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangible assets. These risk-based capital guidelines establish minimum standards and bank holding companies generally are expected to operate well above the minimum standards. The amount of capital a bank holding company is required to hold can adversely affect its profitability and its ability to expand.

     The holding company will be required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, will be equal to 10% or more of the holding company's consolidated net worth. The Federal Reserve Board may disapprove any purchase or redemption under certain circumstances. Such notice and approval is not required for a bank holding company that, as we believe the holding company will be, would be treated as "well capitalized" under applicable regulations of the Federal Reserve Board, that has received a composite "1" or "2" rating at its most recent bank holding company inspection by the Federal Reserve Board, and that is not the subject of any unresolved supervisory issues. Notwithstanding the foregoing, any redemption of holding company preferred stock will require the prior approval of the Federal Reserve Board.

     The Federal Reserve Board is empowered to initiate cease and desist proceedings and other supervisory actions for violations of the Bank Holding Company Act, or the regulations, orders, conditions or agreements of or with the Federal Reserve Board.

     The status of the holding company as a registered bank holding company under the Bank Holding Company Act does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including certain provisions of the federal securities laws.

Salem Bank & Trust

     Salem Bank & Trust is examined and regulated by the OCC and is a member of the Federal Reserve System. The OCC regulates and monitors all significant aspects of the Bank's operations. The OCC, as the primary regulator, has enforcement authority over the bank. The OCC requires quarterly reports on the bank's financial condition and conducts periodic examinations of the bank. The cost of complying with these regulations and reporting requirements can be significant. In addition, some of these regulations impact shareholders directly. For example, Salem Bank & Trust may pay dividends only out of its undivided profits after deducting expense, including losses and bad debts. In addition, the bank may not pay dividends at all until its surplus equals its stated capital. The only exception is if the bank has transferred to surplus no less than 10% of its net profits for the preceding two consecutive half year periods (for annual dividends) or of the preceding half year period (for quarterly or half year dividends).

     The bank's loan operations, particularly for consumer and residential real estate loans, are also subject to numerous legal requirements as are its deposit activities. In addition to regulatory compliance costs, these laws may create the risk of liability to the bank for noncompliance.

     Salem Bank & Trust's deposits will be insured by the FDIC for a maximum of $100,000 per depositor. For this protection, the bank will pay a semi-annual statutory assessment and will have to comply with the rules and regulations of the FDIC. These assessments can go up or down, affecting the bank's costs, depending on the solvency of the banking industry as a whole. In addition, the FDIC has authority to initiate enforcement actions against banks, like Salem Bank & Trust, whose deposits are insured. The FDIC may also terminate or suspend a bank's deposit insurance if the institution is or is thought to be engaging in unsafe or unsound practices and under other circumstances.

     In case of member banks like Salem Bank & Trust, the Federal Reserve has the authority to prevent the continuance or development of unsound and unsafe banking practices and to approve conversions, mergers and consolidations.

     Under the Federal Reserve's current risk-based capital guidelines for member banks, Salem Bank & Trust is required to maintain a minimum ratio of total capital to risk weighted assets of 8%, with at least 4% consisting of Tier 1 capital. In addition, the Federal Reserve requires its member banks to maintain a minimum ratio of Tier 1 capital to total assets. This capital measure is generally referred to as the leverage capital ratio. The minimum required leverage capital ratio is 4% if the Federal Reserve determines that the institution is not anticipating or experiencing significant growth and has well-diversified risks, including no undue interest rate exposure, excellent asset quality, high liquidity and good earnings and, in general, is considered a strong banking organization and rated Composite 1 under the Uniform Financial Institutions Rating Systems. Salem Bank & Trust currently satisfies these criteria. If the bank does not satisfy any of these criteria in the future, it may be required to maintain a ratio of total capital to risk-based assets of 10% and a ratio of Tier 1 capital to risk-based assets of at least 6%. The bank would then be required to maintain a 5% leverage capital ratio. This would mean that the bank would have to hold more capital, and its ability to expand would be impaired and its profitability diminished.

     Banking profitability depends on interest rate differentials. The difference between the interest rates paid by Salem Bank & Trust on its deposits and other borrowings and the interest rate received on loans extended to its customers and on securities held in its portfolio comprises the major portion of the bank's earnings.

     The earnings and growth of Salem Bank & Trust are affected not only by general economic conditions, both domestic and foreign, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve implements national monetary policy by its open market operations in United States government securities, adjustments in the amount of reserves that banks and other financial institutions are required to maintain and adjustments to the discount rates applicable to borrowings by banks from the Federal Reserve The actions of the Federal Reserve in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged and paid on deposits.

     Salem Bank & Trust has restrictions on its investment and lending authorities. Loans are subject to limitations on amount based upon the bank's capital. Additional limitations are imposed on the aggregate amount of loans that a national bank may make to any one borrower, including relating entities. These restrictions can affect the ability of the bank to make larger loans.

     The requirements of the Community Reinvestment Act affect Salem Bank & Trust. The CRA imposes on financial institutions an affirmative obligation to help meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's efforts in helping meet community credit needs currently is evaluated as part of the examination process pursuant to a new regulation recently adopted by the banking regulatory agencies. Under the new regulation, a financial institution's efforts in helping meet its community's credit needs are evaluated according to a three-pronged test (lending, investment and service). The grade received by a bank is considered in evaluating mergers, acquisitions and applications to open a branch or facility. Salem Bank & Trust was last examined for CRA compliance on February 6, 1997 and received a "satisfactory" rating. To the best knowledge of the bank, it continues to meet its obligations under the CRA.

Acquisition of the Holding Company

     Federal Restrictions. Under the federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person or entity, or group acting in concert, seeks to acquire 10% or more of holding company common stock. The Federal Reserve Board takes into consideration certain factors, including the financial and managerial resources of the acquirer, the convenience and needs of the communities served by the holding company and Salem Bank & Trust, and the competitive effects of the acquisition.

     Under the Bank Holding Company Act, any company would be required to obtain prior approval from the Federal Reserve Board before it could acquire "control" of the holding company within the meaning of the Bank Holding Company Act. Control generally is defined for these purposes to mean the ownership, control or power to vote 25% or more of any class of voting securities of the holding company, the ability to control in any manner the election of a majority of holding company directors, or to otherwise have the power to exercise a controlling influence over the management or policies of the holding company.

     Virginia Restrictions. Virginia law prohibits any person or entity from acquiring control (generally defined as at least 25% of the voting shares) of a Virginia financial institution holding company without the approval of the Virginia State Corporation Commission's Bureau of Financial Institutions. The same restriction applies to an existing Virginia financial institution holding company acquiring more than 5% of the voting shares of any other Virginia financial institution holding company. In deciding whether to approve such acquisitions the Bureau generally must consider whether the acquisition would be detrimental to the safety and soundness of either party, the suitability of the applicant and its officers and directors, the interests of depositors, creditors, shareholders and others, and the general public interest. These restrictions will apply to the holding company.


                         FEDERAL HOME LOAN BANK SYSTEM

     Salem Bank & Trust is a member of the Federal Home Loan Bank System. The Federal Home Loan Bank System provides a central credit facility available to member institutions. The bank, as a member of the Federal Home Loan Bank of Atlanta, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount equal to the greater of 1.0% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, 5% of its Federal Home Loan Bank advances outstanding, or one per cent of thirty per cent of total assets. At December 31, 1999, the bank owned $487,000 of Federal Home Loan Bank common stock.

     Advances from and securities sold under agreements to repurchase with the Federal Home Loan Bank of Atlanta are secured by a member's shares of stock in the Federal Home Loan Bank of Atlanta, certain types of mortgages and other assets. Interest rates charged for advances vary depending upon maturity and cost of funds to the Federal Home Loan Bank of Atlanta. As of December 31, 1999, Salem Bank & Trust had $4.1 million in outstanding advances from the Federal Home Loan Bank of Atlanta.


                      WHERE YOU CAN FIND MORE INFORMATION

     Salem Bank & Trust is subject to the information reporting requirements of the Securities Exchange Act of 1934, and in accordance with that law files reports, proxy statements and other information with the OCC. Reports, proxy statements and other information filed by the bank are available from the Disclosure Officer, Communications Division, Office of the Comptroller of the Currency, 250 E Street, SW, Washington, DC 20219.

     The holding company will not be subject to the information requirements of the Securities Exchange Act of 1934 until after the reorganization takes place. After the reorganization takes place, holding company common stock will be listed for trading on the NASD Over the Counter Bulletin Board. The holding company will be subject to the information requirements of the Securities Exchange Act of 1934, and the holding company will file reports, proxy statements and other information with the Securities and Exchange Commission. At that time, the common stock of the bank will be withdrawn from listing and registration under the Securities Exchange Act of 1934.


     Salem Community Bankshares has filed a registration statement on Form S-4 relating to the reorganization with the SEC. This proxy statement/prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For the further information, we refer you to the registration statement on Form S-4, including its exhibits. Statements contained in this proxy statement/prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement, please see the filed copy of the agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of each document.

     After the reorganization, the holding company will file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials filed with the SEC, including the registration statement, at the following SEC public reference rooms:

     450 Fifth Street, N.W.    7 World Trade Center      500 West Madison Street
     Room 1024                 Suite 1300                Suite 1400
     Washington, D.C. 20549    New York, New York 10048  Chicago, Illinois 60661

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The holding company SEC filings will also be available to the public on the SEC's Web Site at http:/www.sec.gov.


                     INFORMATION INCORPORATED BY REFERENCE

     Any statement contained in a document incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement/prospectus or in any other subsequently filed document which is also incorporated by reference modifies or replaces such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

     If you call or write to us, we will send to you without charge a copy of any or all of the documents described above, other than exhibits to those documents that are not incorporated by reference into such documents.

To request documents, call or write to Gill Roseberry, Secretary, Salem Community Bankshares, Inc., P.O. Box 979, Salem, Virginia 24153, telephone number (540) 387-0223.

                       CONSOLIDATED FINANCIAL STATEMENTS

     A copy of Salem Bank & Trust's Annual Report to Stockholders accompanies this proxy statement/ prospectus. It contains consolidated financial statements as of December 31, 1999 and 1998 for the years ended December 31, 1999, 1998 and 1997 prepared in accordance with generally accepted accounting principles.


              POSTPONEMENT AND ADJOURNMENT OF STOCKHOLDER MEETING

     You are asked to approve, if necessary, allowing the Chairman of the meeting, who probably will be Dr. Walter Hunt, Chairman of the Board, to adjourn the annual meeting and reschedule it for a later date. This would be done if necessary to solicit further votes in favor of the reorganization and any other matters to be voted upon at the meeting. If you do not vote in favor of this proposal, your proxy may not be used by management to vote in favor of an adjournment pursuant to its discretionary authority.


                             ELECTION OF DIRECTORS

     The Articles of Association of the Bank provide that the number of directors shall be not less than five (5) nor more than twenty-five (25). The Board of Directors has set the present number of directors at nine (9).

     The persons named below, all of whom are members of the present Board of Directors, will be nominated for election to serve. No director or nominee is related by blood, marriage, or adoption to any other director in any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.

     With respect to the election of directors, shareholders have cumulative voting rights. Each shareholder has the right to vote the number of shares owned by him for as many persons as there are directors to be elected or to cumulate such shares for one candidate or distribute them among as many candidates as he wishes. The Board of Directors solicits and the proxies may be instructed to use discretionary authority to use cumulative voting in the voting of the proxies should it be necessary to elect as many of the director nominees as possible.

     It is the intention of the persons named in the proxy to vote for the election of the following nominees unless the proxy directs otherwise. The following, if elected, shall serve for one year and until their successors are elected and have qualified.


                             NOMINEES FOR ELECTION


     The Directors of the Bank serve one-year terms. The following table lists the directors' names, ages, principal occupations and the number of shares of common stock beneficially owned by them as of April __, 2000.


                                                                                         Shares
                            Principal                                                  Beneficially
                            Occupation                                                    Owned (1)
                            For Last                       Director of the           --------------------
Name (Age)                  Five Years                     Bank Since                Number       Percent
---------------------------------------------------------------------------------------------------------
Eugene M. Bane, Jr. (60)    Doctor of Optometry               1981                   32,821         2.25

Truman R. Dorton (60)       Dorton & Gooch, CPAs              1991                   12,683          (2)

Morris A. Elam (75)         Retired Owner                     1983                   17,408         1.19
                            Morris Elam Electric Co.

H. Morgan Griffith (42)     Attorney-at-Law                   1994                      659          (2)
                            Representative to Virginia

                            House of Delegates

Rose M. Hagen (41)          CPA and Staff                     1989           1,721       (2)
                            Financial Analyst
                            Allstate Insurance

Carlos B. Hart (72)         President                         1981          33,928     2.33
                            Hart Motor Co., Inc.

Walter A. Hunt (70)         Retired Superintendent            1981          36,156     2.48
                            City of Salem Schools

Gladys C. O'Brien (63)      Vice President                    1983          33,187     2.28
                            O'Brien Meats

Clark Owen, Jr. (57)        President and                     1977          18,163       (3)
                            Chief Executive Officer
                            Salem Bank & Trust, N.A.

_________________
(1) Includes shares which may be deemed beneficially owned due to certain family or business relationships. The listing of such shares is not to be construed as an admission that a director is the "beneficial owner" of such shares.
(2)  Less than one percent.
(3) Included in the shares listed are shares held in a 401(k) pool with about seven other employees. Mr. Owen's portion of this pool amounts to approximately 4,400. Mr. Owen may direct the account to sell the shares, but Mr. Owen has no say in how the shares are voted.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table indicates those persons owning five percent or more of the Bank's outstanding shares, together with all shares owned by directors and executive officers of the Bank as a group, as of April 21, 2000.

NAME AND ADDRESS                        AMOUNT BENEFICIALLY OWNED  PERCENT OF CLASS (1)
----------------                        -------------------------  --------------------
Warren L. Baker                                    84,534                5.80
Roanoke, Virginia
Sondra Hagen (2)                                   76,518                5.25
Salem, Virginia
CEDE and Company                                  545,119               37.38 (3)
New York, New York

All directors and executive officers
as a group (16 persons)                           197,654               13.55

--------------
(1) Includes shares which may be deemed beneficially owned due to family or business relationships, joint ownership, voting power or investment power.
(2) Bank and holding company director Rose Hagen is the spouse of Ms. Sondra Hagen's son.
(3) CEDE and Company shares are believed to be held for the benefit of several shareholders.

               MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of Salem Bank and Trust, National Association, meets once monthly on the third Thursday unless that day happens to be a holiday in which case the meeting is usually held on the previous Thursday. There were twelve (12) regular meetings during the calendar year 1999. The average attendance of the meetings was 90%. No Director attended less than 75% of the meetings, except Mr. Elam, who attended 67% of the meetings.

     Directors receive a monthly fee of $400 and the Chairman receives a monthly fee of $525.

     There are eight standing committees made up of various members of the Board of Directors. They are as follows: Executive Committee; Compliance Committee; Loan Committee; Audit Committee; Planning Committee; Investment Committee; Marketing Committee; and Personnel and Benefits Committee.

     The Audit Committee consisting of Chairman, Carlos B. Hart, and Truman R.
     -------------------
Dorton met eight (8) times in 1999. The committee's primary responsibility is to review the findings of the Bank's internal auditor, external auditor and regulatory agency.

     The Personnel and Benefits Committee, which reviews personnel and
     ------------------------------------
compensation matters, consisting of Chairwoman, Rose M. Hagen, H. Morgan Griffith, Morris A. Elam, Dr. Walter A. Hunt and Clark Owen, Jr., did not meet during 1999.

     Staff members other than directors attend and participate in some of these committee meetings.

              NOMINATION OTHER THAN BY OR ON BEHALF OF DIRECTORS

     The Bank does not have a nominating committee and other nominations may be made as described below. The Bank's By-laws provide that nominations other than by or on behalf of the existing management of the Bank shall be made in writing and shall be delivered or mailed to the President of the Bank not less than 14 days or more than 50 days prior to the meeting, provided however, that if less than 21 days notice of the meeting is given to shareholders, such proposal or nomination shall be mailed or delivered to the President of the Bank not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Proposals and nominations not made in accordance herewith may in his discretion be disregarded by the Chairman of the meeting, and upon his instructions, the vote tellers may disregard all votes cast for each such proposal or nominee. The Board of Directors is not aware of any other proposals or nominations.

A COPY OF THE BANK'S ANNUAL REPORT ON FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1999, REQUIRED TO BE FILED WITH THE OFFICE OF THE COMPTROLLER OF THE CURRENCY IN WASHINGTON, D.C. AND RELATED SCHEDULES THERETO SHALL BE PROVIDED BY THE BANK WITHOUT CHARGE TO EACH SHAREHOLDER UPON HIS WRITTEN REQUEST TO GILL R. ROSEBERRY, SENIOR VICE PRESIDENT AND CASHIER, 110 EAST MAIN STREET, SALEM, VIRGINIA, 24153.

     The Board of Directors does not know of any matters to be presented at the Annual Meeting of Shareholders other than as set forth above. However, if any other matters come before the meeting, proxies received pursuant to this solicitation will be voted thereon in accordance with the recommendations of the Board of Directors.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth information concerning compensation paid to the Bank's Chief Executive Officer during 1999. The Bank had no other officer whose total annual salary and bonus exceeded $100,000 for the year ended December 31, 1999.

                          SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION
                                                     -------------------        ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR           SALARY     BONUS      COMPENSATION (1)
---------------------------             ----         ---------    ------     ----------------
Clark Owen, Jr. President               1999          $103,369     $6,120           $5,378
and Chief Executive Officer             1998            99,350      5,961            5,338
                                        1997            96,230      4,812            4,205

(1) Annual contribution to 401(k) plan in 1999, 1998, and 1997 and premiums for life insurance.

                              STOCK OPTION GRANTS

     There were no stock options granted to Mr. Owen during the year ended December 31, 1999.


              STOCK OPTIONS EXERCISED AND YEAR-END OPTION VALUES

     The following table sets forth certain information concerning the shares acquired on exercise of options for the Bank's common stock and the value realized (based on the difference between the exercise price of the exercised options and the closing bid price of the common stock on the exercise date, which was $17.75 per share) during the year ended December 31, 1999, and the number of shares underlying unexercised options and the value of such options (based on the difference between the exercise price of the outstanding options and the closing bid price of the common stock on December 31, 1999, which was $16.00 per share) as of December 31, 1999 available to Mr. Owen. Stock option data has been adjusted to reflect the effects of the Bank's stock dividends.


                      AGGREGATED OPTION EXERCISES IN 1999
                          AND YEAR-END OPTION VALUES

                                                             Number of Shares                Value of Unexercised
                                                         Underlying Unexercised                In-the-Money
                                                              Options at                         Options at
                                                           December 31 - 1999(#)            December 31 - 1999($)
                                                       --------------------------         ----------------------------
                    Shares Acquired       Value
Name                on Exercise(#)      Realized($)      Exercisable     Unexercisable    Exercisable    Unexercisable
----                ---------------     -----------      -----------     -------------    ------------   -------------
Clark Owen, Jr.          394             $3,940             409            1,230            $3,272          $9,840

                             EMPLOYMENT AGREEMENTS

     The Bank's President and Executive Vice President have each entered into an employment agreement with the Bank which provides that upon a change in control of the Bank, the employment agreement shall automatically renew for a period of three years. If within 36 months after a change in control, the Bank terminates the executive's employment, the executive will (1) be entitled to receive for the greater of the remainder of the term or 24 months all prerequisites provided immediately prior to termination and payment of all insurance premiums necessary to continue the executive's life, health and accident insurance; (2) be entitled to receive for the greater of the remainder of the term, or 12 months, the annual compensation to which the executive was entitled immediately prior to termination; and (3) become vested in all employee benefit plans as of the date when final compensation is paid to the executive. An agreement has also been put in place for other members of management at the Bank which provides that upon a change in control of the Bank, the severance agreement shall continue in effect for a period of three years. Upon termination of the employee's employment following a change in control for reasons other than death, retirement, disability, by the Bank for cause, or by the employee for other than good reason, the employee shall receive certain severance pay and medical benefits.

                               RETIREMENT PLANS

     Effective January 1, 1996, the Bank adopted a 401(k) defined contribution plan. To become eligible for the plan, an employee must complete six months of service and be at least 20 1/2 years of age. The plan allows participants to contribute through salary reduction up to 20 percent of their annual compensation on a pretax basis. Contributions by the Bank are paid into a trust semimonthly at the rate of 3 percent of eligible compensation. The Bank modified this plan on July 1, 1997 to increase the Bank's contribution to a rate of 5 percent of eligible compensation. The annual expense under the plan was $104,118 for the year ended December 31, 1999 and $95,951 for the year ended December 31, 1998.


                          EMPLOYEE STOCK OPTION PLAN

     In 1992, the Board of Directors and the stockholders approved an Employee Stock Option Plan (the "Plan") to give directors, officers and employees (collectively referred to as employees) an opportunity to acquire shares of the common stock of the Bank to provide an incentive for employees to continue to promote the best interest of the Bank and enhance its long-term performance, and to provide an incentive for employees to join or remain with the Bank. Under the Plan, options may be granted at not less than fair market value on the date of grant. Stock options granted under the plan are exercisable in July of each year in ratable installments over the option period, which expires in 2002. Any options not exercised as permitted are forfeited. In the event of a change in control, merger, consolidation, dissolution or liquidation of the Bank, employees holding unexercised stock options will be given 30 days to exercise any unexercised stock options, without regard to installment exercise limitations.

At December 31, 1999, there were 64,790 additional shares available for grant under the Plan.

                INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     Certain directors and officers of the Bank and their families or associates were customers of and had transactions with the Bank during 1999, and expect to continue to do so. All loans and commitments to loan by the Bank to directors and officers and their immediate family members or associates have been and will continue to be made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP, Certified Public Accountants, have performed the Bank's independent audit for the past several years and did so in 1999. The Board of Directors selects the audit firm to perform the independent audit, but the selection has not yet been made for 2000. A representative of KPMG LLP will be present at the Annual Meeting.

                                 ANNUAL REPORT

     A copy of Salem Bank & Trust's Annual Report to Stockholders for the year ended December 31, 1999 accompanies this proxy statement/prospectus. The Annual Report is not part of the proxy solicitation materials.

     If we receive a written request, we will furnish to any stockholder, without charge, a copy of Salem Bank & Trust's annual report on form 10-KSB for the year ended December 31, 1999, and the list of exhibits to that report that are required to be filed with the OCC under the Securities Exchange Act of 1934. A written request should be sent to Gill R. Roseberry, Senior Vice President and Cashier, Salem Bank & Trust, 220 E. Main

Street, Salem, Virginia 24153, telephone number (540) 387-9301. The Form 10-KSB is not part of the proxy solicitation materials.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, management is not aware of any business to come before the annual meeting other than the matters that are described in this proxy statement/prospectus. However, if any other matters properly come before the annual meeting, we intend that the proxies solicited by this proxy statement/prospectus will be voted on those other matters in accordance with the judgment of the persons voting the proxies.

     The annual meeting will be presided over by Dr. Walter A. Hunt, the Chairman. He will conduct the proceedings in accordance with Salem Bank & Trust's Bylaws and past practice.


                                 LEGAL MATTERS

     The validity of the holding company stock to be issued in the reorganization of certain federal tax matters will be passed upon by Flippin, Densmore, Morse & Jessee, a Professional Corporation, 1800 First Union Tower, Drawer 1200, Roanoke, Virginia 24006.

                             SHAREHOLDER PROPOSALS

     Shareholders are hereby notified that any proposals which they desire to have printed in the Bank's 2000 Annual Proxy material must be submitted to the Secretary of the Bank by certified mail, return receipt requested, no later than December 1, 2000.

THE ACCOMPANYING PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND COST OF SAME IS BORNE BY THE BANK. IT MAY BE REVOKED IN WRITING DIRECTED TO THE SECRETARY OF THE BOARD AT ANY TIME PRIOR TO ITS EXERCISE.

By Order of the Board of Directors


Corinna Witt, Administrative Assistant

April 30, 2000

                          Independent Auditors' Report


The Board of Directors and Stockholders
Salem Bank and Trust, National Association:


We have audited the accompanying consolidated balance sheets of Salem Bank and Trust, National Association and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Salem Bank and Trust, National Association and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                       KPMG LLP


Roanoke, Virginia
February 25, 2000

                        [Page intentionally left blank]

           SALEM BANK AND TRUST, NATIONAL ASSOCIATION AND SUBSIDIARY
                          Consolidated Balance Sheets
                          December 31, 1999 and 1998
               (In Thousands, Except Shares and Per Share Data)


                                 Assets                                                          1999             1998
                                                                                                 ----             ----
Cash and due from banks (notes 2 and 16)                                                    $   8,959             5,925
Federal funds sold and securities purchased under resale agreements (note 16)                      --            10,180
Securities (notes 3 and 16):
    Available-for-sale, at fair value                                                           9,376             2,920
    Held-to-maturity, at amortized cost (fair value $38,555 in 1999 and $38,938
       in 1998)                                                                                41,456            38,777
Mortgage loans held for sale (notes 13, 14 and 16)                                                346             1,902
Loans, less unearned income (notes 4, 5 and 14)                                               116,997            99,688
Less allowance for loan losses (note 5)
                                                                                               (1,404)           (1,284)
                                                                                            ---------         ---------
                      Loans, net (note 16)                                                    115,593            98,404
                                                                                            ---------         ---------

Bank premises and equipment, net (note 6)                                                       2,147             2,111
Accrued interest receivable                                                                     1,369             1,138
Foreclosed properties (note 5)                                                                    216               559
Other assets (note 9)                                                                             814               667
                                                                                            ---------         ---------
                      Total assets                                                          $ 180,276           162,583
                                                                                            =========         =========

                        Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits                                                            20,128            21,562
Interest-bearing demand deposits                                                               36,735            33,915
Savings deposits                                                                                6,079             5,333
Time deposits (note 7)                                                                         93,922            84,549
                                                                                            ---------         ---------
                      Total deposits (notes 7 and 16)                                         156,864           145,359
Federal funds purchased and securities sold under resale agreements (note 16)                     145                --
Federal Home Loan Bank advance (notes 3 and 16)                                                 4,100                --
Accrued interest payable                                                                          941               775
Other liabilities (note 15)                                                                       389               157
                                                                                            ---------         ---------
                      Total liabilities                                                       162,439           146,291
                                                                                            ---------         ---------

Stockholders' equity (notes 10 and 11):
    Common stock, par value $5.00 per share.  Authorized 2,000,000 shares;
       issued and outstanding 1,526,067 shares in 1999 and 1,458,204 shares in 1998             7,630             7,291
    Surplus                                                                                     8,447             7,769
    Undivided profits                                                                           1,970             1,278
    Accumulated other comprehensive loss                                                         (210)              (46)
                      Total stockholders' equity                                               17,837            16,292
                                                                                              -------            ------

Commitments and contingent liabilities (notes 8, 10, 13 and 15)

                      Total liabilities and stockholders' equity                            $ 180,276           162,583
                                                                                            =========           =======

See accompanying notes to consolidated financial statements.

           SALEM BANK AND TRUST, NATIONAL ASSOCIATION AND SUBSIDIARY
          Consolidated Statements of Income and Comprehensive Income
                 Years Ended December 31, 1999, 1998 and 1997
                     (In Thousands, Except Per Share Data)


                                                                                   1999         1998        1997
                                                                                   ----         ----        ----
Interest income:
    Interest and fees on loans                                                  $  9,839       9,488       9,027
    Interest on federal funds sold and securities purchased under
        Resale agreements                                                            538         722         387
    Interest on deposits with banks                                                    3           2           4
    Interest on securities - taxable                                               2,859       1,337         880
    Interest on securities - nontaxable                                              266         345         401
                                                                                  ------      ------      ------
                    Total interest income                                         13,505      11,894      10,699
                                                                                  ------      ------      ------
Interest expense:
    Interest on certificates of deposit of $100 or more                              885         719         603
    Interest on other deposits                                                     5,611       4,970       4,425
    Interest on federal funds purchased and securities sold under
        Repurchase agreements                                                          8          --           4
                                                                                  ------      ------      ------
                       Total interest expense                                      6,504       5,689       5,032
                                                                                  ------      ------      ------
                       Net interest income                                         7,001       6,205       5,667
Provision for loan losses (note 5)                                                   315         358         391
                                                                                  ------      ------      ------
                       Net interest income after provision for loan
                             losses                                                6,686       5,847       5,276
Noninterest income:
    Service charges on deposit accounts                                              483         405         494
    Other service charges, commissions and fees                                      521         596         434
    Other income                                                                     125         129         106
    Realized securities gains (losses), net                                            8          (5)        (21)
                                                                                  ------      ------      ------
                      Total noninterest income                                     1,137       1,125       1,013
                                                                                  ------      ------      ------
Noninterest expense:
    Salaries and employee benefits (note 8)                                        2,611       2,510       2,277
    Occupancy expense of bank premises                                               324         308         294
    Furniture, fixtures and equipment                                                445         423         462
    Computer services                                                                  5          17         191
    Stationery, printing and supplies                                                117         111         131
    FDIC assessment                                                                   17          15          13
    Repossession and collection                                                       16          58          29
    Write-downs and losses, net, on foreclosed properties                             24          47           7
    Other expenses                                                                 1,025         915         960
                                                                                  ------      ------      ------
                      Total noninterest expense                                    4,584       4,404       4,364
                                                                                  ------      ------      ------
                      Income before income tax expense                             3,239       2,568       1,925
Income tax expense (note 9)                                                        1,020         777         539
                                                                                  ------      ------      ------
                      Net income                                                   2,219       1,791       1,386

Other comprehensive income (loss), net of income tax expense (benefit):
       Net unrealized gains (losses) on available-for-sale securities
          (notes 1, 3 and 17)                                                       (164)          8          65
                                                                                  ------      ------      ------
                      Comprehensive income                                      $  2,055       1,799       1,451
                                                                                  ======      ======      ======
Net income per share (note 1):
    Net income per share                                                        $   1.46        1.19         .92
                                                                                  ======      ======      ======
    Net income per share - assuming dilution                                    $   1.44        1.16         .90
                                                                                  ======      ======      ======

See accompanying notes to consolidated financial statements.

s
           SALEM BANK AND TRUST, NATIONAL ASSOCIATION AND SUBSIDIARY
          Consolidated Statements of Changes in Stockholders' Equity
                 Years Ended December 31, 1999, 1998 and 1997
               (In Thousands, Except Shares and Per Share Data)


                                                                                           Accumulated
                                                                                              Other
                                               Common                      Undivided      Comprehensive
                                               Stock          Surplus       Profits           Income          Total
                                             ---------       ---------     ---------      -------------    ----------
Balances at December 31, 1996               $    6,655           6,027         1,208               (119)       13,771

Net income                                          --              --         1,386                 --         1,386
Cash dividend at $.30 per share                     --              --          (442)                --          (442)
4% stock dividend (53,264 shares)                  266             626          (892)                --            --
Stock dividend fractional shares payment            --              --            (5)                --            (5)
Stock options exercised (8,625 shares)              43              33            --                 --            76
Income tax benefit from stock options
    exercised                                       --              54            --                 --            54
Transfer per regulatory requirement                 --             139          (139)                --            --
Change in net unrealized losses on
    available-for-sale securities, net
    of income tax expense of $33                    --              --            --                 65            65
                                             ---------       ---------     ---------      -------------    ----------
Balances at December 31, 1997                    6,964           6,879         1,116                (54)       14,905
Net income                                          --              --         1,791                 --         1,791
Cash dividend at $.35 per share                     --              --          (519)                --          (519)
4% stock dividend (55,789 shares)                  279             669          (948)                --            --
Stock dividend fractional shares payment            --              --            (5)                --            (5)
Stock options exercised (9,573 shares)              48              39            --                 --            87
Income tax benefit from stock options
    exercised                                       --              25            --                 --            25
Transfer per regulatory requirement                 --             157          (157)                --            --
Change in net unrealized losses on
    available-for-sale securities, net
    of income tax expense of $5                     --              --            --                  8             8
                                             ---------       ---------     ---------      -------------    ----------
Balances at December 31, 1998                    7,291           7,769         1,278                (46)       16,292
Net income                                          --              --         2,219                 --         2,219
Cash dividend at $.40 per share                     --              --          (617)                --          (617)
4% stock dividend (58,386 shares)                  292             613          (905)                --            --
Stock dividend fractional shares payment            --              --            (5)                --            (5)
Stock options exercised (9,477 shares)              47              38            --                 --            85
Income tax benefit from stock options
    exercised                                       --              27            --                 --            27
Change in net unrealized losses on
    available-for-sale securities, net
    of income tax benefit of $84                    --              --            --               (164)         (164)
                                             ---------       ---------     ---------      -------------    ----------
Balances at December 31, 1999               $    7,630           8,447         1,970               (210)       17,837
                                             =========       =========     =========      =============    ==========

See accompanying notes to consolidated financial statements.

           SALEM BANK AND TRUST, NATIONAL ASSOCIATION AND SUBSIDIARY
                     Consolidated Statements of Cash Flows
                 Years Ended December 31, 1999, 1998 and 1997
                                (In Thousands)

                                                                                1999             1998           1997
                                                                                ----             ----           ----
Cash flows from operating activities (note 12):
    Net income                                                               $   2,219          1,791          1,386
    Adjustments to reconcile net income to net cash provided by operating activities:
        Provision for loan losses                                                  315            358            391
        Deferred income taxes                                                      (47)           (55)           (35)
        Depreciation and amortization of bank premises and equipment               269            314            311
        (Gain) loss on disposal of equipment                                        (1)            --             15
        Amortization of premiums and accretion of discounts, net                   (11)            (5)            (3)
        Write-downs and losses on foreclosed properties, net                        24             47              7
        Loss on calls of available-for-sale securities, net                         --              5             --
        (Gain) loss on calls of held-to-maturity securities, net                    (8)            --             18
        Loss on sales of held-to-maturity securities                                --             --              3
        Income tax benefit from stock options exercised                             27             25             54
        (Increase) decrease in:
          Mortgage loans held for sale                                           1,556           (580)           253
          Accrued interest receivable                                             (231)          (237)            53
          Other assets                                                             (16)          (134)           166
        Increase (decrease) in:
          Accrued interest payable                                                 166             71            131
          Other liabilities                                                        304           (104)           134
                                                                               -------        -------        -------
                  Net cash provided by operating activities                      4,566          1,496          2,778
                                                                               -------        -------        -------
Cash flows from investing activities (note 12):
    Net (increase) decrease in federal funds sold and securities purchased
      under resale agreements                                                   10,180         (3,735)        (5,470)
    Proceeds from maturities and calls of available-for-sale securities            402          3,065          4,136
    Proceeds from maturities and calls of held-to-maturity securities            4,340         13,960          4,548
    Proceeds from sales of held-to-maturity securities                              --             --            794
    Purchases of available-for-sale securities                                  (7,106)           (74)           (32)
    Purchases of held-to-maturity securities                                    (7,000)       (36,490)        (6,607)
    Purchases of loan participations                                            (1,742)          (152)          (445)
    Collections of loan participations                                             203            369          1,649
    Net increase in loans made to customers                                    (16,267)        (2,369)       (12,876)
    Recoveries on loans previously charged off                                      81            116            119
    Proceeds from sales of foreclosed properties                                   540            304            262
    Capital expenditures on foreclosed properties                                   --            (10)            --
    Purchases of bank premises and equipment                                      (304)          (144)          (610)
                                                                               -------        -------        -------
                  Net cash used in investing activities                        (16,673)       (25,160)       (14,532)
                                                                               -------        -------        -------
Cash flows from financing activities (note 12):
    Net increase in time deposits                                                9,373          9,637          9,003
    Net increase in demand and savings deposits                                  2,132         15,289          2,303
    Net increase in federal funds purchased and securities sold under
      resale agreements                                                            145             --             --
    Net increase in Federal Home Loan Bank advances                              4,100             --             --
    Principal payments on capital lease obligations                                (72)           (70)           (48)
    Proceeds from exercise of stock options                                         85             87             76
    Cash dividends paid                                                           (622)          (524)          (447)
                                                                               -------        -------        -------
                  Net cash provided by financing activities                     15,141         24,419         10,887
                                                                               -------        -------        -------
                  Net increase (decrease) in cash and due from banks             3,034            755           (867)
Cash and due from banks at beginning of year                                     5,925          5,170          6,037
                                                                               -------        -------        -------
Cash and due from banks at end of year                                       $   8,959          5,925          5,170
                                                                               =======        =======        =======

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
(1)  Summary of Significant Accounting Policies

     The accounting and reporting policies of Salem Bank and Trust, National Association and its wholly-owned subsidiary, S.B.& T. Service Corp., conform to generally accepted accounting principles and general practices within the banking industry.

     The following is a summary of the more significant accounting policies:

     (a)  Consolidation

          The consolidated financial statements include the accounts of Salem Bank and Trust, National Association and its wholly-owned subsidiary (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation.

     (b)  Cash Equivalents

          For purposes of reporting cash flows, cash and cash equivalents include the amounts classified on the consolidated balance sheets as cash and due from banks.

     (c)  Securities

          Securities available for sale are reported at fair value, with unrealized gains and losses excluded from net income and reported, net of income taxes, in a separate component of stockholders' equity. Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts on a basis which approximates the level yield method. The Bank does not engage in securities trading. Gains and losses on securities are accounted for on the completed transaction basis by the specific identification method.

          A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to income resulting in the establishment of a new cost basis for the security.

     (d)  Loans

          Loans are stated at the amount of funds disbursed plus the applicable amount, if any, of the unearned income and other charges less payments received. Interest on installment loans, including impaired installment loans that have not been placed in nonaccrual status, is credited to income based upon the level yield method or the sum-of-the -months'-digits method, which does not differ materially from the level yield method. Interest on all other loans, including impaired loans that have not been placed in nonaccrual status, is accrued based on the balances outstanding times the applicable interest rates. Loans are generally placed in nonaccrual status when the collection of principal or interest is 90 days or more past due, unless the obligation is both well-secured and in the process of collection. The interest on nonaccrual loans is accounted for on the cash basis until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

          Impaired loans are presented in the financial statements at the present value of expected future cash flows or at the fair value of the loan's collateral if the loan is deemed "collateral dependent." A valuation allowance is required to the extent that the measure of the impaired loans is less than the recorded investment. Large groups of small-balance homogeneous loans

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     such as residential real estate mortgage, consumer installment, home equity and bank card loans are collectively evaluated for impairment.

     Loan origination and commitment fees and certain related costs are deferred, and the net amount amortized as an adjustment of yield over the contractual life of the related loan.

     Mortgage loans held for sale are carried at the lower of cost or market value determined on an aggregate basis.

     (e)  Allowance for Loan Losses

          The allowance for loan losses is a valuation allowance consisting of the cumulative effect of the provision for loan losses, plus any amounts recovered on loans previously charged off, minus loans charged off. The provision for loan losses charged to operating expenses is the amount necessary in management's judgment to maintain the allowance for loan losses at a level it believes sufficient to cover losses in the collection of its loans.

     (f)  Bank Premises and Equipment

          Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Equipment under capital leases is stated at the present value of minimum lease payments at the inception of the lease. Depreciation is computed by the straight-line method based on estimated useful lives of eighteen to thirty-nine years for buildings and five to seven years for furniture, fixtures and equipment. Leasehold improvements are amortized on a straight-line basis over the terms of the leases. Equipment held under capital leases is amortized straight-line over the estimated useful lives of the assets since the leases transfer ownership or contain a bargain purchase option. Expenditures for maintenance and repairs are charged to expense as incurred and improvements are capitalized.

     (g)  Foreclosed Properties

          Foreclosed properties, acquired through foreclosure or deed in lieu of foreclosure, are carried at the lower of the recorded investment in the property or its fair value less estimated selling costs. When the property is acquired, any excess of the loan balance over the fair value less estimated selling costs of the property is charged to the allowance for loan losses. Subsequent write-downs, if any, are charged to expense. Gains and losses on the sale of foreclosed properties are recorded in income in the year of the sale.

     (h)  Income Taxes

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (i)  Net Income Per Share

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Net income per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Net income per share - assuming dilution reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Bank.

          The following is a reconciliation of the numerators and denominators of the net income per share and net income per share- assuming dilution computations for the periods indicated:

                                               Net Income             Shares                Per Share
Year Ended December 31, 1999                   (Numerator)         (Denominator)              Amount
----------------------------                 -------------       ---------------         -----------------
Net income per share                                 2,219            1,520,290        $             1.46
                                                                                         =================
Effect of dilutive stock options                       --                21,606
                                             -------------        --------------
Net income per share - assuming dilution  $          2,219            1,541,896        $             1.44
                                             =============        ==============         =================

                                                Net Income            Shares                Per Share
Year Ended December 31, 1998                   (Numerator)         (Denominator)              Amount
----------------------------                 -------------       ---------------         -----------------

Net income per share                      $          1,791            1,510,463        $             1.19
                                                                                         =================
Effect of dilutive stock options                       --                35,242
                                              ------------        --------------
Net income per share - assuming dilution  $          1,791            1,545,705        $             1.16
                                              ============        ==============        ==================

                                                Net Income            Shares                Per Share
Year Ended December 31, 1997                   (Numerator)         (Denominator)              Amount
----------------------------                 -------------       ---------------         -----------------

Net income per share                      $          1,386            1,500,783        $              .92
                                                                                         =================
Effect of dilutive stock options                       --                38,102
                                              ------------       ---------------
Net income per share - assuming dilution  $          1,386            1,538,885        $              .90
                                              ============       ===============         =================

          Stock options that could potentially dilute net income per share in the future that were not included in the computation of net income per share - assuming dilution because to do so would have been antidilutive for the periods presented totaled 20,758, 8,505 and 5,538 in 1999, 1998 and 1997, respectively.

     (j)  Stock Dividends

          All prior-period weighted average shares outstanding, net income per share, cash dividends per share and stock option data has been adjusted to reflect the effects of the Bank's stock dividends.

     (k)  Stock Option Plan

          Prior to January 1, 1996, the Bank accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Bank adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, Statement 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          fair-value-based method defined in Statement 123 had been applied. The Bank has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of Statement 123.

     (l)  Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed
          Of

          The Bank reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     (m)  Fair Value of Financial Instruments

          Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires the Bank to disclose estimated fair values of its financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

          . Cash and Due from Banks, Federal Funds Sold and Securities Purchased under Resale Agreements, Federal Funds Purchased and Securities Sold Under Resale Agreements, Federal Home Loan Bank Advances

             The carrying amounts are a reasonable estimate of fair value because of the short maturity of these instruments.

          .  Securities

             The fair value of securities, except certain state and municipal securities, is determined by quoted market price. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

          .  Loans

             Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as mortgage loans held for sale, commercial, real estate -commercial, real estate - construction, real estate -mortgage, credit card and other consumer loans. Each loan category is further segmented into fixed and adjustable rate interest terms.

             The fair value of loans is estimated by discounting the future cash flows using the current interest rates at which similar loans would be made to borrowers for the same remaining maturities. Fair value is further adjusted for credit risk based on estimates for cash flows not expected to be collected. Assumptions regarding credit risk are judgmentally determined using available external appraisals and specific borrower information.

          .  Deposits

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             The fair value of demand and savings deposits is the amount payable on demand. The fair value of fixed maturity time deposits and certificates of deposit is estimated using the rates currently offered for deposits with similar remaining maturities.

          .  Commitments to Extend Credit and Standby Letters of Credit

             The only amounts recorded for commitments to extend credit, standby letters of credit and financial guarantees written are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 1999 and 1998, and as such, the related fair values have not been estimated.

     (n)  Comprehensive Income

          On January 1, 1998, the Bank adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. Statement 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of general purpose financial statements. Statement 130 was issued to address concerns over the practice of reporting elements of comprehensive income directly in equity.

          The Bank is required to classify items of "other comprehensive income" (such as net unrealized gains (losses) on available-for-sale securities) by their nature in a financial statement and present the accumulated balance of other comprehensive income separately from undivided profits and surplus in the equity section of the balance sheet. Per share amounts of comprehensive income are not required to be disclosed.

          In accordance with the provisions of Statement 130, the Bank has included Consolidated Statements of Income and Comprehensive Income in the accompanying consolidated financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on available-for-sale securities. Also, accumulated other comprehensive income is included as a separate disclosure within the Consolidated Statements of Changes in Stockholders' Equity in the accompanying consolidated financial statements. Comprehensive income for the year ended December 31, 1997 is presented for comparative purposes. The adoption of Statement 130 did not have any effect on the Bank's consolidated financial position, results of operations or liquidity.

     (o)  Use of Estimates

          In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the dates of the consolidated balance sheets and the reported amounts of revenues and expenses for the years presented. Actual results could differ significantly from those estimates.

          Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of foreclosed properties acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed properties, management obtains independent appraisals for significant properties.

          Management believes the allowance for loan losses and the valuation of foreclosed properties are adequate. While management uses available information to recognize losses on loans and foreclosed properties, future additions to the allowance for loan losses and write-downs to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          foreclosed properties may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and its valuation of foreclosed properties. Such agencies may require the Bank to recognize additions to the allowance for loan losses and additional write-downs to foreclosed properties based on their judgments about information available to them at the time of their examinations.

     (p)  Reclassifications

          Certain reclassifications have been made to prior years' consolidated financial statements to place them on a basis comparable with the 1999 consolidated financial statements.

(2)  Cash Restrictions

     To comply with Federal Reserve regulations, the Bank is required to maintain certain average reserve balances. The daily average reserve requirements were $958 and $886 for the weeks including December 31, 1999 and 1998, respectively.

(3)  Securities

     The amortized costs, gross unrealized holding gains, gross unrealized holding losses and fair values for available-for-sale and held-to-maturity securities by major security type are as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                         December 31, 1999
                                                      -----------------------------------------------------------
                                                                         Gross          Gross
                                                                       Unrealized     Unrealized
                                                       Amortized        Holding        Holding           Fair
Available-for-sale                                       Costs           Gains          Losses          Values
------------------                                    -------------   -------------  -------------   ------------
U.S. Government agencies and corporations               $     7,492              --           (299)        7,193
Mortgage-backed securities                                    1,260              --            (19)        1,241
Other securities                                                942              --             --           942
                                                      -------------   -------------   ------------    -----------
                   Totals                               $     9,694              --           (318)        9,376
                                                      =============   =============   ============    ===========
Hold-to-Maturity
----------------

U.S. Government agencies and corporations               $    36,962               8         (2,980)        33,990
Mortgage-backed securities                                      287               3             --            290
Obligations of state and political subdivisions               4,207              74             (6)         4,275
                                                      -------------   -------------  -------------  -------------
                   Totals                               $    41,456              85         (2,986)        38,555
                                                      =============   =============  =============  =============

                                                                           December 31, 1998
                                                      -----------------------------------------------------------
                                                                         Gross          Gross
                                                                       Unrealized     Unrealized
                                                       Amortized        Holding        Holding          Fair
Available-for-sale                                       Costs           Gains          Losses         Values
------------------                                    -------------   -------------  -------------  -------------
U.S. Government agencies and corporations               $       500              --             (7)           493
Mortgage-backed securities                                    1,663              --            (63)         1,600
Other securities                                                827              --             --            827
                                                      -------------   -------------  -------------  -------------
                   Totals                               $     2,990              --            (70)         2,920
                                                      =============   =============  =============  =============
Held-to-maturity
----------------

U.S. Government agencies and corporations               $    31,992              54            (92)        31,954
Mortgage-backed securities                                    1,022              10             --          1,032
Obligations of state and political subdivisions               5,763             190             (1)         5,952
                                                      -------------   -------------  -------------  -------------
                   Totals                               $    38,777             254            (93)        38,938
                                                      =============   =============  =============  =============

     The amortized costs and fair values of securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                    December 31, 1999
                                                          ------------------------------------------------------------
                                                               Available-for-Sale               Held-to-Maturity
                                                          -----------------------------  -----------------------------
                                                           Amortized          Fair        Amortized         Fair
                                                             Costs           Values         Costs          Values
                                                          -------------   -------------  -------------  --------------
Due in one year or less                                 $       614             613            920             942
Due after one year through five years                            --              --          4,880           4,842
Due after five years through ten years                        1,003             985         11,376          10,757
Due after ten years                                           7,135           6,836         24,280          22,014
No maturity                                                     942             942             --              --
                                                          -------------   -------------  -------------  --------------
                   Totals                               $     9,694           9,376         41,456          38,555
                                                          =============   =============  =============  ==============

     For the year ended December 31, 1997, the Bank sold held-to-maturity securities with an aggregate amortized cost of $797 and realized an aggregate loss of $3 on the sales. There were no sales of securities during the years ended December 31, 1999 and 1998.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     As members of the Federal Reserve and the Federal Home Loan Bank (FHLB) of Atlanta, the Bank is required to maintain certain minimum investments in the common stock of those entities. Required levels of investment are based upon the Bank's capital and a percentage of qualifying assets. In addition, the Bank is eligible to borrow from the FHLB with borrowings collateralized by qualifying assets, primarily residential mortgage loans, and the Bank's capital stock investment in the FHLB. At December 31, 1999, the Bank's available borrowing limit was approximately $20,900. The Bank had $4,100 in FHLB advances outstanding at December 31, 1999. The advances, due in full in December 2000, bear interest at a variable rate of 4.55 percent at December 31, 1999.

     Securities with amortized costs of $24,214 and $15,507 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

(4)  Loans

     A summary of loans outstanding is as follows:

                                                                                December 31,
                                                                    -------------------------------------
                                                                          1999                1998
                                                                    -----------------   -----------------
     Commercial                                                    $         9,058              12,301
     Consumer, principally installment                                      22,183              19,236
     Real estate - mortgage                                                 71,914              55,372
     Real estate - construction                                             14,881              13,727
                                                                   ---------------        ------------
                   Total loans                                             118,036             100,636
     Less unearned income                                                   (1,039)               (948)
                                                                   ---------------        ------------
                   Total loans, less unearned income               $       116,997              99,688
                                                                   ===============        ============

     In the normal course of business, the Bank has made loans to directors and officers. At December 31, 1999, direct loans to directors and officers totaled $237 compared to $396 at December 31, 1998. In addition, indirect loans (i.e., loans to companies in which directors and officers have an interest, immediate family members, or any other associates of such directors and officers) totaled $618 and $227 at December 31, 1999 and 1998, respectively.

     A summary of the activity during the year ended December 31, 1999 relating to direct and indirect loans to officers and directors is as follows:

     Aggregate balance, beginning of year                             $         623
     Additions                                                                  554
     Collections                                                               (322)
                                                                      -------------
     Aggregate balance, end of year                                   $         855
                                                                      =============

(5)  Nonperforming Assets, Impaired Loans and Allowance for Loan Losses

     Nonperforming assets consist of the following:

                                                                               December 31,
                                                                   -------------------------------------
                                                                         1999                1998
                                                                   -----------------   -----------------
     Nonaccrual basis                                                $         810                 859
     Foreclosed properties                                                     216                 559
                                                                    --------------       -------------
                   Total nonperforming assets                        $       1,026               1,418
                                                                    ==============       =============

     There were no commitments to lend additional funds to customers whose loans were classified as nonperforming at December 31, 1999 and 1998.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following table shows the pro forma interest that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was earned and included in income on these loans:

                                                    Years Ended December 31,
                                                  ----------------------------
                                                    1999      1998      1997
                                                  --------  --------  --------

     Pro forma interest on nonaccrual loans       $     80        74        60
                                                  ========  ========  ========
     Recorded interest on nonaccrual loans        $     65        76        46
                                                  ========  ========  ========

     At December 31, 1999 and 1998, the recorded investment in loans which have been identified as impaired loans totaled $1,032 and $1,070, respectively. Of these amounts, $711 and $660 related to loans with no valuation allowance, and $321 and $410 related to loans with a corresponding valuation allowance of $67 and $77, respectively.

     For the years ended December 31, 1999, 1998 and 1997, the average recorded investment in impaired loans was approximately $1,092, $998 and $923, and the total interest income recognized on impaired loans was $85, $96 and $78, of which $65, $76 and $46, respectively, was recognized on a cash basis.

     A summary of the changes in the allowance for loan losses follows:

                                                    Years Ended December 31,
                                                  ----------------------------
                                                    1999      1998      1997
                                                  --------  --------  --------
     Balances, beginning of year                  $  1,284     1,200     1,165
     Provision for loan losses                         315       358       391
     Loans charged off                                (276)     (390)     (475)
     Loan recoveries                                    81       116       119
                                                  --------  --------  --------
     Balances, end of year                        $  1,404     1,284     1,200
                                                  ========  ========  ========


(6)  Bank Premises and Equipment

     A summary of bank premises and equipment stated at cost, less accumulated depreciation and amortization, follows:

                                                           December 31,
                                                        ------------------
                                                          1999      1998
                                                        --------  --------
     Bank premises                                      $  1,657     1,643
     Furniture, fixtures and equipment                     2,572     2,323
     Leasehold improvements                                  349       307
                                                        --------  --------
                                                           4,578     4,273
     Less accumulated depreciation and amortization       (2,431)   (2,162)
                                                        --------  --------
     Bank premises and equipment, net                   $  2,147     2,111
                                                        ========  ========



(7)  Time and Other Deposits

     Included in time deposits are certificates of deposit and other time deposits of $100 or more in the aggregate amounts of $17,873 and $17,063 at December 31, 1999 and 1998, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     At December 31, 1999, the scheduled maturities of time deposits are as follows:

               Years Ending December 31,
               2000                                  $ 53,539
               2001                                    22,285
               2002                                    11,531
               2003                                     5,563
               2004                                       538
               Thereafter                                 466
                                                     --------
                                                     $ 93,922
                                                     ========


     Included in total deposits are funds deposited by local municipalities totaling $15,992 and $13,751 at December 31, 1999 and 1998, respectively.


(8)  Employee Retirement Plans

     Effective January 1, 1996, the Bank adopted a 401(k) defined contribution plan. To become eligible for the plan, an employee must complete six months of service and be at least 21 years of age. The plan allows participants to contribute through salary reduction up to 20 percent of their annual compensation on a pretax basis. Contributions by the Bank are paid into a trust semimonthly at the rate of 5 percent (3 percent prior to July 1997) of eligible compensation. The annual expense under the plan was $104, $96 and $80 for the years ended December 31, 1999, 1998 and 1997, respectively.


(9)  Income Taxes

     Total income taxes were allocated as follows:

                                                                    Years Ended December 31,
                                                                 ------------------------------
                                                                   1999       1998       1997
                                                                 --------   --------   --------
     Income                                                      $  1,020        777        539
     Stockholders' equity for:
       Net unrealized gains (losses) on available-for-sale
        securities recognized for financial reporting purposes        (84)         5         33
       Compensation cost recognized for income
        tax purposes related to stock options exercised               (27)       (25)       (54)
                                                                 --------   --------   --------
          Total income taxes                                     $    909        757        518
                                                                 ========   ========   ========


     Income tax expense attributable to income before income tax expense is as follows:

                                                Years Ended December 31,
                                                ------------------------
                                                 1999     1998     1997
                                                ------   ------   ------
     Current                                    $1,067      832      574
     Deferred                                      (47)     (55)     (35)
                                                ------   ------   ------
          Total income tax expense              $1,020      777      539
                                                ======   ======   ======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Income tax expense differed from "expected" amounts, computed by applying the U.S. Federal income tax rate of 34 percent to income before income tax expense, as a result of the following:

                                                  Years Ended December 31,
                                                  -------------------------
                                                   1999      1998     1997
                                                  ------    ------   ------
     "Expected" income tax expense                $1,101       873      655
     Increase (reduction) in income tax expense
       resulting from:
         Tax-exempt interest income                  (89)     (116)    (136)
         Nondeductible interest expense               13        16       18
         Other, net                                   (5)        4        2
                                                  ------    ------   ------
            Reported income tax expense           $1,020       777      539
                                                  ======    ======   ======


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                                 December 31,
                                                                             -------------------
                                                                               1999       1998
                                                                             --------   --------
     Deferred tax assets:
         Loans, principally due to allowance for loan losses                 $    409        355
         Net unrealized losses on available-for-sale securities                   108         24
         Other                                                                     17         16
                                                                             --------   --------
                        Total gross deferred tax assets                           534        395
     Less valuation allowance                                                      --         --
                                                                             --------   --------
                        Net deferred tax assets                                   534        395
                                                                             --------   --------
     Deferred tax liabilities:
         Bank premises and equipment, principally due to
            differences in depreciation and amortization                          (45)       (30)
         Loans, due to net unearned fees                                          (21)       (11)
         Securities, due to differences in discount accretion                      (8)       (21)
         Prepaid expenses, due to deduction for tax purposes                      (11)       (15)
                                                                             --------   --------
                        Total gross deferred tax liabilities                      (85)       (77)
                                                                             --------   --------
                        Net deferred tax asset, included in other assets     $    449        318
                                                                             ========   ========

     The Bank has determined that a valuation allowance for the gross deferred tax assets is not necessary at December 31, 1999 and 1998, since realization of the gross deferred tax assets can be supported by the amounts of taxes paid during the carryback period available under current tax laws.


(10) Employee Stock Option Plan

     The Bank sponsors an Employee Stock Option Plan (the Plan) to give directors, officers and employees (collectively referred to as employees) an opportunity to acquire shares of the common stock of the Bank to provide an incentive for employees to continue to promote the best interests of the Bank and enhance its long-term performance, and to provide an incentive for employees to join or remain with the Bank. Under the Plan, stock options may be granted at not less than fair market value on the date of grant. Stock options granted under the plan are exercisable in July of each year in ratable installments over the option period which expires in 2002. Any options not exercised as permitted are forfeited. A change of control, merger, consolidation, dissolution or liquidation of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Bank will result in employees holding stock options being given thirty days to exercise their unexercised stock options without regard to installment exercise limitations. Stock option data has been adjusted to reflect the Bank's stock dividends. Proceeds from the exercise of stock options are credited to common stock for the amount of par value and any excess is credited to surplus.

     At December 31, 1999, there were 64,790 additional shares available for grant under the Plan. The per share weighted-average fair value of stock options granted during 1999, 1998 and 1997 was $3.35, $4.16 and $3.87, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1999 - expected cash dividend yield 2.2 percent, risk-free interest rate of 6.0 percent, expected volatility of 32 percent and an expected life in ratable installments over the option period which expires in July 2002; 1998 - expected cash dividend yield 2.2 percent, risk-free interest rate of 6.0 percent, expected volatility of 32 percent and an expected life in ratable installments over the option period which expires in July 2002; 1997 - expected cash dividend yield 2.2 percent, risk-free interest rate of 6.3, expected volatility of 30 percent and an expected life in ratable installments over the option period which expires in July 2002.

     The Bank applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had compensation cost for the Bank's Plan been determined consistent with Statement 123, the Bank's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                          Years Ended December 31,
                                                    -----------------------------------
                                                      1999         1998         1997
                                                    ---------    ---------    ---------
     Net income:
         As reported                                $   2,219        1,791        1,386
                                                    =========    =========    =========
         Pro forma                                  $   2,177        1,763        1,365
                                                    =========    =========    =========
     Net income per share:
         As reported                                $    1.46         1.19          .92
                                                    =========    =========    =========
         Pro forma                                  $    1.43         1.17          .91
                                                    =========    =========    =========
     Net income per share - assuming dilution:
         As reported                                $    1.44         1.16          .90
                                                    =========    =========    =========
         Pro forma                                  $    1.41         1.14          .89
                                                    =========    =========    =========

     Pro forma net income reflects only options granted since January 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under Statement 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the option period which expires in July 2002, and compensation cost for options granted prior to January 1, 1995 is not considered.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Stock option activity during the periods indicated is as follows:

                                                                                             Weighted
                                                                         Number of            Average
                                                                          Shares           Exercise Price
                                                                     --------------        --------------
     Balance at December 31, 1996                                           110,216                  9.69
         Granted                                                             14,623                 16.66
         Exercised                                                           (9,702)                 8.76
         Forfeited                                                           (9,700)                11.92
         Expired                                                             (8,946)                11.29
                                                                     --------------
     Balance at December 31, 1997 (number and weighted average
         exercise price of options exercisable - 19,264 at $10.47)           96,491                 10.47
         Granted                                                             15,142                 18.95
         Exercised                                                          (10,394)                 9.02
         Forfeited                                                          (14,477)                13.38
         Expired                                                             (8,790)                13.52
                                                                     --------------
     Balance at December 31, 1998 (number and weighted average
         exercise price of options exercisable - 19,450 at $11.46)           77,972                 11.46
         Granted                                                             16,640                 17.65
         Exercised                                                           (9,856)                 8.98
         Forfeited                                                           (5,029)                15.27
         Expired                                                            (10,162)                14.48
                                                                     --------------
     Balance at December 31, 1999 (number and weighted average
         exercise price of options exercisable - 23,158 at $12.58)           69,565                 12.57
                                                                     ==============

     At December 31, 1999, the range of exercise prices and weighted average remaining contractual life of outstanding options was $8.00 to $20.25 and
     2.5 years, respectively.


(11) Dividend Restrictions and Capital Requirements

     Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with retained net profits for the two preceding years. At December 31, 1999, the Bank had retained net profits of approximately $854 which were free of such restrictions.

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1999, the most recent notifications from the appropriate regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since those notifications that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios are also presented in the following table:

                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                           For Capital         Prompt Corrective
                                                   Actual                Adequacy Purposes     Action Provisions
                                          -----------------------  ------------------------ ----------------------
                                           Amount       Ratio       Amount       Ratio       Amount       Ratio
                                          ----------  -----------  ----------  ----------   ----------  ----------
As of December 31, 1999:
    Total Capital
      (to Risk Weighted Assets)         $  19,451       16.53%        9,416        8%        11,770         10%
    Tier 1 Capital
      (to Risk Weighted Assets)            18,047       15.33%        4,708        4%         7,062          6%
    Tier 1 Capital
      (to Average Assets)                  18,047       10.16%        7,105        4%         8,881          5%

As of December 31, 1998:
    Total Capital
      (to Risk Weighted Assets)         $  17,622       16.69%        8,445        8%        10,557         10%
    Tier 1 Capital
      (to Risk Weighted Assets)            16,338       15.48%        4,223        4%         6,334          6%
    Tier 1 Capital
      (to Average Assets)                  16,338       10.53%        6,204        4%         7,755          5%


(12)   Supplemental Cash Flow Information

       The Bank paid $6,338, $5,618 and $4,901 for interest and $738, $895 and $363 for income taxes, net of refunds received, for the years ended December 31, 1999, 1998 and 1997, respectively. Noncash investing activities included $221, $594 and $247 of loans transferred to foreclosed properties and $276, $390 and $475 of loans charged against the allowance for loan losses in 1999, 1998 and 1997, respectively. Noncash investing activities also included $(248), $13 and $98 of changes in net unrealized losses included in available-for-sale securities, $84, $(5) and $(33) of changes in deferred tax assets included in other assets, and $(164), $8 and $65 of changes in net unrealized losses on available-for-sale securities, net of income taxes, included in stockholders' equity in 1999, 1998 and 1997, respectively. In addition, noncash investing and financing activities included $203 of capital lease obligations incurred in 1997 when the Bank entered into leases for certain computer hardware equipment.

(13)   Financial Instruments with Off-Balance-Sheet Risk

       The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

NOTES TO CONSOLIDATED FINANCIAL STATMENTS
     The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     The Bank generally requires collateral or other security to support the following financial instruments with credit risk:

                                                                      December 31,
                                                             ------------------------------
                                                                   1999              1998
                                                             -----------------  -----------
                                                                   Contract Amounts
                                                             ------------------------------
     Financial instruments whose contract amounts
       represent credit risk:
         Commitments to extend credit                         $     16,048           10,449
                                                              ============      ===========
         Standby letters of credit                            $      1,992            1,597
                                                              ============      ===========


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments to extend credit consist of construction loans ($8,376 at December 31, 1999) which have a fixed rate but a duration of generally less than one year. The remainder ($7,672 at December 31, 1999) represents generally variable rate lines of credit that renew annually. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include marketable securities, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing standby letters of credit is generally less than that involved in extending loans to customers because the Bank generally holds deposits equal to the commitment.

     The Bank originates mortgage loans for sale to secondary market investors subject to contractually specified and limited recourse provisions. In 1999, the Bank originated $15,076 of mortgage loans and sold $16,632 to investors, compared to $22,282 originated and $21,702 sold in 1998. Every contract with each investor contains certain recourse language. In general, the Bank may be required to repurchase a previously sold mortgage loan if there is major noncompliance with defined loan origination or documentation standards, including fraud, negligence or material misstatement in the loan documents. Repurchase may also be required if necessary governmental loan guarantees are cancelled or never issued, or if an investor is forced to buy back a loan after it has been resold as a part of a loan pool. In addition, the Bank may have an obligation to repurchase a loan if the mortgagor has defaulted early in the loan term. This potential default period is for a period of twelve months after sale of a loan to the investor. Sold loans with potential recourse totaled approximately $16,632 at December 31, 1999 and $21,702 at December 31, 1998.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(14) Concentrations of Credit Risk

     The Bank's primary business activity is centered primarily in the City of Salem, but extends throughout the Roanoke Valley. Accordingly, operating results are closely correlated with the economic trends within this service area. The City of Salem has a diverse economy, including a variety of manufacturing and service industries. The ultimate collectibility of the loan portfolios and the recovery of the carrying amounts of foreclosed properties are susceptible to changes in the market conditions of this area.

     The Bank has established operating policies relating to the credit process and collateral in loan originations. Loans to purchase real and personal property are generally collateralized by the related property with loan amounts established based on certain percentage limitations of the property's total stated or appraised value. Credit approval is primarily a function of the evaluation of the creditworthiness of the individual borrower or project based on available financial information and collateral. The commercial loan portfolio is diversified with no significant concentrations of credit. The consumer loan portfolio contains loans to individuals for household, family and other personal expenditures. At December 31, 1999 and 1998, the real estate loan portfolio contains approximately $15,000 and $14,000, respectively, of loans for construction and land development, approximately $37,000 and $30,000, respectively, of loans collateralized by 1-4 family residential properties and approximately $35,000 and $25,000, respectively, of loans collateralized by nonfarm, nonresidential properties.

(15) Commitments

     During 1997, the Bank, as lessee, entered into capital leases for certain computer hardware equipment that expire in three years. At December 31, 1999, the gross amount of equipment and related accumulated amortization recorded under capital leases were $203 and $101, respectively. Amortization of assets held under capital leases is included with depreciation expense. The Bank, as lessee, is also obligated under various noncancellable operating leases for its premises. Future minimum lease payments, by year and in the aggregate, under operating leases that have initial or remaining lease terms in excess of one year and the present value of future minimum capital lease payments as of December 31, 1999 are as follows:

                                                                            Capital            Operating
     Years Ending December 31,                                              Leases              Leases
                                                                       -----------------   -----------------
     2000                                                              $        14                 168
     2001                                                                       --                 137
     2002                                                                       --                 124
     2003                                                                       --                 101
     2004                                                                       --                  95
     Thereafter                                                                 --                 261
                                                                       ------------        -----------
           Total minimum lease payments                                         14         $       886
                                                                                           ===========
    Less amounts representing interest (at rates ranging
       from 5.42% to 5.99%)                                                     (1)
                                                                       -----------
                   Present value of future minimum capital
                     lease payments, included in other liabilities     $        13
                                                                       ===========

     The operating leases generally provide for contingent rentals based on any increase in real estate taxes or other governmental assessments. Rent expense was approximately $152, $148 and $143 for the years ended December 31, 1999, 1998 and 1997, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     The Bank, as lessor, leases certain of its bank premises under various noncancellable operating leases. The future minimum payments that will be received by the Bank, by year and in the aggregate, under the noncancellable terms of the leases are as follows:

               Years Ending December 31,

               2000                               $   25
               2001                                    5
               2002                                    5
               2003                                    5
               2004                                    5
               Thereafter                             --
                                                  ------
                                                  $   45
                                                  ======

     The leases are all renewable for varying lengths of time and generally provide for increases in lease payments based on the consumer price index. Rental income was approximately $54, $52 and $54 for the years ended December 31, 1999, 1998 and 1997, respectively.


(16) Fair Value of Financial Instruments

     The estimated fair values of the Bank's financial instruments are as follows:

                                                                             December 31,
                                                 ----------------------------------------------------------------
                                                            1999                              1998
                                                 -------------------------------  -------------------------------
                                                                   Estimated                         Estimated
                                                   Carrying           Fair           Carrying          Fair
                                                    Amount           Value            Amount           Value
                                                 --------------  ---------------  ---------------  --------------
Financial assets:
    Cash and due from banks                      $    8,959            8,959            5,925           5,925
    Federal funds sold and
       securities purchased
       under resale agreements                           --               --           10,180          10,180
    Securities                                       50,832           47,931           41,697          41,858
    Mortgage loans held for sale                        346              346            1,902           1,902
    Loans, net                                      115,593          118,597           98,404         100,140
                                                 ----------        ---------        ---------      ----------
         Total financial assets                  $  175,730          175,833          158,108         160,005
                                                 ==========        =========        =========      ==========

Financial
liabilities:
    Deposits                                     $  156,864          156,614          145,359         146,667
    Federal funds purchased and
       securities sold under resale
       agreements                                       145              145               --              --
    Federal Home Loan Bank advances                   4,100            4,100               --              --
                                                 ----------        ---------        ---------      ----------
         Total financial liabilities             $  161,109          160,859          145,359         146,667
                                                 ==========        =========        =========      ==========


     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include deferred tax assets and bank premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.


(17) Other Comprehensive Income

     Other comprehensive income, net of income tax expense and reclassification adjustments between net income and other comprehensive income relating to available-for-sale securities, are reported in the consolidated statements of income and comprehensive income. The information that follows discloses the reclassification adjustments and the income tax expense related to available-for-sale securities that are included in other comprehensive income, net of income tax expense, for the years ended December 31, 1999 and 1998:

                                                                                    Years Ended December 31,
                                                                            -------------------------------------
                                                                                  1999                1998
                                                                            -----------------   -----------------
Net unrealized gains (losses) on available-for-sale securities:
    Unrealized holding gains (losses) during the year                       $      (240)                     8
    Plus reclassification adjustments for (gains) losses included
       in net income                                                                 (8)                    (5)
    Income tax (expense) benefit                                                     84                      5
                                                                            -----------             ----------
                   Other comprehensive income (loss), net of
                     income tax expense (benefit)                           $      (164)                     8
                                                                            ===========             ==========

                                  APPENDIX A

                     PLAN AND AGREEMENT OF SHARE EXCHANGE

          THIS PLAN AND AGREEMENT OF SHARE EXCHANGE is made and entered into as of June 17, 1999, by and among Salem Community Bankshares, Inc., a proposed bank holding company organized under the laws of Virginia, with its principal office in Salem, Virginia (the "Holding Company"), and Salem Bank & Trust, N.A., a banking corporation organized under the laws of the United States of America, with its main office in Salem, Virginia (the "Bank").

                                  WITNESSETH:

          Whereas, Holding Company is a Virginia corporation formed for the purpose of engaging in a share exchange transaction with Bank by which Holding Company will, on the effective date of the share exchange, own 100% of the outstanding shares of the common stock ($5.00 par value) of Bank ("Bank Common Stock") by virtue of an exchange of shares of the common stock (no par value) of Holding Company ("Holding Company Common Stock") for all of the issued and outstanding shares of Bank Common Stock excluding only the "Excluded Shares" as hereinafter defined.

          Whereas, the respective Boards of Directors of Holding Company and Bank consider the Share Exchange to be in the best interest of each corporation.

          NOW, THEREFORE, in consideration of the mutual agreements set forth herein, Holding Company and Bank agree as follows:

          1. The Share Exchange. At the Effective Date (as hereinafter defined), the Bank shall become a wholly owned subsidiary bank of Holding Company by virtue of a share exchange in which all of the capital stock of Bank as represented by all of the issued and outstanding shares of Bank Common Stock (excluding only the Excluded Shares) shall be the only class or series of Bank stock outstanding as of the Effective Date and shall be acquired from the holders thereof through a statutory share exchange in which each outstanding share of Bank Common Stock shall be converted into the right to receive the consideration specified in Section 2 (the "Share Exchange").

          2. Share Exchange Rights. Upon, and by reason of, the Share Exchange becoming effective pursuant to the issuance of a Certificate of Share Exchange by the Virginia State Corporation Commission (the "Effective Date"):

               (a) Each of the issued and outstanding share of Bank Common Stock or fraction thereof (excluding shares held by Bank or Holding Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters rights, if any (the "Excluded Shares") shall be automatically converted into the right to receive the equivalent number of shares of Holding Company Common Stock. Outstanding certificates representing shares of Bank Common Stock will thereafter represent the right to receive an equal number of shares of Holding Company Common Stock (the "Exchange Rights"). As soon as practicable thereafter, the Holding Company will issue new stock certificates representing the shares of Holding Company Common Stock received in the Share Exchange. Each holder of Bank Common Stock, upon the surrender of his stock certificates for the Bank Common Stock to the Holding Company duly endorsed for transfer, will be entitled to receive in exchange therefor a certificate or certificates representing an equivalent number of shares of Holding Company Common Stock.

               (b) On the Effective Date, holders of Bank Common Stock shall cease to be, and shall have no rights as, stockholders of the Bank other than the Exchange Rights and there shall be no transfer on the stock transfer book of Bank of the shares of Bank Common Stock which were outstanding immediately prior to the Effective Date.

               (c) Any holder of Bank Common Stock who perfects his dissenters' rights of appraisal in accordance with and as contemplated by the applicable provisions of Article 15 of the Virginia Stock Corporation Act (Va. Code (S) 13.1-729, et seq.) shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of Article 15 of the Virginia Stock Corporation Act (Va. Code (S) 13.1-729, et seq.) and duly surrendered the certificate or certificates representing the shares for which payment is being made. In the event that a dissenting shareholder of Bank having dissenters' rights as a matter of law fails to perfect or effectively withdraws or loses his right to appraisal and of payment or his share, after the Effective Date, Holding Company will issue and deliver the consideration to which such holder was entitled (without interest) on surrender by such holder of the certificates) representing shares of Bank Common Stock held by him.

               (d) As promptly as practicable after the Effective Date, Holding Company shall send or cause to be sent to each former stockholder of Bank of record immediately prior to the Effective Date transmittal materials for use in exercising his Exchange Rights. Any dividends paid on any shares of Holding Company Common Stock that such stockholder shall be entitled to receive prior to the delivery to Holding Company of such stockholder's certificates representing all of such stockholder's shares of Bank Common Stock will be delivered to such stockholder only upon delivery to Holding Company of the certificates representing all of such shares (or indemnity satisfactory to Holding Company in its judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such dividends which the holder of such shares shall be entitled to receive upon such delivery. After the Effective Date, to the extent permitted by law, former stockholders of record of Bank Common Stock shall be entitled to vote at any meeting of holders of Holding Company Common Stock, the number of whole shares of Holding Company Common Stock to which they have Exchange Rights, regardless of whether such holders have exchanged their certificates representing Bank Common Stock for certificates representing Holding Common Stock in accordance with the provisions of this Agreement.

               (e) Each of the shares of Bank Common Stock held by Bank or by Holding Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be cancelled and retired at the Effective Date and no consideration shall be issued in exchange therefor.

          3. Capital of the Bank. The capital, surplus and undivided profits of the Bank at the Effective Date will be equal to the capital structure of the Bank immediately prior to the Effective Date.

          4. Board of Directors; Officers. (a) At the Effective Date, the boards of directors of the Bank and the Holding Company shall continue to serve as the directors of the Bank and the Holding Company, respectively, except as otherwise determined in the discretion of the Boards prior to the Effective Date, until the expiration of their term or until such time as their successors have been elected and qualified.

               (b) At the Effective Date, the respective officers of the Bank and the Holding Company shall continue to serve in their then current positions until such time as their successors have been elected or appointed.

          5. Conditions to the Merger. Consummation of the Share Exchange is conditioned upon (i) the approval of this Agreement by the affirmative vote of the shareholders owning more than two-thirds of the outstanding shares of the common stock of the Bank at a meeting to be held on the call of the Bank's board of directors, (ii) the receipt of the required regulatory approvals, (iii) the effectiveness of the registration of the shares of Holding Company Common Stock to be issued in the Share Exchange and compliance with all Blue Sky law requirements so that such shares may be lawfully issued, and (iv) the receipt of an opinion of counsel as to the tax-free nature of the transaction. Upon the satisfaction of the foregoing conditions, the Share Exchange shall become effective at the time specified in a Certificate of Share Exchange to be issued by the Virginia State Corporation Commission.

          6. Termination. This Agreement may be terminated by the unilateral action of either of the boards of directors of the Bank or the Holding Company prior to the approval of the Agreement by the shareholders of Bank or by the mutual consent of the respective boards of directors of the Bank and the Holding Company after any shareholder group has taken the requisite affirmative action. Upon termination for any reason, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the Bank or the Holding Company or any of their directors, officers, employees, agents or shareholders.

          WITNESS, the following signatures and seals for the parties, each hereunto set by its President and attested by its Cashier or Secretary, pursuant to duly authorized resolutions of its Board of Directors.

                    Salem Community Bankshares, Inc.

                    By ________________________________


                    Salem Bank & Trust, N.A.

                    By ________________________________

                                  APPENDIX B

                                    RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                        Salem Community Bankshares, Inc.

     1.   The name of the Corporation is Salem Community Bankshares, Inc.

     2. (a) The aggregate number of shares which the Corporation is authorized to issue is as follows:

                Class               Number of Shares
                -----               ----------------

               Common               10,000,000
               Preferred            10,000,000

          (b) The Board of Directors of the Corporation (the "Board of Directors") may, by amending these Articles of Incorporation (the "Articles") by filing Articles of Amendment with the Virginia State Corporation Commission, fix in whole or in part the preferences, limitations and rights, within the limits set by law, of (i) any class of shares, before the issuance of any shares of that class, or (ii) one or more series within a class, before the issuance of any shares within that series.

          (c) The preferred stock (including any shares of preferred stock restored to the status of authorized but unissued preferred stock undesignated as to series pursuant to this Article 2(c)) may be divided into one or more series and issued from time to time with such preferences, privileges, limitations, and relative rights as shall be fixed and determined by the Board of Directors. Without limiting the generality of the foregoing, the Board of Directors is expressly authorized to the fullest extent permitted from time to time by law to fix:

               (i) the distinctive serial designations and the division of shares of preferred stock into one or more series and the number of shares of a particular series, which may be increased or decreased (but not below the number of shares thereof then outstanding);

               (ii) the rate or amount (or the method of determining the rate or amount) and times at which, the form in which, and the preferences and conditions under which, dividends shall be payable on shares of a particular series, the status of such dividends as cumulative, partially cumulative, or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such series as participating or nonparticipating with shares of other classes or series;

               (iii) the price or prices at which, the consideration for which, the period or periods within which and the terms and conditions, if any, upon which the shares of a particular series may be redeemed, in whole or in part, at the option of the Corporation or otherwise;

               (iv) the amount or amounts and rights and preferences, if any, to which the Holders (as defined in Article 3 below) of shares of a particular series are entitled or shall have upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation;

               (v) the rights and preferences over or otherwise in relation to any other class or series (including other series of preferred stock), as to the right to receive dividends and/or the right to receive payments out of the net assets of the Corporation upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation;

               (vi) the right, if any, of the Holders of a particular series, the Corporation or another person to convert or cause conversion of shares of such series into shares of other classes or series or into other securities, cash, indebtedness or other property, or to exchange or cause exchange of such shares for shares of other classes or series or other securities, cash, indebtedness or other property, and the terms and conditions, if any, including the price or prices or the rate or rates of conversion and exchange, and the terms and conditions or adjustments, if any, at which such conversion or exchange may be made or caused;

               (vii) the obligation, if any, of the Corporation to redeem, purchase or otherwise acquire, in whole or in part, shares of a particular series for a sinking fund or otherwise, the terms and conditions thereof, if any, including the price or prices and the nature of the consideration payable for such shares so redeemed, purchased or otherwise acquired;

               (viii) the voting rights, if any, including special, conditional or limited voting rights, of the shares of a particular series in addition to those required by law, including the number of votes per share and any requirement for the approval by the Holders of shares of all series of preferred stock, or of the shares of one or more series thereof, or of both, in an amount greater than a majority, up to such amount as is in accordance with applicable law or these Articles, as a condition to specified corporate action or amendments to the Articles; and

               (ix) any other preferences, limitations and relative rights which may be so determined by resolution or resolutions of the Board of Directors.

          Shares of preferred stock shall rank prior or superior to the common stock in respect of the right to receive dividends and/or the right to receive payments out of the net assets of the Corporation upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation. All shares of preferred stock redeemed, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion or exchange) shall be cancelled and thereupon restored to the status of authorized but unissued shares of preferred stock undesignated as to series.

          (d) The Holders of common stock, to the exclusion of any other class of stock of the Corporation, have sole and full power to vote for the election of directors and for all other purposes without limitation except only (i) as otherwise expressly provided in the serial designation of any series of preferred stock, (ii) as otherwise expressly provided in these Articles and
(iii) as otherwise expressly provided by the then existing laws of the Commonwealth of Virginia. The Holders of common stock will have one vote for each share of common stock held by them. The outstanding shares of common stock, upon dissolution, liquidation or winding up of the Corporation, entitle their Holders to share, pro rata, based on the number of shares owned, in the Corporation's assets remaining after payment or provisions for payment of all debts and liabilities of the Corporation, and after provisions for the outstanding shares of any class of stock or other security having senior liquidation rights to the common stock.

          (e) No Holder of shares of stock of any class of the Corporation will have any preemptive or preferential right of subscription to any shares of any class of stock of the Corporation, whether now or hereafter authorized, or to any obligations of the Corporation convertible into stock of the Corporation, issued or sold, nor any right of subscription to any thereof.

     3. (a) Subject to the rights of Holders of any series of preferred stock to elect directors under specified circumstances:

               (i) The number of directors of the Corporation, not less than five nor more than twenty-five, shall be set by the Bylaws; provided that, in the absence of a provision in the Bylaws fixing the number of directors, the number of directors shall be fifteen. The directors shall be divided into three classes as nearly equal in number as possible, with the term of office of directors of the first class to expire at the first annual meeting of the shareholders after their election, that of the second class to expire at the second annual meeting after their election, and that of the third class to expire at the third annual meeting after their election. At each annual meeting after such classification, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting of shareholders and until their respective successors are elected and shall qualify. In the event of any increase or decrease in the number of directors fixed by the Bylaws, all classes of directors shall be increased or decreased as equally as may be possible.

               (ii) Newly-created directorships resulting from an increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled by the affirmative vote of a majority of the directors then in office, whether or not a quorum. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. A director may be removed from office only for cause and only by the affirmative vote of the Holders of not less than two-thirds of each class of the voting stock of the Corporation then outstanding at a meeting called for that purpose.

          (b) The power to adopt, alter, amend or repeal Bylaws is vested in the Board of Directors, which may take such action by the vote of a majority of the directors present and voting at a meeting at which a quorum is present, provided that if, as of the date such action shall occur, there is an Interested Shareholder, such majority must include a majority of the Continuing Directors. The Bylaws may contain any provision respecting the affairs, business, governance or other matters relating to the Corporation not inconsistent with the express provisions of these Articles. Shareholders, by the affirmative vote of the Holders of not less than 80 percent of each class of the voting stock of the Corporation then outstanding, may (i) adopt new Bylaws, or (ii) alter, amend or repeal Bylaws adopted by either the shareholders or the Board, and (iii) prescribe that any Bylaw made by them shall not be altered, amended or repealed by the Board (provided that if the shareholders do not so prescribe, any Bylaw made by them may be altered, amended or repealed by the Board).

          (c) The affirmative vote of the Holders of not less than 80 percent of each class of the voting stock of the Corporation then outstanding shall be required to amend or repeal this Article 3 or adopt any provision of the Articles or Bylaws inconsistent with this Article 3.

          (d)  For purposes of this Article 3:

               (i) "Person" means any individual, firm, corporation or other entity.

               (ii) "Interested Shareholder" means (A) any Person (other than the Corporation, a Subsidiary, or any profit-sharing, employee stock ownership or employee benefit plan of the Corporation or a Subsidiary, or any trustee of or fiduciary with respect to any such plan acting in such capacity) that is the direct or indirect beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 ("`34

Act") the date these Articles first became effective) of five percent or more of the outstanding capital stock of the Corporation entitled to vote for the election of directors, and (B) any Affiliate or Associate of any such Person.

               (iii) "Affiliate" and "Associate" shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the `34 Act as in effect on the date these Articles first became effective.

               (iv) "Subsidiary" means any business entity, 50 percent or more of which is directly or indirectly owned by the Corporation.

               (v) "Continuing Director" means any member of the Board of Directors who is neither an Interested Shareholder nor affiliated with an Interested Shareholder and who was a member of the Board of Directors immediately prior to the time that the Interested Shareholder became an Interested Shareholder.

               (vi) "Holders" means the holders of all classes and series of the capital stock of the Corporation, except as otherwise specifically provided herein.

     4. To the full extent that the laws of the Commonwealth of Virginia, as they now or may hereafter exist, permit the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for any monetary damages.

     5. (a) The Corporation shall indemnify a director or officer of the Corporation who is or was a party to any proceeding, including a proceeding by or in the right of the Corporation, by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise against all liabilities and expenses incurred in the proceeding, except such liabilities and expenses as are incurred because of his willful misconduct or knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursement for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from him to repay the same if it is ultimately determined that he is not entitled to indemnification. Such undertaking shall be an unlimited unsecured general obligation of the director or officer and shall be accepted without reference to his ability to make repayment. The Board of Directors is hereby empowered to contract in advance to indemnify and advance the expenses of any director or officer. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, by itself, create a presumption
---- ----------
that the director or officer did not meet the standard of conduct entitling him to indemnity hereunder.

          (b) The Board of Directors is hereby empowered to cause the Corporation to indemnify and make advances and reimbursement for expenses (or contract in advance for the same) incurred by any person not specified in paragraph (a) of this Article 5 who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in paragraph (a) of this Article.

          (c) The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

          (d) Except as hereinafter provided, all determinations as to the permissibility of indemnification and advances and reimbursement for expenses (including contracts with respect thereto) shall be made by a majority vote of a quorum consisting of directors not at the time parties to the proceeding. In the event such a quorum cannot be obtained to make any determination as to the permissibility of indemnification and advances and reimbursement for expenses with respect to any claim for indemnification (including contracts with respect thereto), or in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act with respect to which indemnification is claimed, such determination shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

          (e) The provisions of this Article shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

          (f) Except to the extent inconsistent with this Article, terms used herein shall have the same meanings assigned them in the Indemnification Article of the Virginia Stock Corporation Act, as now in effect or hereafter amended or replaced. Without limitation, it is expressly understood that reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

     6. (a) Except for any Business Combination, any plan of merger, share exchange, a transaction involving the sale of all or substantially all of the assets of the Corporation other than in the regular course of business and the adoption of any plan of dissolution or liquidation shall be approved by the affirmative vote of a majority of the Holders of all the shares cast on such transaction by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present provided that the transaction has been approved and recommended by at least a majority of the Board of Directors. If such a transaction (excluding a Business Combination) is not so approved and recommended, then the transaction shall be approved by the affirmative vote of the Holders of not less than 80% of each class of the voting stock of the Corporation then outstanding.

          (b) Any Business Combination shall require the affirmative vote of a majority of the Holders of all the shares cast on such transaction by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present if the conditions of either of paragraphs (i) or
(ii) are met:

               (i) The Business Combination has been approved by a vote of a majority of the Board of Directors, including a majority of all the Continuing Directors; or
               (ii) All of the following conditions have been satisfied:

                    (A) The Holders shall receive the aggregate amount of (x) cash and (y) fair market value (as of the date of the consummation of the Business Combination) of consideration other than cash, at least equal to the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' assessing fees) paid by the Interested Shareholder for any shares of such class or series of stock acquired by the Interested Shareholder. However, if the highest preferential amount per share of a series of preferred stock to which the Holders thereof would be entitled in the event of any voluntary or-involuntary liquidation, dissolution or winding up of the affairs of the Corporation (regardless of whether the Business Combination constitutes such an event) is greater than such aggregate amount, Holders of such series of preferred stock shall receive at least the highest preferential amount per share applicable to such series of preferred stock; and

                    (B) The consideration to be received by Holders of any class or series of outstanding common or preferred stock shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class or series of stock. If the Interested Shareholder has paid for shares of any class or series of stock with varying forms of consideration, the form of consideration given for such class or series of stock in the Business Combination shall be either cash or the form used to acquire the largest number of shares of such class or series of stock previously acquired by the Interested Shareholder; and

                    (C) A proxy statement satisfying the requirements of the '34 Act and the rules and regulations thereunder (or any subsequent provisions replacing the '34 Act and such rules and regulations) shall be mailed to the shareholders of the Corporation at least 45 days prior to the holding of any meeting of shareholders of the Corporation to vote upon the Business Combination (whether or not such proxy or information statement is required pursuant to the '34 Act or any subsequent provisions) and shall contain in the forepart thereof in a prominent place any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors may choose to state and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination from the point of view of the Holders of any class or series of voting stock of the Corporation other than the Interested Shareholder (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests and to be paid by the Corporation a reasonable fee for its services upon receipt by the Corporation of such opinion).

          (b) If the provisions of paragraph (a) of this Article 6 have not been satisfied, any Business Combination shall require the affirmative vote of the Holders of at least 80 percent of each class of the voting stock of the Corporation then outstanding. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or in any agreement of the Corporation with any national securities exchange or otherwise.

          (c)  For the purposes of this Article 6:

               (i)  "Business Combination" means any of the following:

                    (A) Any merger or consolidation of the Corporation or any Subsidiary with or into (x) any Interested Shareholder, or (y) any other Corporation which, after such merger or consolidation, would be an Interested Shareholder; or

               (B) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Interested Shareholder of any assets of the Corporation or any Subsidiary when such assets have an aggregate fair market value of $500,000 or more; or

               (C) The issuance or transfer to any Interested Shareholder by the Corporation or any Subsidiary (in one transaction or a series of related transactions) of any equity securities of the Corporation or any Subsidiary where any such equity securities have an aggregate fair market value of $500,000 or more; or

               (D) Any reclassification of securities (including any preferred stock split) or recapitalization of the Corporation or any merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect of directly or indirectly increasing the percentage of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder; or

               (E) Any agreement, contract, or other arrangement providing for any of the transactions described in this definition of a "Business Combination;" or

               (F) The Corporation or any of its Subsidiaries entering into a partnership agreement with any Interested Shareholder.

          (ii) The terms "Person," "Interested Shareholder," "Affiliate," "Associate," "Subsidiary," "Continuing Director" and "Holders," as used in this
Article 6, shall have the meanings and be as defined in Article 3 of these Articles.

          (d) A majority of the Continuing Directors shall have the power to make all determinations with respect to this Article 6, including, without limitation, determining which transactions are Business Combinations, the Persons who are Interested Shareholders, the time at which an Interested Shareholder became an Interested Shareholder, the fair market value of any assets, securities or other property, and whether a Person is an Affiliate or Associate of another, and any such determinations of such Continuing Directors shall be conclusive and binding.

          (e) Nothing contained in this Article 6 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

          (f) Notwithstanding any other provisions of these Articles or of the Bylaws of the Corporation (and in addition to any other vote that may be required by law or the Bylaws of the Corporation), the affirmative vote of the Holders of not less than 80 percent of each class of the voting stock of the Corporation then outstanding shall be required in order to amend or repeal this
Article 6 or adopt any provision inconsistent herewith.

     7. Unless a greater vote is required by law, by these Articles, or by resolution of the Board as a condition to its submission of a proposed amendment to these Articles for shareholder approval, any amendment to these Articles which must be adopted by shareholders shall be so adopted upon being approved by a majority of all the votes cast on the amendment by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group exists.

     8. The Corporation's initial registered office shall be located in the City of Roanoke at 1800 First Union Tower, 10 South Jefferson Street, Roanoke, Virginia 24011. The Corporation's initial registered agent shall be Douglas W. Densmore, whose address is the same as the Corporation's registered office and who is a resident of Virginia and a member of the Virginia State Bar.




                                    BYLAWS

                                      OF

                       Salem Community Bankshares, Inc.

                                SALEM, VIRGINIA



                             Adopted July 17, 1999

                            ARTICLE I. SHAREHOLDERS

     SECTION 1.1.  Annual Meeting. The annual meeting of the shareholders to
                   --------------
elect directors and for the transaction of such other business as may properly come before the meeting shall be held on the fourth Tuesday of April of each year or, if such date falls on a legal holiday, the next business day.

     SECTION 1.2.  Special Meetings. Special meetings of shareholders may be
                   ----------------
called by the Chairman of the Board of Directors, the President or by a majority of the Board of Directors. Business transacted at all special meetings shall be confined to the purpose(s) stated in the notice.

     SECTION 1.3.  Place of Meeting. The Board of Directors (the "Board") may
                   ----------------
designate any place inside or outside Virginia for any annual or special meeting of the shareholders. If no designation is made, the meeting will be at the principal office of the Corporation.

     SECTION 1.4.  Notice of Meeting. Except as otherwise required by the
                   -----------------
Virginia Stock Corporation Act, as now in effect or hereafter from time to time amended (the "Act"), written notice stating the time and location of the meeting, and, in case of a special meeting, the purpose(s) of the meeting, shall be delivered not less than ten nor more than sixty days before the meeting date, either personally or by mail, to each shareholder of record entitled to vote at such meeting. If mailed, the notice will be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the shareholder at his address as it appears on the stock transfer books of the Corporation.

     SECTION 1.5.  Closing of Transfer Books or Fixing of Record Date. For the
                   --------------------------------------------------
purpose of determining shareholders entitled to notice of or vote at any shareholders' meeting, or any adjournment thereof, or entitled to receive payment of any dividend, or in order to determine shareholders for any other proper purpose, the Board may close the stock transfer books for a stated period not to exceed seventy days. If the stock transfer books are closed to determine shareholders entitled to notice of or vote at a shareholders' meeting, such books shall be closed for at least ten days immediately preceding such meeting. In lieu of closing the stock transfer books, the Board may fix in advance a date as the record date for a determination of shareholders, such date to be not more than seventy days, and in case of a shareholders' meeting, not less than ten days, prior to the date on which the particular action requiring a determination of shareholders is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or vote at a shareholders' meeting, or shareholders entitled to receive payment of a dividend, the day before the notice of the meeting is mailed or the date on which the resolution of the Board declaring such dividend is adopted, as the case may be, shall be the record date for the determination of shareholders. Any determination of shareholders entitled to vote at a shareholders' meeting made as provided in this Section shall apply to any adjournment thereof, unless the Board fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

     SECTION 1.6.  Presiding Officer and the Secretary. The President, or, in
                   -----------------------------------
his absence, an officer designated by the Board, shall preside at all shareholder meetings, and the Secretary shall serve as secretary. Otherwise, a chairman or secretary shall be elected by a majority vote of the shareholders present to act in the absence of those officers.

     SECTION 1.7.  Voting Lists. The Secretary or other person having charge of
                   ------------
the stock transfer books of the Corporation shall make, at least ten days before each shareholders' meeting, a complete list of the shareholders entitled to vote at such meeting, or any adjournment thereof, with the address of and the number of shares held by each, which list, for a period of ten days prior to such meeting, shall be kept on file at the registered office of the Corporation and shall be subject to inspection by any shareholder at any time during usual business hours, subject to any limitations on such right provided by the Act or other provisions of law. Such list shall also be produced and kept open at the time and place of the meeting for inspection by any shareholder during the whole time of the meeting for the purposes thereof. The original stock transfer book is prima facie evidence as to the shareholders who are entitled to examine such
   ----- -----
list or transfer books or to vote at any shareholders' meeting.

     SECTION 1.8.  Quorum. Unless otherwise provided in the Corporation's
                   ------
Articles of Incorporation (the "Articles"), a majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a shareholders' meeting. If less than a quorum is present at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the original meeting. If a quorum exists, action on a matter by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the vote of a greater number is required by the Act or the Articles, and except that in the election of directors those receiving the greatest number of votes cast by the shares entitled to vote shall be deemed elected, even though not receiving a majority.

  SECTION 1.9.  Proxies. At all meetings of shareholders, a shareholder may vote
                -------
by proxy executed in writing by the shareholder or by his duly authorized attorney in fact. Such proxy shall be filed with the Secretary before or at the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

  SECTION 1.10  Action by Shareholders Without a Meeting. Any action required to
                ----------------------------------------
be taken at a meeting of the shareholders of the Corporation, or any action which may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

     SECTION 1.11  Shareholder Proposals. No business shall be transacted at any
                   ---------------------
meeting of shareholders, except such business as shall be (a) specified in the notice of meeting given as provided in Section 1.4 of this Article I; (b) otherwise brought before the meeting by or at the direction of the Board; or (c) otherwise brought before the meeting by a shareholder of record of the Corporation entitled to vote at the meeting in compliance with the procedure set forth in this Section 1.11. For business to be brought before a meeting by a shareholder pursuant to (c) above, the shareholder must have given timely notice in writing to the President of the Corporation. To be timely, a shareholder's notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than sixty days nor more than ninety days prior to the meeting; provided, however, in the event that less than seventy days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting or such public disclosure was made. Notice shall be deemed to have been given more than seventy days in advance of an annual meeting of shareholders if the annual meeting is called on the date indicated by Section 1.1 of this Article I without regard to when public disclosure thereof is made. Notice of actions to be brought before a meeting pursuant to (c) above shall set forth, as to each matter the shareholder proposes to bring before the meeting: a brief description of the business desired to be brought before the meeting and the reasons for bringing such business before the meeting; and as to the shareholder giving the notice, (i) the name and address, as they appear on the Corporation's books, of such shareholder, (ii) the classes and number of shares of the Corporation which are owned of record and beneficially by such shareholder, and (iii) any material interest of such shareholder in such business other than his interest as a shareholder of the Corporation. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted on a shareholder proposal or nomination except in accordance with the provisions set forth in this Section 1.11. The requirements of this Section are in addition to any other requirements established by law and do not impair the effect of the requirements of Section
1.2 of these Bylaws relating to business permitted to be transacted at special shareholders' meetings. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that any business was not properly brought before the meeting in accordance with the provisions prescribed by these Bylaws and, if he should so determine, he shall so declare to the meeting and any such business not so properly brought before the meeting shall not be transacted.

                         ARTICLE II. BOARD OF DIRECTORS

     SECTION 2.1.  General Powers. The business and affairs of the Corporation
                   --------------
shall be managed and administered by the Board of Directors. Except as limited by the Act, all corporate powers shall be vested in and exercised by the Board.

     SECTION 2.2.  Number, Tenure and Qualifications. The number of directors of
                   ---------------------------------
the Corporation shall be at least five and no more than twenty-five. The number of directors may be increased or decreased from time to time by amendment of these Bylaws within the variable range established by the Articles. At each annual meeting of shareholders, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting and until their successors shall have been elected and qualify.

     SECTION 2.3.  Regular Meetings. A meeting of the Board shall be held
                   ----------------
immediately after each annual meeting of shareholders without notice other than that given by these Bylaws, at which meeting there shall be elected at least a Chairman of the Board, or a President, a Secretary and a Treasurer, who shall hold such offices until the first meeting of the Board following the next annual meeting of shareholders and until their successors shall be elected and qualify or until their earlier resignation or removal. Regular meetings of the Board shall be held as provided by resolution of the Board.

     SECTION 2.4.  Special Meetings. Special meetings of the Board may be called
                   ----------------
by or at the request of the Chairman, the President or by a majority of the Board. The person or persons calling a special meeting of the Board may fix any place inside or outside Virginia as the place for holding that special meeting.

     SECTION 2.5.  Action by Directors Without a Meeting; Telephonic Attendance.
                   ------------------------------------------------------------
Any action of the Board, or of any committee of the Board, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors, or by all of the members of the committee, as the case may be. Directors may participate in meetings of the Board and committees of the Board by, and such meetings may be conducted through, the use of any means of communication by which all directors participating may simultaneously hear each other during the meeting. Directors so participating are deemed to be present in person at the meeting and will be counted in determining whether a quorum is present.

     SECTION 2.6.  Notice. Notice of any special meeting (which notice need not
                   ------
state the purpose of or business to be conducted at the meeting) shall be given by written notice delivered personally or mailed to each director at his business address, or by telephone, facsimile or telegram. If notice is by personal delivery, facsimile or telephone, the delivery, facsimile transmission or telephone call shall be at least two days prior to the special meeting. If notice is given by mail or telegram, such notice shall be deposited in the United States mail, postage prepaid, addressed to each director at his business address or delivered to the telegraph company, as the case may be, at least five days prior to the special meeting.

     SECTION 2.7.  Quorum. Except as may otherwise be provided in the Articles
                   ------
or in these Bylaws, a majority of the full Board or of the full membership of any committee thereof shall constitute a quorum for the transaction of business at any meeting of the Board or such committee, as the case may be. If less than such majority is present at a meeting, a majority of directors present may adjourn the meeting from time to time without further notice.

     SECTION 2.8.  Committees. By resolution, the Board shall designate from
                   ----------
among Board members an Executive Committee, which shall include the President and the Chairman of the Board, which shall exercise all of the authority of the Board except as limited by law, the Articles or the Board itself. The Board may designate from among its members other committees for such purposes and with such powers as the Board may determine. All committees shall keep regular minutes of their meetings and shall report their actions to the Board at its next regular meeting.

     SECTION 2.9.  Manner of Acting. The act of the majority of the directors
                   ----------------
present at a meeting at which a quorum is present shall be the act of the Board or any committee thereof, unless the Articles or these Bylaws require the vote of a greater number of directors.

     SECTION 2.10.  Vacancies. Any vacancy occurring on the Board, including a
                    ---------
vacancy resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board. If a vacancy is filled by the shareholders, a vacant office held by a director elected by a voting group of shareholders shall be filled by a vote of only the holders of that voting group.

     SECTION 2.11.  Compensation. Payment to the directors for the expense, if
                     -----------
any, of attendance at meetings of the Board, and of a fixed sum for attendance at meetings of the Board or a stated salary as director may be authorized by Board resolution. Members of special or standing committees may be authorized by Board resolution to receive like compensation for attending meetings.

     SECTION 2.12.  Retirement. Except for Members of the Board serving as such
                    ----------
on July 17, 1999, no person shall stand for election or re-election to the Board who has reached the age of 75 years prior to the date of the regular annual meeting of the shareholders at which an election of directors is held, and no person who has reached the age of 75 years may be elected to fill a vacancy on or as an addition to the Board.

     SECTION 2.13.  Honorary Directors. The Board shall not appoint any Honorary
                    ------------------
Director, Honorary Chairman, Honorary President, or Honorary Officer.

                             ARTICLE III. OFFICERS

     SECTION 3.1.  Generally. The officers of the Corporation shall include a
                   ---------
President, a Secretary and a Treasurer. Except as provided in these Bylaws, all such officers shall be elected by the Board of Directors. Any one or more offices may be held by the same person.

     SECTION 3.2.  President. The Board shall appoint a President of the
                   ---------
Corporation to serve at the pleasure of the Board. The President shall supervise the carrying out of the policies adopted or approved by the Board and shall be the Chief Executive Officer of the Corporation. The President shall have general executive powers, as well as the specific powers conferred by these Bylaws. The President shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board.

     SECTION 3.3.  Secretary. The Board shall appoint a Secretary to serve at
                   ---------
the pleasure of the Board. The Secretary shall: (a) keep the minutes of the shareholders', Board and committee meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws and as required by law; (c) be custodian of the corporate records and the Corporation's seal and see that the Corporation's seal is affixed to all documents for which it is required; (d) sign with the President or other designated officer stock certificates of the Corporation issued as authorized by resolution of the Board; (e) have general charge of the stock transfer books and shareholder list of the Corporation; and (f) in general perform all duties incident to the office of Secretary and such other duties as may from time to time be assigned to him by the President or the Board.

     SECTION 3.4.  Treasurer. The Board shall appoint a Treasurer, and if
                   ---------
required by the Board, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board shall determine. He shall: (a) have charge and custody of and be responsible for all funds and securities of the Corporation; (b) receive and give receipts for monies due and payable to the Corporation from any source whatsoever, and deposit all such monies in the name of the Corporation in such banks, trust companies or other depositories as shall be selected by the Board; and (c) in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President or the Board.

     SECTION 3.5.  Other Officers. The Board may appoint one or more Vice
                   --------------
Presidents (including Senior Vice Presidents, Assistant Vice Presidents and the like), one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers and assistant officers as it deems appropriate to transacting the business of the Corporation. Such officers shall exercise such powers and perform such duties as pertain to their offices or are assigned to them by the President, any other superior officer or the Board. The Board may by resolution authorize any duly appointed officer to appoint one or more officers or assistant officers.

     SECTION 3.6.  Removal. Any officer or agent may be removed by the Board at
                   -------
any time, with or without cause, whenever the Board in its sole discretion shall consider that the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer or agent appointed by another officer may be removed at any time, with or without cause, by the Board or by such appointing officer whenever the Board or such appointing officer, in its or his sole discretion, shall consider that the best interests of the Corporation shall be served thereby.

     SECTION 3.7.  Vacancies. The Board may fill any vacancy occurring in the
                   ---------
offices of the Corporation at any regular meeting of the Board or at a special meeting of the Board called for that purpose. An officer elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

     SECTION 3.8.  Salaries. The salaries of the officers shall be fixed from
                   --------
time to time by the Board. The President, or any other officer duly authorized by the Board or the President, may fix the salaries of the employees who are not officers, subject to the approval of the Board.

               ARTICLE IV. STOCK CERTIFICATES AND THEIR TRANSFER

     SECTION 4.1.  Certificates for Shares. The Board will determine the form of
                   -----------------------
certificates representing shares of the Corporation. Such certificates shall bear the signature (or a facsimile thereof if such certificates are countersigned by an appropriate party in accordance with the Act) of the President or a Vice President and the Secretary or an Assistant Secretary and shall bear the corporate seal or a facsimile thereof. All stock certificates shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, and the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation. All certificates surrendered to the Corporation for transfer shall be canceled, and no new certificates will be issued until the former certificate for a like number of shares has been surrendered and canceled, except that a replacement for a lost, destroyed or mutilated certificate may be issued upon such terms and indemnity to the Corporation as the Board prescribes. No stock certificate will be issued, and no dividend payment will be made, for fractional shares of common stock.

     SECTION 4.2.  Transfer of Shares. Transfer of shares shall be made only on
                   ------------------
the stock transfer books of the Corporation by the holder of record or by his legal representative, who must furnish evidence of authority satisfactory to the Corporation, and on surrender for cancellation of the certificate for such shares. The Corporation may treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly is not bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have notice thereof, except as expressly provided by the laws of the Commonwealth of Virginia.

                          ARTICLE V. CONTRACTS, LOANS,
                              CHECKS AND DEPOSITS

     The President shall have by virtue of his office "full signing authority" and shall have the power to sign, countersign, attest, affix the corporate seal, to acknowledge, endorse, guarantee signatures upon and deliver checks, drafts, agreements, contracts, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other documents, securities, chases in action and instruments of every kind and description on behalf of the Corporation in its corporate or any fiduciary capacity. The President shall be authorized to grant in writing to individual officers and employees signing authority on behalf of the Corporation in its corporate or any fiduciary capacity, limited as he in his discretion deems necessary.


                         ARTICLE VI. BOOKS AND RECORDS

     The Board shall determine from time to time whether, and, if allowed, when and under what conditions and regulations, the accounts and books of the Corporation (except such as may by statute be specifically opened to inspection), or any of them, shall be opened to the inspection of the shareholders, and the shareholders' rights in this respect are and shall be restricted and limited accordingly.

                               ARTICLE VII. SEAL

     The Board may authorize the use of a corporate seal, but failure to use the seal shall not affect the validity of any instrument. The use of a facsimile of a seal, or the affixing of a scroll by way of a seal, or the execution of a document containing words importing a sealed document shall be of the same force as if actually sealed by physically affixing an impression of a seal.

                         ARTICLE VIII. WAIVER OF NOTICE

  Whenever any notice is required to be given to any shareholder or director of the Corporation under the provisions of these Bylaws, the Articles or the Act, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance at or participation in any shareholders' meeting by a shareholder, or at any Board or Board committee meeting by a director, waives any required notice unless objection is timely made as provided by the Act.

(SEAL)                      __________________________________
                              Secretary

                                  APPENDIX C

                                 VIRGINIA CODE

                                 Section 13.1.
                                 Corporations.

                                   Chapter 9.
                        Virginia Stock Corporation Act.

                                  Article 15.
                              Dissenters' Rights.

(S) 13.1-729. Definitions.

In this article:

"Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

"Dissenter" means a shareholder who is entitled to dissent from corporate action under (S) 13.1-730 and who exercises that right when and in the manner required by (S)(S) 13.1-732 through 13.1-739.

"Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

"Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

"Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

"Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

"Shareholder" means the record shareholder or the beneficial shareholder.
History

(S) 13.1-730. Right to dissent.

A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

1. Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by (S) 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under (S) 13.1-719;

2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

1. The articles of incorporation of the corporation issuing such shares provide otherwise;

2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

a. Cash;

b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

c. A combination of cash and shares or membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in
(S) 13.1-725.

D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

1. The proposed corporate action is abandoned or rescinded;

2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

3. His demand for payment is withdrawn with the written consent of the corporation.

E. Notwithstanding any other provision of this article, no shareholder of a corporation located in a county having a county manager form of government and which is exempt from income taxation under (S) 501 (c) or (S) 528 of the Internal Revenue Code and no part of whose income inures or may inure to the benefit of any private share holder or individual shall be entitled to dissent and obtain payment for his shares under this article.

(S) 13.1-731. Dissent by nominees and beneficial owners.

A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

(S) 13.1-732. Notice of dissenters' rights.

A. If proposed corporate action creating dissenters' rights under (S) 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

B. If corporate action creating dissenters' rights under (S) 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in (S) 13.1-734.

(S) 13.1-733. Notice of intent to demand payment.

A. If proposed corporate action creating dissenters' rights under (S) 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

B.  A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

(S) 13.1-734. Dissenters' notice.

A. If proposed corporate action creating dissenters' rights under (S) 13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of (S) 13.1-733.

B.  The dissenters' notice shall:

1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

5. Be accompanied by a copy of this article.

(S) 13.1-735. Duty to demand payment.

A. A shareholder sent a dissenters' notice described in (S) 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to subdivision 3 of subsection B of (S) 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

(S) 13.1-736. Share restrictions.

A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

(S) 13.1-737. Payment.

A. Except as provided in (S) 13.1-738, within thirty days after receipt of a payment demand made pursuant to (S) 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

B.  The payment shall be accompanied by:

1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

3. A statement of the dissenters' right to demand payment under (S) 13.1-739;
and

4. A copy of this article.

(S) 13.1-738. After-acquired shares.

A. A corporation may elect to withhold payment required by (S) 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under (S) 13.1-739.

(S) 13.1-739. Procedure if shareholder dissatisfied with payment or offer.

A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under (S) 13.1-737), or reject the corporation's offer under (S) 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under (S) 13.1-737 or offered under (S) 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

(S) 13.1-740. Court action.

A. If a demand for payment under (S) 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under (S) 13.1-738.

(S) 13.1-741. Court costs and counsel fees.

A. The court in an appraisal proceeding commenced under (S) 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under
(S) 13.1-739.

B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of
(S)(S) 13.1-732 through 13.1-739; or

2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

D. In a proceeding commenced under subsection A of (S) 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Officers and Directors

     The Registrant's Articles of Incorporation implement the provisions of the Virginia Stock Corporation Act (the "Virginia SCA"), which provide for the indemnification of Registrant's directors and officers in a variety of circumstances that may include indemnification for liabilities under the Securities Act of 1933. Under sections 13.1-697 and 13.1-702 of the Virginia SCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Registrant's Articles of Incorporation require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them be reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. The Registrant also carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act of 1933. In addition, the Virginia SCA and the Registrant's Articles of Incorporation eliminate the liability of a director or officer of the Registrant in a shareholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Sections 13.1-692.1 and 13.1-696 to -704 of the Virginia SCA are hereby incorporated herein by reference.

Item 21.  Exhibits and Financial Statement Schedules

       (a)  Exhibits

2      Plan and Agreement of Share Exchange (attached to the Prospectus as
       Appendix A)

3(i) Articles of Incorporation of Salem Community Bankshares (included in Appendix B, attached to the Prospectus)

3(ii) Bylaws of Salem Community Bankshares (included in Appendix B, attached to the Prospectus)

5      Legal Opinion and consent of Flippin, Densmore, Morse & Jessee

8      Tax Matters Opinion of Flippin, Densmore, Morse & Jessee

10     Material Contracts*

11     Statement re Computation of Per Share Earnings*

13     Annual or Quarterly Reports, Form 10-Q*

21     Subsidiaries of the Registrant

23(a)  Consent of KPMG LLP

23(b)  Consent of Flippin, Densmore, Morse & Jessee included in Exhibit 5 above

27     Financial Data Schedule*

99   Form of Proxy

*    To be filed by amendment

     (b)  Financial Statement Schedules - Not Applicable


Item 22.  Undertakings

     (a)  The undersigned Registrant hereby undertakes as follows:

     1 That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     2 That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     3 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of the post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of ______________, Commonwealth of Virginia, on ___________________, 2000.

                         SALEM COMMUNITY BANKSHARES, INC. (Registrant)

                         By: /s/ Clark Owen, Jr.
                             ---------------------
                               Clark Owen, Jr., President and
                               Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on _________________________, 2000.


     Signature                   Title
/s/ Clark Owen, Jr.              President, Chief Executive Officer,
-------------------------        and Director (Principal Executive Officer)
Clark Owen, Jr.


/s/ Carl E. Tarpley, Jr.         Executive Vice President and Treasurer, and Director
-------------------------        (Principal Financial and Accounting Officer)
Carl E. Tarpley, Jr.


/s/ Eugene M. Bane, Jr.          Director
--------------------------
Eugene M. Bane, Jr.


/s/ Truman R. Dorton             Director
--------------------------
Truman R. Dorton

/s/ Morris A. Elam               Director
-------------------------
Morris A. Elam


/s/ H. Morgan Griffith           Director
-------------------------
H. Morgan Griffith


/s/ Rose M. Hagen                Director
-------------------------
Rose M. Hagen


/s/ Carlos B. Hart               Director
--------------------------
Carlos B. Hart


/s/ Walter A. Hunt               Chairman of the Board, and Director
--------------------------
Walter A. Hunt


/s/ Gladys C. O'Brien            Director
--------------------------
Gladys C. O'Brien

                                 EXHIBIT INDEX

Exhibit
Number                          Exhibit


2      Plan and Agreement of Share Exchange (attached to the Prospectus as
       Appendix A)

3(i) Articles of Incorporation of Salem Community Bankshares (included in Appendix B, attached to the Prospectus)

3(ii) Bylaws of Salem Community Bankshares (included in Appendix B, attached to the Prospectus)

5      Legal Opinion and consent of Flippin, Densmore, Morse & Jessee

8      Tax Matters Opinion of Flippin, Densmore, Morse & Jessee

10     Material Contracts*

11     Statement re Computation of Per Share Earnings*

13     Annual or Quarterly Reports, Form 10-Q*

21     Subsidiaries of the Registrant

23(a)  Consent of KPMG LLP

23(b) Consent of Flippin, Densmore, Morse & Jessee (included in Exhibit 5 above)

27     Financial Data Schedule*

99     Form of Proxy